                                             Exhibit 4.1

EXECUTION

REVOLVING CREDIT FACILITY AGREEMENT

ZAR6,000,000,000

for

SIBANYE STILLWATER LIMITED
(as Company)

arranged by

NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION)
(as Global Coordinator, Bookrunner, Mandated Lead Arranger and Sustainability Coordinator)

and

FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)
(as Global Coordinator, Bookrunner, Mandated Lead Arranger and Sustainability Coordinator)

with

NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION)
(as Agent)

with

NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION)
(as Sustainability Agent)

CONTENTS

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THIS AGREEMENT is entered into between:
(1)SIBANYE STILLWATER LIMITED (the Company);
(2)THE SUBSIDIARIES of the Company listed in Part 1 of Schedule 1 as original borrowers;
(3)THE SUBSIDIARIES of the Company listed in Part 1 of Schedule 1 as original guarantors;
(4)NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION) and FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION) as global coordinators and bookrunners (the Coordinators);
(5)NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION), FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION), ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION) and THE STANDARD BANK OF SOUTH AFRICA LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION) as mandated lead arrangers (the Arrangers);
(6)NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION) and FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION) as sustainability coordinators (the Sustainability Coordinators);
(7)THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 as lenders (the Original Lenders);
(8)NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION) as agent of the other Finance Parties (the Agent); and
(9)NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION) as sustainability agent (the Sustainability Agent).
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement:
1.1.1Acceptable Bank means any of the Original Lenders which is a registered bank in South Africa or a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;
1.1.2Accordion Increase Amount means, in respect of an Accordion Increase Request, the amount of the increase in the Commitments requested in that Accordion Increase Request;
1.1.3Accordion Increase Confirmation means a confirmation substantially in the form set out in Schedule 12 (Form of Accordion Increase Confirmation);

1.1.4Accordion Increase Date has the meaning given to that term in Clause 2.2 (Accordion option);
1.1.5Accordion Increase Lender has the meaning given to that term in Clause 2.2 (Accordion option);
1.1.6Accordion Increase Request means a request substantially in the form set out in Schedule 11 (Form of Accordion Increase Request);
1.1.7Accession Letter means a document substantially in the form set out in Schedule 6 (Form of Accession Letter);
1.1.8Accounting Principles means the IFRS as adopted by the International Accounting Standards Board, to the extent applicable to the relevant Financial Statements;
1.1.9Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 26 (Change of Obligors);
1.1.10Additional Guarantor means any company which becomes an Additional Guarantor in accordance with Clause 26 (Change of Obligors);
1.1.11Additional Obligor means an Additional Borrower or an Additional Guarantor;
1.1.12Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;
1.1.13Annual Financial Statements means the audited financial statements for a Financial Year delivered pursuant to Clause 21.1.1;
1.1.14Applicable Inter-company Loans means inter-company loans which are fully subordinated to the liabilities of the Obligors under the Finance Documents and are between Obligors;
1.1.15Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;
1.1.16Availability Period means the period from and including the Effective Date and ending on the earlier of:
1.1.16.1the date on which the Facility is cancelled; and
1.1.16.2the date falling 1 (one) month prior to the Termination Date;
1.1.17Available Commitment means a Lender’s Commitment minus:
1.1.17.1the amount of its participation in any outstanding Loans; and
1.1.17.2in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,
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other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date;
1.1.18Available Facility means the aggregate for the time being of each Lender’s Available Commitment;
1.1.19Baseline Performance Figure means, in respect of each Sustainability KPI, the baseline performance figure for such Sustainability KPI to be agreed by the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinator, as evidenced in the Sustainability Memorandum;
1.1.20Borrower means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 26 (Change of Obligors);
1.1.21Break Costs means the amount (if any) by which:
1.1.21.1the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
1.1.21.2the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;
1.1.22Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Johannesburg;
1.1.23Code means the US Internal Revenue Code of 1986;
1.1.24Commitment means:
1.1.24.1in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Accordion option); and
1.1.24.2in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Accordion option), to the extent not cancelled, reduced or transferred by it under this Agreement;
1.1.25Companies Act means the Companies Act, 2008 of South Africa and all regulations promulgated under that Act;
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1.1.26Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate);
1.1.27Confidential Information means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
1.1.27.1any member of the Group or any of their respective advisers; or
1.1.27.2another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
1.1.27.3information that:
1.1.27.3.1is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidential Information); or
1.1.27.3.2is identified in writing at the time of delivery as non-confidential by any member of the Group or any of their respective advisers; or
1.1.27.3.3is known by that Finance Party before the date the information is disclosed to it in accordance with Clause 1.1.27.1 or 1.1.27.2 or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
1.1.27.3.4relates to any Funding Rate;
1.1.28Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent;
1.1.29Consolidated EBITDA has the meaning given to that term in Clause 22.1 (Financial Definitions);
1.1.30Covenant Adjustment Period means the period from and including the Effective Date up to and including 31 December 2025;
1.1.31Default means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the
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making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;
1.1.32Defaulting Lender means any Lender:
1.1.32.1which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ Participation);
1.1.32.2which has otherwise rescinded or repudiated a Finance Document; or
1.1.32.3with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of Clause 1.1.32.1:
1.1.32.4its failure to pay is caused by:
1.1.32.4.1administrative or technical error; or
1.1.32.4.2a Disruption Event; and
payment is made within 5 (five) Business Days of its due date; or
1.1.32.5the Lender is disputing in good faith whether it is contractually obliged to make the payment in question;
1.1.33Disruption Event means either or both of:
1.1.33.1a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
1.1.33.2the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
1.1.33.3from performing its payment obligations under the Finance Documents; or
1.1.33.4from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;
1.1.34Distribution means any payment (whether in cash or in specie) by way of interest or principal (whether in respect of a loan or otherwise), dividend, fee, royalty or other
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distribution or payment of whatsoever nature and howsoever arising by or on behalf of (i) a company to or for the account of its shareholders or any holder of any of its securities; or (ii) a trust to or for the account of its beneficiaries or any other person;
1.1.35DRDGold means DRDGOLD Limited;
1.1.36EBITDA has the meaning given to that term in Clause 22.1 (Financial Definitions);
1.1.37Effective Date means the date of the notice given by the Agent to the Company pursuant to Clause 4.1 (Initial conditions precedent);
1.1.38Encumbrance means:
1.1.38.1any mortgage, bond, notarial bond, pledge, lien, assignment or cession conferring security, hypothecation, a security interest, preferential right or trust arrangement or other encumbrance of the like securing any obligation of any person; or
1.1.38.2any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; or
1.1.38.3any other type of preferential agreement or arrangement (including any title transfer and retention arrangement), the effect of which is the creation of a security interest;
1.1.39Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
1.1.39.1air (including, without limitation, air within natural or man-made structures, whether above or below ground);
1.1.39.2water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
1.1.39.3land (including, without limitation, land under water);
1.1.40Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;
1.1.41Environmental Law means any applicable law or regulation which relates to:
1.1.41.1the pollution or protection of the Environment;
1.1.41.2the conditions of the workplace; or
1.1.41.3the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste;
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1.1.42Environmental Permit means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Obligors conducted on or from the properties owned or used by the Obligors;
1.1.43EPL means Eastern Platinum Proprietary Limited incorporated under the laws of South Africa with registration number 1987/070294/07;
1.1.44ERISA means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated thereunder, as the same may be in effect at such date;
1.1.45ERISA Affiliate means any person that for purposes of Title I and Title IV of ERISA and section 412 of the Code is treated as a single employer with any Obligor under section 414 of the Code or section 4001 of ERISA;
1.1.46Eskom means Eskom Holdings SOC Limited;
1.1.47Event of Default means any event or circumstance specified as such in Clause 24 (Events of Default);
1.1.48Existing Facility means the revolving credit facility made available to the Original Borrowers pursuant to a ZAR5,500,000,000 (five billion five hundred million Rand) revolving credit facility agreement entered into between amongst others, the Original Obligors, Absa Bank Limited (acting through its Corporate and Investment Banking division), Nedbank Limited (acting through its Nedbank Corporate and Investment Banking division), The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking division), FirstRand Bank Limited (acting through its Rand Merchant Bank division) and Bank of China Limited, Johannesburg Branch dated 25 October 2019 as amended and restated from time to time and to which State Bank of India has acceded;
1.1.49Existing Facility Repayment Amount means the amount required by the Original Borrowers to fund the prepayment or repayment (as the case may be) of any amounts owing under the Existing Facility in full;
1.1.50Extension Confirmation means a confirmation substantially in the form set out in Schedule 13 (Form of Extension Confirmation);
1.1.51Facility means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility);
1.1.52Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 (five) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;
1.1.53Fallback Interest Period means a period of 1 (one) week;
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1.1.54FATCA means:
1.1.54.1sections 1471 to 1474 of the Code or any associated regulations;
1.1.54.2any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in Clause 1.1.54.1; or
1.1.54.3any agreement pursuant to the implementation of any treaty, law or regulation referred to in Clauses 1.1.54.1 or 1.1.54.2 with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;
1.1.55FATCA Application Date means:
1.1.55.1in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
1.1.55.2in relation to a “passthru payment” described in section 1471(d)(7) of the Code or a “withholdable payment” described in section 1473(1)(A)(ii) of the Code not falling within Clause 1.1.55.1, the first date on which such payment may become subject to a deduction or withholding required by FATCA;
1.1.56FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA;
1.1.57FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction;
1.1.58Fee Letter means any letter or letters dated on or about the Signature Date between any Finance Party and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 13 (Fees);
1.1.59Finance Document means this Agreement, any Fee Letter, the Funds Flow Confirmation Letter, an Accordion Increase Request, an Accordion Increase Confirmation, any Accession Letter, an Extension Request, the Initial Extension Request, the Second Extension Request, the Sustainability Memorandum, any Resignation Letter and any other document designated as such by the Agent and the Company;
1.1.60Finance Lease means any lease or hire purchase contract, a liability under which would, in accordance with the International Financial Reporting Standards, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with the Accounting Principles in force prior to 1 January 2019 (namely before implementation of IFRS16), have been treated as an operating lease);
1.1.61Finance Party means the Agent, the Sustainability Agent, the Coordinators, the Sustainability Coordinators, the Arrangers or a Lender;
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1.1.62Financial Half Year has the meaning given to that term in Clause 22.1 (Financial Definitions);
1.1.63Financial Indebtedness means (without double counting) any indebtedness for or in respect of:
1.1.63.1moneys borrowed or credit granted;
1.1.63.2any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
1.1.63.3any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
1.1.63.4the amount of any liability in respect of any Finance Lease;
1.1.63.5receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);
1.1.63.6any amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either:
1.1.63.6.1used primarily as a method of raising credit; or
1.1.63.6.2not made in the ordinary course of business;
1.1.63.7any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;
1.1.63.8any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
1.1.63.9any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
1.1.63.10any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
1.1.63.11the amount raised by the issue of redeemable shares or any other share that requires mandatory payment of a Distribution, to the extent such shares are redeemable or such Distribution is payable, prior to the Termination Date; and
1.1.63.12the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in Clauses 1.1.63.1 to 1.1.63.11;
1.1.64Financial Quarter has the meaning given to that term in Clause 22.1 (Financial Definitions);
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1.1.65Financial Statements means any financial statements referred to in Clause 21.1 (Financial Statements);
1.1.66Financial Year has the meaning given to that term in Clause 22.1 (Financial Definitions);
1.1.67Finnish Companies Act means the Finnish Companies Act (in Finnish: osakeyhtiölaki, 624/2006, as amended);
1.1.68Finnish Obligor means an Obligor that is incorporated or organised under the laws of Finland;
1.1.69FMG Facility Agreement means the written guarantee facility agreement entered into on or about 26 July 2024 between the Company and SMBC Bank International PLC;
1.1.70Franco-Nevada Loan means the loan owing by Ezulwini Mining Company to Franco-Nevada GLW Holdings Corp., Gold Wheaton Gold Corp., Franco Nevada (Barbados) Corporation (previously known as Gold Wheaton (Barbados Corporation) and/or any one or more of their respective affiliates;
1.1.71Franco-Nevada Loan Agreement means a written gold purchase agreement dated 5 November 2009 concluded amongst Ezulwini Mining Company and Franco-Nevada GLW Holdings Corp., Gold Wheaton Gold Corp. and Franco-Nevada (Barbados) Corporation (previously known as Gold Wheaton (Barbados Corporation) pursuant to which the Franco-Nevada Loan is made available to Ezulwini Mining Company;
1.1.72Funds Flow Confirmation Letter means the written letter agreement entered into between the Finance Parties and the Company, pursuant to which certain matters regarding the payments in respect of the first Utilisation are regulated;
1.1.73Funding Rate means any individual rate notified by a Lender to the Agent pursuant to Clause 12.5 (Cost of Funds);
1.1.74Group means the Company and its Subsidiaries for the time being;
1.1.75Group Structure Chart means the group structure chart in agreed form showing at least the following information:
1.1.75.1each member of the Group, including current name and company registration number, its jurisdiction of incorporation and/or its jurisdiction of establishment;
1.1.75.2a list of shareholders of each member of the Group; and
1.1.75.3indicating whether it is not a company with limited liability;
1.1.76Guarantor means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 26 (Change of Obligors);
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1.1.77Guarantor Threshold Test has the meaning given to that term in Clause 8.3 (Guarantor Threshold Test);
1.1.78Historic Screen Rate means, in relation to any Loan, the most recent applicable Screen Rate for Rand and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 3 (three) days before the Quotation Day;
1.1.79Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary;
1.1.80IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant Financial Statements;
1.1.81Impaired Agent means the Agent at any time when:
1.1.81.1it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
1.1.81.2the Agent otherwise rescinds or repudiates a Finance Document;
1.1.81.3(if the Agent is also a Lender) it is a Defaulting Lender under Clause 1.1.32.1or 1.1.32.2 or 1.1.32.3 of the definition of “Defaulting Lender”; or
1.1.81.4an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of Clause 1.1.81.1:
1.1.81.5its failure to pay is caused by:
1.1.81.5.1administrative or technical error; or
1.1.81.5.2a Disruption Event; and
1.1.81.6payment is made within 5 (five) Business Days of its due date; or
1.1.81.7the Agent is disputing in good faith whether it is contractually obliged to make the payment in question;
1.1.82Impaired Sustainability Agent means the Sustainability Agent at any time when:
1.1.82.1the Sustainability Agent otherwise rescinds or repudiates a Finance Document;
1.1.82.2(if the Sustainability Agent is also a Lender) it is a Defaulting Lender under any of Clause 1.1.32.1 to 1.1.32.3 of the definition of “Defaulting Lender”; or
1.1.82.3an Insolvency Event has occurred and is continuing with respect to the Sustainability Agent;
1.1.83Insolvency Event in relation to an entity means that the entity:
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1.1.83.1is dissolved (other than pursuant to a consolidation, amalgamation or merger);
1.1.83.2becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
1.1.83.3institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
1.1.83.4has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in Clause 1.1.83.3 and:
1.1.83.4.1results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
1.1.83.4.2is not dismissed, discharged, stayed or restrained in each case within 30 (thirty) days of the institution or presentation thereof;
1.1.83.5has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
1.1.83.6seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in Clause 1.1.83.3);
1.1.83.7has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 (thirty) days thereafter;
1.1.83.8causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in Clauses 1.1.83.1 to 1.1.83.7; or
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1.1.83.9takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;
1.1.84Interest Period means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default Interest);
1.1.85Interpolated Screen Rate means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
1.1.85.1the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
1.1.85.2the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for Rand;
1.1.86IRS means the US Internal Revenue Service;
1.1.87JIBAR means, in relation to any Loan:
1.1.87.1the applicable Screen Rate as of the Specified Time for Rand and for a period equal in length to the Interest Period of that Loan; or
1.1.87.2as otherwise determined pursuant to Clause 12 (Changes to the Calculation of Interest),
and if, in either case, that rate is less than zero, JIBAR shall be deemed to be zero;
1.1.88JIBAR Replacement Event means, in relation to JIBAR:
1.1.88.1the methodology, formula or other means of determining JIBAR has, in the opinion of all the Lenders, materially changed;
1.1.88.2the administrator of JIBAR or its supervisor publicly announces that such administrator is insolvent;
1.1.88.3the administrator of JIBAR or its supervisor publicly announces that it has ceased or will cease, to provide JIBAR permanently or indefinitely and, at that time, there is no successor administrator to continue to provide JIBAR;
1.1.88.4information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of JIBAR is insolvent provided that, at that time, there is no successor administrator to continue to provide JIBAR;
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1.1.88.5the administrator of JIBAR or its supervisor publicly announces that JIBAR has been or will be permanently or indefinitely discontinued;
1.1.88.6the administrator of JIBAR or its supervisor or any relevant regulatory or legislative authority announces that JIBAR may no longer be used; or
1.1.88.7the supervisor of the administrator of JIBAR makes a public announcement or publishes information stating that JIBAR is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor);
1.1.88.8the administrator of JIBAR determines that JIBAR should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
1.1.88.8.1the circumstance(s) or event(s) leading to such determination are not (in the opinion of all the Lenders and the Company) temporary; or
1.1.88.8.2the Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than 1 (one) Month;
1.1.88.9any Relevant Nominating Body formally designates, nominates or recommends a replacement for a Screen Rate which has become available for general use;
1.1.88.10in the opinion of all the Lenders and the Company, JIBAR is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;
1.1.89JSE means the Johannesburg Stock Exchange, a licensed financial exchange in terms of the Financial Markets Act, 2012 (as amended from time to time), as managed by JSE Limited, a public company duly incorporated in accordance with the laws of South Africa with registration number 2005/022939/06, or any other financial exchange which operates as a successor exchange to the Johannesburg Stock Exchange;
1.1.90JSE Listings Requirements means the listings requirements published by the JSE, as amended from time to time;
1.1.91Keliber means Keliber Oy, incorporated in Finland with registration number 0752546-7;
1.1.92Keliber Companies means Keliber and Keliber Technology;
1.1.93Keliber Technology means Keliber Technology Oy, incorporated in Finland with registration number 2914395-3;
1.1.94Kroondal means Kroondal Operations Proprietary Limited incorporated under the laws of South Africa with registration number 2000/000341/07;
1.1.95Legal Reservations means:
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1.1.95.1the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
1.1.95.2the time barring of claims under the Prescription Act,1969;
1.1.95.3similar principles, rights and defences under the laws of any relevant jurisdiction; and
1.1.95.4any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 26 (Changes of Obligors);
1.1.96Lender means:
1.1.96.1any Original Lender; and
1.1.96.2any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Accordion option), with effect from the Accordion Increase Date or Clause 25 (Changes to the Lenders),
which in each case has not ceased to be a Party in accordance with the terms of this Agreement;
1.1.97Limited Assurance Statement means a statement provided by the Sustainability Verification Provider in relation to the Group's performance on the Sustainability KPIs and included in the relevant Sustainability Report;
1.1.98LMA means the Loan Market Association;
1.1.99Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;
1.1.100Long Stop Date means 31 August 2024, or such later date as agreed with the Agent acting on the instruction of all Lenders;
1.1.101Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction);
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1.1.102Margin means, if the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of the most recent Measurement Period:
1.1.102.1exceeds 3.00:1, 2.80% (two point eight zero percent) per annum;
1.1.102.2exceeds 2.00:1 but is less than or equal to 3.00:1, 2.60% (two point six zero percent) per annum;
1.1.102.3exceeds 1.00:1 but is less than or equal to 2.00:1, 2.40% (two point four zero percent) per annum; or
1.1.102.4is equal to or less than 1.00:1, 2.20% (two point two zero percent) per annum, subject to a Margin Sustainability Adjustment in accordance with Clause 1.1.103 below provided that:
1.1.102.4.1for the purpose of determining the Margin, Consolidated Net Borrowings to Consolidated EBITDA and Measurement Period shall be determined in accordance with Clause 22.1 (Financial definitions);
1.1.102.4.2any reduction or increase in the Margin shall only take effect from the first day of the Interest Period following receipt by the Agent of the Compliance Certificate pursuant to Clause 21.2 (Compliance Certificate) in respect of the Relevant Measurement Period; and
1.1.102.4.3if, following receipt by the Agent of the Compliance Certificate related to the Annual Financial Statements relating to any Relevant Measurement Period, that Compliance Certificate and those Financial Statements do not confirm the basis for the Margin that had been determined by reference to the ratio of Consolidated Net Borrowings to Consolidated EBITDA calculated on the basis of the Compliance Certificate relating to the unaudited financial statements previously delivered to the Agent in respect of that Relevant Measurement Period, then Clause 10.5 (Margin Adjustment) shall apply and the Margin shall be the percentage rate determined using the revised ratio of Consolidated Net Borrowings to Consolidated EBITDA calculated using the figures in the Compliance Certificate related to the relevant Annual Financial Statements;
1.1.103Margin Sustainability Adjustment means, on and from the date of the Sustainability Trigger Event and subject to Clause 21.10.4 (Sustainability Review Event Consultation), for any Interest Period that commences within the relevant Sustainability Margin Adjustment Period or any Business Day following the date of delivery of the Sustainability Performance Certificate in the relevant Sustainability Margin Adjustment Period (as applicable):
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1.1.103.1in respect of the Sustainability KPIs, an adjustment to the Margin not exceeding 0.1% (zero point one percent) in aggregate in respect of all of the Sustainability KPI’s and set out in the Sustainability Memorandum by reference to the number of Sustainability Performance Targets in respect of the Sustainability KPIs achieved for the Relevant Sustainability Performance Period ending immediately prior to the commencement of that relevant Sustainability Margin Adjustment Period, provided that:
1.1.103.1.1if the Company fails to deliver a Sustainability Performance Certificate on or before the due date in accordance with Clause 21.9.1 (Sustainability Performance Certificate), and provided that such Sustainability Performance Certificate is not delivered within 10 (ten) Business Days of such due date:
1.1.103.1.1.1no new adjustment to the Margin in respect of any Sustainability Performance Target achieved shall apply for any Loan within the relevant Margin Adjustment Period;
1.1.103.1.1.2any previous downward adjustments to the Margin in respect of Sustainability Performance Targets achieved for any Loan shall cease to apply; and
1.1.103.1.1.3the Margin Sustainability Adjustment shall be the highest possible upward adjustment to the Margin as set out in the Sustainability Memorandum;
1.1.103.1.2subject to Clause 1.1.103.1.1 above, and notwithstanding Clause 1.1.103.1.3 below, if any representation or statement made or deemed to be made by an Obligor in any Sustainability Performance Certificate or otherwise pursuant to Clause 20.25 (Sustainability-linked Provisions) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, the Margin Sustainability Adjustment shall be as follows:
1.1.103.1.2.1if the representation or statement is corrected within 10 (ten) Business Days from the earlier of:
1.1.103.1.2.1.1the Sustainability Agent giving notice to the Company; and
1.1.103.1.2.1.2any Obligor becoming aware of such incorrect or misleading representation or statement,
1.1.103.1.2.2the Margin Sustainability Adjustment shall be that which applies (in accordance with the relevant table in the Sustainability Memorandum) to the Sustainability Performance Targets actually achieved based on the correct information and such adjustment shall take effect on and from the date such representation or statement is originally made or deemed to be made until and including the date on which the next Sustainability Performance Certificate is delivered to the Sustainability Agent in accordance with this Agreement; and
1.1.103.1.2.3in all other cases other than as described in Clause 1.1.103.1.2.1 above, then:
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1.1.103.1.2.3.1any previous downward adjustments to the Margin in respect of Sustainability Performance Targets achieved for any Loan shall cease to apply; and
1.1.103.1.2.3.2the Margin Sustainability Adjustment shall be the highest possible upward adjustment to the Margin as set out in the Sustainability Memorandum;
1.1.103.1.2.4on and from the date such representation or statement is made or deemed to be made until and including the earlier of:
1.1.103.1.2.4.1the date on which the next Sustainability Performance Certificate is delivered to the Sustainability Agent in accordance with this Agreement; and
1.1.103.1.2.4.2the date on which the Sustainability Agent (acting on the instructions of the Majority Lenders) notifies the Company that the circumstances relating to such representation or statement have been remedied to its satisfaction;
1.1.103.1.3subject to Clauses 1.1.103.1.1 and 1.1.103.1.2 above, any adjustment to the Margin under this definition shall take effect:
1.1.103.1.3.1in respect of any Loans, on the first day of the Interest Period for that Loan to commence following the due date for delivery of the relevant Sustainability Performance Certificate in accordance with Clause 21.9.1 (Sustainability Performance Certificate) or, if the relevant Sustainability Performance Certificate is delivered within 10 (ten) Business Days of such due date, the first day of the Interest Period for that Loan to commence following the Business Day immediately after such date of delivery; and
1.1.103.1.3.2for the purposes of determining the amount of the commitment fee payable pursuant to Clause 13.1 (Commitment fee), the first Business Day following the due date for delivery of the relevant Sustainability Performance Certificate in accordance with Clause 21.9.1 (Sustainability Performance Certificate) or, if the relevant Sustainability Performance Certificate is delivered within 10 (ten) Business Days of such due date, the Business Day immediately following the date of delivery;
1.1.104For the avoidance of doubt, the calculation of any Margin Sustainability Adjustment which is applied to the Margin in respect of any Sustainability Margin Adjustment Period shall disregard any Margin Sustainability Adjustment which was applied to the Margin in respect of the preceding Sustainability Margin Adjustment Period;
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1.1.105Material Adverse Effect means a material adverse effect on:
1.1.105.1the business, operations, property or financial condition of the Group taken as a whole; or
1.1.105.2the ability of the Obligors together to perform their financial or other obligations under the Finance Documents;
1.1.106Material Company means any member of the Group (other than an Obligor and a Project Finance Subsidiary) which:
1.1.106.1has EBITDA (determined on the same basis as Consolidated EBITDA) representing 5% (five percent) or more of Consolidated EBITDA (provided that any amounts attributable to Project Finance Subsidiaries shall be excluded from the calculation of Consolidated EBITDA); or
1.1.106.2has gross assets representing 10% (ten percent) or more of the gross assets of the Group (excluding assets of Project Finance Subsidiaries) calculated on a consolidated basis;
Compliance with the conditions set out in Clauses 1.1.105.1 and 1.1.105.2 shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest Annual Financial Statements or unaudited half-yearly financial statements of that member of the Group (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest Annual Financial Statements or unaudited half-yearly consolidated financial statements of the Company;
1.1.107Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
1.1.107.1subject to Clause 1.1.106.3 if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
1.1.107.2if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
1.1.107.3if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end;
1.1.108the above rules will only apply to the last Month of any period;
1.1.109Multiemployer Plan means any Plan which is described in section 4001(A)(3) of ERISA;
1.1.110New Lender has the meaning given to that term in Clause 25 (Changes to the Lenders);
1.1.111Non-Obligor means any person that is not an Obligor or a Project Finance Subsidiary;
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1.1.112Non-Obligor Restricted Company means a Restricted Company that is not an Obligor;
1.1.113Non-Project Finance Group Member means any member of the Group other than a Project Finance Subsidiary;
1.1.114NYSE means the New York Stock Exchange;
1.1.115Obligor means a Borrower or a Guarantor;
1.1.116Obligors’ Agent means the Company appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors Agent);
1.1.117Original Financial Statements means:
1.1.117.1in relation to the Company, the audited consolidated financial statements of the Group for the Financial Year ended 31 December 2023;
1.1.117.2in relation to Sibanye Gold, its audited financial statements for the Financial Year ended 31 December 2023;
1.1.117.3in relation to EPL, its audited financial statements for the Financial Year ended 31 December 2023;
1.1.117.4in relation to Kroondal Operations Proprietary Limited, its audited financial statements for the Financial Year ended 31 December 2023;
1.1.117.5in relation to Sibanye Rustenburg Platinum Mines Proprietary Limited, its audited financial statements for its Financial Year ended 31 December 2023;
1.1.117.6in relation to Stillwater, the audited consolidated financial statements of Thor US Holdco for the Financial Year ended 31 December 2023;
1.1.117.1in relation to WPL, its audited financial statements for its Financial Year ended 30 September 2023;
1.1.117.2in relation to Keliber, its audited financial statements for the Financial Year ended 31 December 2023; and
1.1.117.3in relation to Keliber Technology, its audited financial statements for the Financial Year ended 31 December 2023;
1.1.118Original Obligor means an Original Borrower or an Original Guarantor;
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1.1.119Parent Company Guarantees means:
1.1.119.1the written guarantee dated on or about 9 May 2023, issued by the Company for the obligations of Castle Wind Farm Proprietary Limited under the Power Purchase Agreements in respect of the Castle wind farm;
1.1.119.2the written guarantee dated on or about 23 November 2023, issued by the Company for the obligations of Witberg Wind Power (RF) Proprietary Limited under the Power Purchase Agreement in respect of the Witberg wind plant;
1.1.119.3the written guarantee dated on or about 19 November 2023, issued by the Company for the obligations of Sola Assets Proprietary Limited under the Power Purchase Agreement in respect of the Sola solar project;
1.1.119.4the written guarantee dated on or about 23 May 2024, issued by the Company for the obligations of Umsinde Emoyeni Wind Farm Proprietary Limited under the Power Purchase Agreement in respect of the Umsinde wind farm;
1.1.120Party means a party to this Agreement;
1.1.121PBGC means the US Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA;
1.1.122Permitted Acquisition means:
1.1.122.1any transaction in respect of which the disposing entity is a member of the Group if the disposal falls within Clauses 1.1.121.5 or 1.1.121.6 of the definition of Permitted Disposal;
1.1.122.2an acquisition of product from another member of the Group which is to be subsequently disposed of by the acquiring company pursuant to a Streaming Transaction provided that if such disposal is made by a Restricted Company it falls within Clause 1.1.121.3 of the definition of Permitted Disposal;
1.1.122.3any other acquisition which is not classified as a “Category 1 Transaction” of the Company in terms of the JSE Listings Requirements, provided that no acquisition of a company or business that is completed during the Covenant Adjustment Period shall be treated as a Permitted Acquisition under this Clause 1.1.120.3 if (a) it would result in Indebtedness for Borrowed Money of the Group (as determined on a consolidated basis) increasing by more than ZAR20,000,000 (twenty million Rand) (or its equivalent in other currencies) at the time of its completion (a Leverage Acquisition) and (b) the aggregate amount by which Indebtedness for Borrowed Money of the Group (as determined on a consolidated basis) has increased as a result of all Leverage Acquisitions completed during the Covenant Adjustment Period exceeds ZAR100,000,000 (one hundred million Rand) (or its equivalent in other currencies), unless the Company can demonstrate to the satisfaction of the Majority Lenders that:
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1.1.122.3.1Consolidated EBITDA to Consolidated Net Finance Charges for the Measurement Period in which the relevant Leveraged Acquisition completes will be equal to or exceed 4.00:1; and
1.1.122.3.2Consolidated Net Borrowings to Consolidated EBITDA for that Measurement Period will be equal to or less than 2.5:1,
1.1.122.3.3for the purpose of this definition, Consolidated EBITDA, Consolidated Net Finance Charges and Consolidated Net Borrowings shall be determined after giving pro forma effect to the Leveraged Acquisition giving rise to the need for the determination as if the Leveraged Acquisition had completed, and any resulting increase in Indebtedness for Borrowed Money had been incurred, at the start of the Measurement Period in which the relevant Leveraged Acquisition completes; or
1.1.122.4any acquisition pursuant to the SRPM Transaction or WPL Transaction;
1.1.123Permitted Disposal means any sale, lease, transfer or other disposal:
1.1.123.1by a Restricted Company of any other assets which are obsolete, redundant or no longer required for the efficient operation of the business of such Restricted Company (including assets associated with discontinued operations or mines that are under care and maintenance and tailings dumps);
1.1.123.2by a Restricted Company in the ordinary course of its day-to-day trading if that sale, lease, transfer or other disposal is not otherwise restricted by a term of any Finance Document;
1.1.123.3by a Restricted Company for cash on arm’s-length terms pursuant to Streaming Transactions (including a disposal of product by a Restricted Company to another member of the Group for cash on arm’s-length terms for the purpose of supplying product for a Streaming Transaction by the acquiring company) provided that the aggregate market value of product delivered to non-Restricted Companies pursuant to all such transactions does not, in aggregate, exceed US$200,000,000 (two hundred million Dollars) (or its equivalent in any other currency or currencies) in any Financial Year;
1.1.123.4by a Restricted Company pursuant to a Permitted Inventory Transaction, provided that, in respect of any Financial Year, the aggregate of:
1.1.123.4.1the total market value of inventory and commodities delivered pursuant to such transactions during that Financial Year; and
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1.1.123.4.2the total book value of receivables disposed of pursuant to such transactions during that Financial Year,
1.1.123.5does not exceed 12.5% (twelve point five percent) of the total turnover of the Group during that Financial Year;
1.1.123.6by an Obligor to another Obligor;
1.1.123.7by a Restricted Company (other than an Obligor) to any other Restricted Company (other than an Obligor);
1.1.123.8by any Non-Project Finance Group Member to any Project Finance Subsidiary on arm’s length terms, provided that the aggregate value of such disposal (whether in a single transaction or a series of transactions) together with all other disposals from all Non-Project Finance Group Members to all Project Finance Subsidiaries, does not:
1.1.123.8.1in respect of Sibanye Gold Eastern, exceed ZAR1,500,000,000 (one billion five hundred million Rand) over the term of the Facility;
1.1.123.8.2in respect of other Project Finance Subsidiaries, exceed 5% (five percent) of Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements) at any time over the term of the Facility;
1.1.123.9by a Restricted Company to a Non-Obligor on arm’s length terms, provided that the aggregate value of such disposals (whether in a single transaction or a series of transactions) does not, in aggregate, exceed 15% (fifteen percent) of Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements) in any Financial Year and 25% (twenty five percent) of Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements) over the term of the Facility;
1.1.123.10of assets (other than shares or businesses) in exchange for other assets comparable or superior as to type, value and quality;
1.1.123.11of cash equivalent investments for cash or in exchange for other cash equivalent investments;
1.1.123.12arising as a result of any Permitted Encumbrance;
1.1.123.13arising pursuant to the SRPM Transaction or WPL Transaction;
1.1.123.14for which the Agent (acting on the instructions of the Majority Lenders) has given its prior written consent;
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1.1.124Permitted Encumbrance means:
1.1.124.1any Encumbrance created prior to the Signature Date which:
1.1.124.1.1is disclosed in the Financial Statements of the Company delivered to the Agent prior to the Signature Date; and
1.1.124.1.2in all circumstances secures only indebtedness outstanding or a facility available at the Signature Date if the principal amount or original facility thereby secured is not increased after the Signature Date;
1.1.124.2any netting or set-off arrangement entered into by any Restricted Company in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements (which constitute Permitted Financial Indebtedness) in relation to gold, silver, copper and other commodity prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of business and not for speculative purposes), for the purpose of netting debit and credit balances;
1.1.124.3any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payments or otherwise) of any Restricted Company;
1.1.124.4any Encumbrance or Quasi-Encumbrance over or affecting any asset acquired by a member of the Group after the Signature Date if:
1.1.124.4.1the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that asset by a member of the Group;
1.1.124.4.2the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and
1.1.124.4.3the Encumbrance or Quasi-Encumbrance is removed or discharged within 6 (six) Months from the date of the acquisition of that asset, unless such Encumbrance is otherwise permitted to exist in terms of this definition;
1.1.124.5any Encumbrance or Quasi-Encumbrance over or affecting any asset of any company which becomes a member of the Group after the Signature Date, where the Encumbrance or Quasi-Encumbrance is created prior to the date on which that company becomes a member of the Group, if:
1.1.124.5.1the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that company;
1.1.124.5.2the principal amount secured has not increased in contemplation of or since the acquisition of that company; and
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1.1.124.5.3the Encumbrance or Quasi-Encumbrance is removed or discharged within six Months from the date on which the relevant company became a member of the Group, unless such Encumbrance is otherwise permitted to exist in terms of this definition;
1.1.124.6any Encumbrance or Quasi-Encumbrance arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading;
1.1.124.7any Encumbrance or Quasi-Encumbrance granted in respect of Financial Indebtedness incurred by a Project Finance Subsidiary over assets of, or the shares in, or any debt or other obligations of, a Project Finance Subsidiary (or the shares in a Holding Company whose only assets are the shares in and claims against a Project Finance Subsidiary);
1.1.124.8any Encumbrances or Quasi-Encumbrance securing the indebtedness under the Franco-Nevada Loan Agreement pursuant to the agreements in the form delivered to the Agent prior to the Signature Date or in a form no more onerous to the Obligors than the form delivered to the Agent;
1.1.124.9any Encumbrance or Quasi-Encumbrance resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;
1.1.124.10any Encumbrance or Quasi-Encumbrance arising as a result of a disposal which is a Permitted Disposal;
1.1.124.11any Encumbrance or Quasi-Encumbrance arising as a consequence of any finance or capital lease constituting Permitted Financial Indebtedness;
1.1.124.12in respect of Encumbrances or Quasi-Encumbrances over or affecting any asset of any member of the Group who is not a Restricted Company or a Project Finance Subsidiary;
1.1.124.13any Encumbrance or Quasi-Encumbrance securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Encumbrance or Quasi-Encumbrance other than any permitted under Clauses 1.1.122.1 to 1.1.122.12 and Clauses 1.1.122.14 to 1.1.122.18) does not exceed 5% (five percent) of Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements), as most recently measured before the creation of the Encumbrances or Quasi-Encumbrances, (or its equivalent in another currency) (but adjusted to include the net value of new assets acquired since the last date of the latest set of consolidated annual financial statements of the Group);
1.1.124.14any other Encumbrance or Quasi-Encumbrance as agreed by the Agent (acting on the instructions of the Majority Lenders) in writing;
1.1.124.15any Encumbrance arising pursuant to or permitted under the Finance Documents;
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1.1.124.16any Encumbrance in respect of any environmental bond, rehabilitation bond or guarantee or any similar arrangement which any member of the Group is required to issue under any applicable Environmental Law;
1.1.124.17any Encumbrance contemplated in Clause 1.1.123.8 of the definition of “Permitted Financial Indebtedness” provided that the value of the assets encumbered does not exceed US$50,000,000 (fifty million Dollars) (or its equivalent in any other currency or currencies) at any time;
1.1.124.18any Encumbrance contemplated in Clause 1.1.123.9 of the definition of “Permitted Financial Indebtedness”;
1.1.124.19any Encumbrance arising under the Silicosis Gold Working Group Guarantee;
1.1.124.20any Encumbrance or Quasi-Encumbrance securing the obligations under or in connection with any Permitted Inventory Transaction which is solely limited to Permitted Inventory and Related Collateral;
1.1.124.21any Encumbrance arising pursuant to or securing a Power Purchase Agreement or the Parent Company Guarantees;
1.1.124.22any Encumbrance securing the indebtedness under the FMG Facility Agreement;
1.1.125Permitted Financial Indebtedness means any Financial Indebtedness:
1.1.125.1arising under the Finance Documents;
1.1.125.2arising under any environmental bond, rehabilitation bond or guarantee or any similar arrangement which any member of the Group is required to issue under any applicable Environmental Law;
1.1.125.3arising under any derivative transaction, in the ordinary course of business, which does not have the commercial effect of borrowing, entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes (other than any amount which constitutes the marked to market value realised on such derivative transaction that has not been discharged within 2 (two) Business Days of the date on which such amount arose, and other than any amount due as a result of the termination, close-out, restructure or refinancing of that derivate transaction that has not been discharged within 2 (two) Business Days of the date on which such amount arose);
1.1.125.4of the Group existing and available on the Signature Date (including of any person that becomes a member of the Group from time to time, provided that such Financial Indebtedness existed at the time that such person became a member of the Group and was not created in anticipation thereof);
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1.1.125.5between Group companies to the extent incurred for the purpose of financing general corporate and working capital requirements (unless otherwise prohibited by the Finance Documents, including the financing of future acquisitions);
1.1.125.6not falling within Clauses 1.1.123.1, 1.1.123.2, 1.1.123.3, 1.1.123.4 or 1.1.123.5 and 1.1.123.7 to 1.1.123.9 below provided that the aggregate amount of all Financial Indebtedness (other than Financial Indebtedness of Obligors or Project Finance Subsidiaries) permitted under this Clause 1.1.123.6 does not at the time of the incurrence thereof exceed 7.5% (seven point five percent) of the Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements) (or its equivalent in another currency) (without double counting in the case of Financial Indebtedness in respect of which more than one member of the Group is liable, whether by guarantee or otherwise);
1.1.125.7created or incurred with the prior written consent of the Agent (acting on the instructions of the Majority Lenders);
1.1.125.8arising under or in connection with a guarantee, bond or escrow arrangement required as a confirmation of certainty of funds available in connection with an offer made or to be made by a member of the Group to acquire shares in another person, provided that:
1.1.125.8.1such Permitted Financial Indebtedness is incurred by an Obligor; and
1.1.125.8.2prior to incurring such indebtedness the Company delivers a Compliance Certificate to the Agent confirming that it will be in compliance with its obligations under Clause 22 (Financial Covenants) prior to and immediately post incurring such indebtedness;
1.1.125.9arising pursuant to a bank guarantee procured by any member of the Group in favour of Eskom required by Eskom as a prerequisite to its continued provision of electricity to any member of the Group;
1.1.125.10arising under the Silicosis Gold Working Group Guarantee;
1.1.125.11arising pursuant to a Parent Company Guarantee; and
1.1.125.12arising pursuant to a Power Purchase Agreement;
1.1.126Permitted Inventory and Related Collateral means:
1.1.126.1any inventory (including raw material, in ground material, as-extracted material, in transit material, in process material, smelted material and refined material) or accounts receivables subject to any Permitted Inventory Transaction;
1.1.126.2products, proceeds or supporting obligations relating to the foregoing;
1.1.126.3cash margin relating to Permitted Inventory Transactions; and
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1.1.126.4books and records and other ancillary or supporting property and assets relating to the foregoing;
1.1.127Permitted Inventory Transaction means (and includes Financial Indebtedness incurred pursuant to) any intermediation transaction, inventory finance transaction, commodities purchase and sale transaction, prepaid commodities transaction or other inventory or commodity transaction (including any such transaction with respect to related receivables), other than a Streaming Transaction;
1.1.128Plan means an employee pension benefit plan which is subject to Title IV of ERISA, section 412 of the Code or section 302 of ERISA and with respect to which any Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under section 4062 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA;
1.1.129Power Purchase Agreements means a written electricity supply agreement entered into between Sibanye Energy Proprietary Limited and the relevant project company and related connection arrangements and any other documents and/or replacement contract entered into between Sibanye Energy Proprietary Limited and a project company;
1.1.130Project Finance Subsidiaries means:
1.1.130.1Sibanye Gold Eastern;
1.1.130.2K2013164354 Proprietary Limited;
1.1.130.3DRDGold (if it has become a Subsidiary of the Company and the Company notifies the Agent in writing that it wishes to designate DRDGold as a Project Finance Subsidiary), provided that:
1.1.130.3.1since the date the Company became a direct or indirect shareholder of DRDGold, it has not received Distributions, loans, assets, guarantees from any member of the Group;
1.1.130.3.2the business of DRDGold is a standalone business independent from the businesses operated by other members of the Group; and
1.1.130.3.3to the extent that DRDGold owes Financial Indebtedness to persons who are not members of the Group, none of the creditors in respect of such Financial Indebtedness have recourse in respect of such Financial Indebtedness to any other member of the Group other than by way of security over shares in or obligations owing by DRDGold to other members of the Group; and
1.1.130.4each Keliber Company, provided that:
1.1.130.4.1since the Signature Date, it has not received Distributions, loans, assets, guarantees from any member of the Group which exceed US$440,000,000 (four hundred and forty million Dollars) (or its equivalent in any other currency) in aggregate;
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1.1.130.4.2the sole business of that Keliber Company is a standalone business independent from the businesses operated by other members of the Group, and is, and remains, the ownership, development, construction, refurbishment, commissioning and/or operation of a standalone project; and
1.1.130.4.3any Financial Indebtedness incurred in relation to that Keliber Company, where the creditors in respect of such Financial Indebtedness have recourse in respect of such Financial Indebtedness to any other member of the Group other than that Keliber Company (except by way of security over shares in, or obligations owing by, that Keliber Company to other members of the Group) does not exceed US$550,000,000 (five hundred and fifty million Dollars) (or its equivalent in any other currency or currencies) in aggregate;
1.1.130.4.4to the extent that such Keliber Company becomes a guarantor (in any capacity) in respect of any Financial Indebtedness issued or incurred in the debt capital markets by the Company or any other member of the Group, it is or shall, at the same time, become an Additional Guarantor; and
1.1.130.4.5provided that a Keliber Company shall not be a Project Finance Subsidiary for as long as it is an Obligor; or
1.1.130.5Rhyolite Ridge provided that:
1.1.130.5.1it has not, since the Signature Date, received Distributions, loans, assets and/or guarantees from any member of the Group which in aggregate exceed US$700,000,000 (seven hundred million Dollars) (or its equivalent in any other currency or currencies);
1.1.130.5.2the sole business of Rhyolite Ridge is a standalone business independent from the businesses operated by other members of the Group, and is, and remains, the ownership, development, construction, refurbishment, commissioning and/or operation of a standalone project; and
1.1.130.5.3any Financial Indebtedness incurred in relation to Rhyolite Ridge pursuant to the preferential loan received from the United States Department of Energy, where the United States Department of Energy as creditor in respect of such Financial Indebtedness has recourse to any other member of the Group other than by way of security over shares in or obligations owing by Rhyolite Ridge to other members of the Group, does not exceed US$1,000,000,000 (one billion Dollars) (or its equivalent in any other currency or currencies);
1.1.130.5.4to the extent that Rhyolite Ridge becomes a guarantor (in any capacity) in respect of any Financial Indebtedness issued or incurred in the debt capital markets by the Company or any other member of the Group, it is or shall, at the same time, become an Additional Guarantor; and
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1.1.130.5.5to the extent that it accedes to this Agreement as an Obligor, it shall not be a Project Finance Subsidiary; or
1.1.130.6any other company or other entity (excluding the Obligors):
1.1.130.6.1that since the Signature Date has not received Distributions, loans, assets or guarantees from any member of the Group which in aggregate together with Distributions, loans, assets and guarantees received by Project Finance Subsidiaries (other than DRDGold) from any other Restricted Company, exceeds 5% (five percent) of Consolidated Tangible Net Worth at any time;
1.1.130.6.2whose sole business is, and remains, the ownership, development, construction, refurbishment, commissioning and/or operation of a project; and
1.1.130.6.3which, to the extent that such company or entity owes Financial Indebtedness to persons who are not members of the Group, has no creditors in respect of such Financial Indebtedness which have recourse in respect of such Financial Indebtedness to any other member of the Group other than that company or entity other than by way of security over shares in or pursuant to obligations owing by such company or entity to other members of the Group;
1.1.131Qualifying Lender has the meaning given to it in Clause 14 (Tax Gross Up and Indemnities);
1.1.132Quasi-Encumbrance means an arrangement or transaction under which:
1.1.132.1an Obligor sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by that or any other Obligor;
1.1.132.2an Obligor sells, transfers or otherwise disposes of its receivables on recourse terms; or
1.1.132.3money or the benefit of a bank account of an Obligor may be applied, set-off or made subject to a combination of accounts to, against or with that of a person that is not an Obligor,
1.1.133or any other preferential agreement or arrangement to which an Obligor is a party having a similar effect to that described in Clauses 1.1.130.1 to 1.1.130.3, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness;
1.1.134Quotation Day means, in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);
1.1.135Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank;
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1.1.136Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:
1.1.136.1(other than where Clause1.1.133.2 below applies) as the rate at which the relevant Reference Banks could borrow funds in the Relevant Market in ZAR and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or
1.1.136.2if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator;
1.1.137Reference Banks means the principal Johannesburg offices of Absa Bank Limited, FirstRand Bank Limited, Investec Bank Limited, Nedbank Limited and The Standard Bank of South Africa Limited, or such other entities as may be appointed by the Agent in consultation with the Company;
1.1.138Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;
1.1.139Relevant Market means the Johannesburg interbank market;
1.1.140Relevant Nominating Body means the South African Reserve Bank, or any other replacement regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them;
1.1.141Relevant Sustainability Performance Period has the meaning given to it in Clause 21.9.1 (Sustainability Performance Certificate);
1.1.142Repeating Representations means each of the representations set out in Clause 20 (Representations), other than Clause 20.8 (No Filing or stamp taxes), Clause 20.11 (No misleading information), Clause 20.13 (No proceedings pending or threatened) and Clause 20.25 (Sustainability-linked Provisions);
1.1.143Replacement Benchmark means a benchmark rate which is:
1.1.143.1formally designated, nominated or recommended as the replacement for JIBAR by:
1.1.143.1.1the administrator of JIBAR (provided that the market or economic reality that such benchmark rate measures is the same as that measured by JIBAR); or
1.1.143.1.2any Relevant Nominating Body,
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1.1.144and if replacements have, at the relevant time, been formally designated, nominated or recommended under both sub-Clauses, the Replacement Benchmark will be the replacement under Clause 1.1.140.1.2 above;
1.1.144.1in the opinion of all the Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or
1.1.144.2in the opinion of the Majority Lenders and the Company, an appropriate successor to a Screen Rate;
1.1.145Reportable Event means:
1.1.145.1an event specified as such in section 4043(c) of ERISA, with respect to any Plan (other than a Multiemployer Plan), other than an event in relation to which the requirement to give 30 (thirty) days’ notice of that event is waived by any regulation;
1.1.145.2the filing of a notice of intent to terminate any Plan, pursuant to section 4041(c) of ERISA (including any such notice with respect to a plan amendment referred to in section 4041(c) of ERISA);
1.1.145.3the institution of proceedings under section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Plan;
1.1.145.4an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan other than premiums due and not delinquent under section 4007 of ERISA); or
1.1.145.5a failure of any Plan (other than a Multiemployer Plan) to meet the minimum funding standard under section 412 or 430 of the Code or section 302 of ERISA, whether or not waived, or to make a required contribution under section 412 or 430 of the Code to any Plan (other than a Multiemployer Plan) that would result in the imposition of an encumbrance;
1.1.146Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;
1.1.147Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter);
1.1.148Restricted Company means:
1.1.148.1an Obligor; and
1.1.148.2a Material Company;
1.1.149Rhyolite Ridge means the joint venture project company to be incorporated for the development of Rhyolite Ridge Lithium mine in Nevada, US;
1.1.150Rollover Loan means one or more Loans:
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1.1.150.1made or to be made on the same day that a maturing Loan is due to be repaid;
1.1.150.2the aggregate amount of which is equal to or less than the amount of the maturing Loan; and
1.1.150.3made or to be made to the same Borrower for the purpose of refinancing that maturing Loan;
1.1.151Screen Rate means the mid-market rate for deposits in ZAR for the relevant period which appears on the Reuters Screen SAFEY Page alongside the caption YLD at the applicable time. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Majority Lenders;
1.1.152Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;
1.1.153Settlement Agreement means the written settlement agreement concluded on or about 3 May 2018 between, inter alia, Sibanye Gold and the lawyers representing the claimants in the silicosis class action litigation referred to in such agreement;
1.1.154Sibanye Gold Eastern means Sibanye Gold Eastern Operations Proprietary Limited (previously known as Southgold Exploration Proprietary Limited);
1.1.155Signature Date means the date of signature of this Agreement by the party signing last in time;
1.1.156Silicosis Gold Working Group Guarantee means the guarantee facility of up to ZAR1,400,000,000 (one billion four hundred million Rand) in terms of which a guarantee will be issued on behalf of Sibanye Gold in favour of a trust to be established pursuant to the Settlement Agreement;
1.1.157Specified Time means a day or time determined in accordance with Schedule 10 (Timetables);
1.1.158SRPM means Sibanye Rustenburg Platinum Mines Proprietary Limited incorporated under the laws of South Africa with registration number 2015/305479/07;
1.1.159SRPM Transaction means the merger between Kroondal and SRPM in terms of which Kroondal’s assets are sold to SRPM and Kroondal is wound up;
1.1.160Stillwater means Stillwater Mining Company incorporated in the State of Delaware, United States of America;
1.1.161Streaming Transactions means transactions whereby a right to acquire a specified percentage or quantity of a specified product if such product is produced, mined extracted or otherwise recovered or derived by one or more members of the Group in the
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future, is granted to one or more third party acquirors (each a Third Party Acquiror) in exchange for an upfront cash payment, with or without further ongoing cash payments from the Third Party Acquiror, and in respect of which the Third Party Acquiror does not have any right of recourse against any member of the Group if the specified product is not produced, mined extracted or otherwise recovered or derived (as applicable) by the relevant member of the Group except as a result of the failure of members of the Group to comply with obligations to operate their mines and mining and other production facilities in accordance with good industry practices and procedures, including environmental requirements, and other representations and undertakings of similar effect or purpose (Customary Recourse Arrangements), nor does the Third Party Acquiror have any cash settlement entitlement against any member of the Group if the specified product is not produced, mined extracted or otherwise recovered or derived (as applicable) by the relevant member of the Group except in respect of Customary Recourse Arrangements and on terms that do not require the upfront payment made by the Third Party Acquiror to be refunded to such Third Party Acquiror in the event of the premature termination of the relevant transaction;
1.1.162Subsidiary means:
1.1.162.1a “subsidiary” as defined in the Companies Act and shall include any person who would, but for not being a “company” under the Companies Act, qualify as a “subsidiary” as defined in the Companies Act; or
1.1.162.2in relation to any Finnish Obligor, a subsidiary (in Finnish: tytäryhteisö or tytäryhtiö) within the meaning of Chapter 8, Section 12 of the Finnish Companies Act and the Finnish Accounting Act (in Finnish: kirjanpitolaki, 1336/1997, as amended);
1.1.163Substitute Affiliate Lender has the meaning given to it in Clause 25.9 (Lender Affiliates and Facility Office);
1.1.164Substitute Affiliate Lender Designation Notice has the meaning given to it in Clause 25.9 (Lender Affiliates and Facility Office);
1.1.165Sustainability Definitions means the agreed definition and numerical value (as applicable) for:
1.1.165.1each Baseline Performance Figure;
1.1.165.2a Margin Sustainability Adjustment; and
1.1.165.3each:
1.1.165.3.1Sustainability KPI;
1.1.165.3.2Sustainability Performance Period; and
1.1.165.3.3Sustainability Performance Target,
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1.1.166as agreed between the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinators;
1.1.167Sustainability KPIs means the 3 (three) Sustainability KPIs to be agreed by the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinators, as evidenced in the Sustainability Memorandum and Sustainability KPI means any or a specific one of them, as the context requires;
1.1.168Sustainability-Linked Provisions means the provisions set out in the definition of “Margin Sustainability Adjustment”, Clause 20.25 (Sustainability-linked Provisions), Clause 21.9 (Sustainability Performance Certificate), Clause 21.10 (Sustainability Review Event Consultation) and Clause 21.11 (Sustainability Memorandum);
1.1.169Sustainability Margin Adjustment Date means the Business Day immediately after the due date for delivery to the Sustainability Agent of a Sustainability Performance Certificate in accordance with Clause 21.9.1 (Sustainability Performance Certificate);
1.1.170Sustainability Margin Adjustment Period means each period beginning on a Sustainability Margin Adjustment Date and ending on the date falling immediately prior to the next scheduled Sustainability Margin Adjustment Date;
1.1.171Sustainability Memorandum means the written document delivered to the Sustainability Agent (to its satisfaction, acting on instruction of the Majority Lenders) by the Company in terms of Clause 21.11 (Sustainability Memorandum), that records the Sustainability Definitions agreed between the Majority Lenders and the Obligors;
1.1.172Sustainability Performance Certificate means a certificate substantially in the form set out in Schedule 14 (Form of Sustainability Performance Certificate)
1.1.173Sustainability Performance Period means the period to be agreed by the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinators, as evidenced in the Sustainability Memorandum;
1.1.174Sustainability Performance Target or SPT means the annual target for each Sustainability KPI for each Sustainability Performance Period of the Group to be agreed by the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinators, as evidenced in the Sustainability Memorandum;
1.1.175Sustainability Report means the report in relation to the Group’s sustainability efforts with reference to the Sustainability Performance Targets and the Sustainability KPIs prepared by the Group (either separately or as part of the Group’s financial statements delivered pursuant to Clause 21.1 (Financial statements)) and including a Limited Assurance Statement by the Sustainability Verification Provider;
1.1.176Sustainability Review Event means the occurrence of any of the following:
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1.1.176.1the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) or the Sustainability Coordinators determine that any Sustainability KPI is no longer or will in future no longer be an appropriate sustainability KPI or any Sustainability Performance Target is no longer or will in future no longer be an appropriate sustainability performance target, provided that in making such a determination, each of the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) or the Sustainability Coordinators (as the case may be) must act reasonably, have regard to the Group’s business lines, the then current market standards and best industry practice and provide adequate supporting evidence to demonstrate its determination that the Sustainability KPI is no longer or will in future no longer be an appropriate sustainability KPI or the relevant Sustainability Performance Target is no longer an appropriate sustainability performance target for the purpose of defining and steering the sustainability strategy of the Group;
1.1.176.2the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) or the Sustainability Coordinators determine that one or more of the Sustainability KPIs or Sustainability Performance Targets can, at the time of the determination or will in future, no longer be measured or reported, provided that in making such a determination, each of the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) or the Sustainability Coordinators (as the case may be) must act reasonably, have regard to the Group’s business lines, the then current market standards and best industry practice and provide supporting evidence to demonstrate such determination; and
1.1.176.3the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) or the Sustainability Coordinators determine that the methodology for calculating, assuring or reporting of the performance of any Sustainability Performance Target has materially changed or will materially change, or the ability to report the Sustainability Performance Target is impaired or will be impaired by external causes, provided that in making such a determination, each of the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) or the Sustainability Coordinator (as the case may be) must act reasonably and provide supporting evidence to demonstrate such determination;
1.1.177Sustainability Review Event Consultation Period has the meaning given to such term in Clause 21.10.1 (Sustainability Review Event Consultation);
1.1.178Sustainability Trigger Event means a date, occurring within 12 (twelve) months from the Effective Date, on which all of the following events have occurred:
1.1.178.1the Baseline Performance Figures, Margin Sustainability Adjustment, Sustainability KPIs, Sustainability Performance Period and Sustainability Performance Targets have been agreed in accordance with this Agreement;
1.1.178.2the Company has delivered to the Agent the Sustainability Memorandum; and
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1.1.178.3the Sustainability Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinator confirms in writing to the Lenders and the Company that the Sustainability Trigger Event has occurred;
1.1.179Sustainability Verification Provider means the Company’s auditors or such other sustainability verification provider designated from time to time by the Company with the prior written consent of the Sustainability Agent (acting on the instructions of the Majority Lenders);
1.1.180Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);
1.1.181Termination Date means, in relation to each Lender and subject to Clause 6.2 (Extension option), the third anniversary of the Effective Date;
1.1.182Thor US Holdco means Thor US Holdco Inc. incorporated in the State of Delaware, United States of America;
1.1.183Total Commitments means, subject to any increase pursuant to Clause 2.2 (Accordion option), the aggregate of the Commitments, being ZAR6,000,000,000 (six billion Rand) at the Signature Date;
1.1.184Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company;
1.1.185Transfer Date means, in relation to a transfer, the later of:
1.1.185.1the proposed Transfer Date specified in the Transfer Certificate; and
1.1.185.2the date on which the Agent executes the Transfer Certificate;
1.1.186United Kingdom means the United Kingdom of Great Britain and Northern Ireland;
1.1.187Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents;
1.1.188US or United States means the United States of America;
1.1.189US Bankruptcy Law means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code), as amended, or any other United States federal or state bankruptcy, insolvency or similar law;
1.1.190US Debtor means an Obligor that is incorporated or organised under the laws of the United States or any state of the United States (including the District of Columbia) or that has a place of business or property in the United States;
1.1.191US GAAP means the generally accepted accounting principles in the United States;
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1.1.192US Guarantor means any Guarantor that is a US Debtor;
1.1.193US Tax Obligor means:
1.1.193.1a Borrower which is resident for tax purposes in the US; or
1.1.193.2an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes;
1.1.194USD RCF Agreement means the written revolving credit facility agreement entered into on or about 6 April 2023 between, amongst others, the Original Obligors, Royal Bank of Canada (as Arranger and Coordinators), Citibank, N.A., London Branch (as Arranger, Coordinators and Sustainability Coordinators) and Absa Bank Limited (acting through its Corporate and Investment Banking division) (as Agent);
1.1.195Utilisation means a utilisation of the Facility;
1.1.196Utilisation Date means the date of a Utilisation, being the date on which a Loan is to be made;
1.1.197Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request);
1.1.198VAT means:
1.1.198.1any value added tax imposed in compliance with the Value added Tax Act, 1991;
1.1.198.2any general service tax; and
1.1.198.3any other tax of a similar nature; and
1.1.199WPL means Western Platinum Proprietary Limited incorporated under the laws of South Africa with registration number 1963/003589/07; and
1.1.200WPL Transaction means the merger between EPL and WPL in terms of which EPL’s assets are sold to WPL and EPL is wound up.
1.2Construction
1.2.1Unless a contrary indication appears, any reference in this Agreement to:
1.2.1.1the Agent, any Arranger, any Finance Party, any Lender, any Obligor, any Party, the Sustainability Agent or any Sustainability Coordinator shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, all or any combination of its rights and/or obligations under the Finance Documents;
1.2.1.2assets includes present and future properties, revenues and rights of every description;
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1.2.1.3authority includes any court or any governmental, intergovernmental or supranational body, agency, department or any regulatory, self-regulatory or other authority;
1.2.1.4a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
1.2.1.5fraudulent transfer law means any applicable United States bankruptcy and fraudulent transfer and conveyance statute of any state of the United States and any related case law;
1.2.1.6the use of the word including followed by specific examples will not be construed as limiting the meaning of the general wording preceding it, and the eiusdem generis rule must not be applied in the interpretation of such general wording or such specific examples;
1.2.1.7a group of Lenders includes all the Lenders;
1.2.1.8indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
1.2.1.9a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
1.2.1.10a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
1.2.1.11unconditionally means, in relation to the payment of any amount to a person, where such amount cannot lawfully be required to be repaid or refunded by that person pursuant to the provisions of the Companies Act, 1973, the Companies Act, the Insolvency Act, 1936 or any other law relating to insolvency of general application;
1.2.1.12a provision of law is a reference to that provision as amended or re-enacted; and
1.2.1.13a time of day is a reference to Johannesburg time.
1.2.2The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
1.2.3Section, Clause and Schedule headings are for ease of reference only.
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1.2.4Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
1.2.5A Default is continuing if it has not been remedied or waived.
1.2.6The term including shall be construed to mean “including but not limited to”.
1.2.7If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation Clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document.
1.2.8Unless inconsistent with the context, an expression in any Finance Document which denotes the singular includes the plural and vice versa.
1.2.9The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Documents.
1.2.10The expiry or termination of any Finance Documents shall not affect those provisions of the Finance Documents that expressly provide that they will operate after any such expiry or termination or which of necessity must continue to have effect after such expiry or termination, notwithstanding that the Clauses themselves do not expressly provide for this.
1.2.11The Finance Documents shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators, as the case may be.
1.2.12Where figures are referred to in numerals and in words in any Finance Document, if there is any conflict between the two, the words shall prevail.
1.2.13Unless a contrary indication appears, where any number of days is to be calculated from a particular day, such number shall be calculated as excluding that particular day and including the last day of such period.
1.3Currency symbols and definitions
1.3.1R, ZAR and Rand denote the lawful currency of the Republic of South Africa.
1.3.2US$ and USD denotes the lawful currency of the United States of America.
1.4Sustainability-Linked Provisions
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1.5The Sustainability-Linked Provisions shall only apply and be effective on and from the date of the Sustainability Trigger Event.
1.6Third party rights
1.6.1Except as expressly provided for in this Agreement or in any other Finance Document, no provision of any Finance Document constitutes a stipulation for the benefit of any person who is not a party to that Finance Document.
1.6.2Subject to Clause 36.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.7Finnish terms
1.8In this Agreement, where it relates to a Finnish entity:
1.8.1a reference to its constitutional documents means its up-to-date trade register extract (in Finnish: kaupparekisteriote) and articles of association (in Finnish: yhtiöjärjestys);
1.8.2if any party to this Agreement that is incorporated in Finland (the Obligated Party) is required to hold an amount on trust on behalf of another party (the Beneficiary), the Obligated Party shall hold such money as agent for the Beneficiary in a separate account and shall promptly pay or transfer the same to the Beneficiary or as the Beneficiary may direct;
1.8.3a reference to any transfer by novation in accordance with this Agreement, shall be deemed to take effect under Finnish law as an assignment (siirto) and assumption or transfer of such rights, benefits, obligations and security interests and each such assignment and assumption or transfer shall be in relation to the proportionate part of any security interests granted;
1.8.4a reference to insolvency proceedings, a composition or assignment with any creditor includes a yrityssaneeraus or konkurssimenettely under the Finnish Bankruptcy Act (in Finnish: konkurssilaki, 120/2004, as amended) or the Finnish Reorganisation Act (in Finnish: laki yrityksen saneerauksesta, 47/1993, as amended) (as the case may be);
1.8.5a reference to a liquidator, compulsory manager, receiver, bankruptcy trustee, administrative receiver or administrator includes a pesänhoitaja, selvittäjä, valvoja and selvitysmies under Finnish law, as applicable;
1.8.6a reference to gross negligence includes törkeä tuottamus under Finnish law;
1.8.7a reference to merger includes any sulautuminen implemented in accordance with Chapter 16 of the Finnish Companies Act and demerger includes any jakautuminen implemented in accordance with Chapter 17 of the Finnish Companies Act; and
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1.8.8a reference to a winding-up, administration or dissolution includes a selvitystila, purkaminen, or rekisteristä poistaminen under Chapter 20 of the Finnish Companies Act.
2.THE FACILITY
2.1The Facility
2.1.1Subject to the terms of this Agreement, the Lenders make available to the Borrowers a Rand revolving loan facility in an aggregate amount equal to the Total Commitments.
2.1.2As soon as possible after the date on which the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinators have agreed the Sustainability Definitions and recorded the Sustainability Definitions in a Sustainability Memorandum, the Sustainability Agent shall (i) issue the updated and agreed form of the Sustainability Memorandum to all the Parties; and (ii) confirm in writing that the Sustainability Trigger Event has occurred.
2.1.3With effect from the date of the Sustainability Trigger Event, the Facility shall be classified as a sustainability linked facility.
2.1.4If the Sustainability Trigger Event has not occurred by the date falling 12 (twelve) Months after the Effective Date, the Facility shall not be classified as a sustainability linked facility and no Sustainability-Linked Provisions shall apply or be effective.
2.2Accordion option
2.2.1The Company may, by delivery to the Agent of a duly completed Accordion Increase Request, request that the Total Commitments be increased (and the Commitments shall be so increased) as described in, and in accordance with, this Clause 2.2 (an Accordion Increase).
2.2.2The increase in the Commitments requested in an Accordion Increase Request is subject to the following conditions being satisfied on the Accordion Increase Date:
2.2.2.1the increased Commitments will be assumed (i) first by one or more existing Lenders willing to provide such increase and/or, (ii) second in respect of any increased Commitments not assumed by one or more existing Lenders within 20 (twenty) Business Days from the date of delivery of the Accordion Increase Request to the Agent, by other banks, financial institutions, trusts, funds or other entities selected by the Company (which must not be a member of the Group) (each an Accordion Increase Lender) which shall become a Party as a Lender;
2.2.2.2the Agent receives the Accordion Increase Request no less than 20 (twenty) Business Days before the proposed Accordion Increase Date;
2.2.2.3the maximum aggregate amount to which the Commitments may be increased is ZAR7,000,000,000 (seven billion Rand);
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2.2.2.4no Default or Event of Default is continuing or would result from the proposed increase in the Facility;
2.2.2.5in respect of each Accordion Increase Lender:
2.2.2.5.1the Agent has received and executed a duly completed Accordion Increase Confirmation from that Accordion Increase Lender; and
2.2.2.5.2in relation to an Accordion Increase Lender which is not already a Lender on the date of the Accordion Increase Confirmation:
2.2.2.5.2.1the Agent has performed all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the additional Commitments by that Accordion Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Accordion Increase Lender; and
2.2.2.5.2.2the Accordion Increase Lender(s) agree(s) to assume the Commitments in an aggregate amount equal to the Accordion Increase Amount.
2.2.3The increase in the Commitments and the assumption of the relevant additional Commitments by the Accordion Increase Lenders will take effect on the date (the Accordion Increase Date) which is the later of:
2.2.3.1the date specified by the Company in the Accordion Increase Request, provided that such date is no earlier than (i) the date falling 20 (twenty) Business Days after the date of the Accordion Increase Request and (ii) no later than the second anniversary of the Signature Date; and
2.2.3.2the date on which all of the conditions described in Clause 2.2.2 above have been met.
2.2.4On and from the Accordion Increase Date:
2.2.4.1the Commitments will be increased by the Accordion Increase Amount;
2.2.4.2each Accordion Increase Lender will assume all the obligations of a Lender in respect of the relevant additional Commitments specified in the Accordion Increase Confirmation of that Accordion Increase Lender;
2.2.4.3each of the Obligors and each Accordion Increase Lender which is not a Lender immediately prior to the Accordion Increase Date shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Accordion Increase Lender would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender;
2.2.4.4each Accordion Increase Lender which is not a Lender immediately prior to the Accordion Increase Date shall become a Party as a “Lender” and any such Accordion
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Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Accordion Increase Lender and those Finance Parties would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender; and
2.2.4.5the Commitments of the other Lenders shall continue in full force and effect.
2.2.5Each Accordion Increase Lender, by executing the Accordion Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.
2.2.6Each Obligor irrevocably authorises the Company to sign each Accordion Increase Request on its behalf and each Finance Party authorises and instructs (subject to Clause 2.2.2 above) the Agent to acknowledge, execute and confirm acceptance of the Accordion Increase Confirmation.
2.2.7The Agent shall, as soon as reasonably practicable, send to the Company a copy of each executed Accordion Increase Confirmation.
2.2.8The Company may pay to an Accordion Increase Lender a fee in an amount not exceeding 0.5% (zero point five percent) of the Accordion Increase Amount of that Accordion Increase Lender on the Accordion Increase Date.
2.2.9No Lender shall be under any obligation to participate in any Accordion Increase (unless it has signed and delivered to the Agent an Accordion Increase Confirmation and the conditions specified in Clause 2.2.2 above have been satisfied).
2.2.10Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Accordion Increase Lender as if references in that Clause to:
2.2.10.1an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
2.2.10.2the New Lender were references to that Accordion Increase Lender; and
2.2.10.3a re-transfer and re-assignment were references to respectively a transfer and assignment.
2.3Finance Parties’ rights and obligations
2.3.1The obligations of each Finance Party under the Finance Documents are separate and independent. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance
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Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
2.3.2The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with Clause 2.3.3 below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
2.3.3A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.4Obligors Agent
2.4.1Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
2.4.1.1the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower that is an Obligor, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
2.4.1.2each Finance Party to give any notice, demand or other communication in respect of that Obligor pursuant to the Finance Documents to the Company,
2.4.2and, subject to any approvals expressly required by applicable law at such time to enable the Obligor to be so bound, in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
2.4.3Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any
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Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it.
2.4.4The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:
2.4.4.1any actual or purported irregularity in any act done, or failure to act, by the Obligors’ Agent;
2.4.4.2the Obligors’ Agent acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or
2.4.4.3any actual or purported failure by, or inability of, the Obligors’ Agent to inform any Obligor of receipt by it of any notification under the Finance Documents.
2.4.5In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.
3.PURPOSE
3.1Purpose
Each Borrower shall apply all amounts borrowed by it under the Facility towards:
3.1.1refinancing the Existing Facility;
3.1.2payment of all fees and costs due by the Company under the Finance Documents;
3.1.3financing the Group’s:
3.1.3.1on-going capital expenditure;
3.1.3.2working capital; and
3.1.3.3general corporate expenditure requirements which may include the financing of future acquisitions or business combinations (to the extent such transactions are permitted by the terms of this Agreement).
3.2Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.CONDITIONS OF UTILISATION
4.1Initial conditions precedent
4.1.1No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form
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and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.
4.1.2Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 4.1.1, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
4.2.1in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and
4.2.2the Repeating Representations to be made by each Obligor are true in all material respects.
4.3Maximum number of Loans
4.4A Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, 15 (fifteen) or more Loans would be outstanding.
4.5Termination
If the Effective Date has not occurred on or before the Long Stop Date (or such later date as may be agreed by the Lenders) then the Agent, acting on behalf of the Lenders, shall be entitled to cancel the Commitment by written notice to the Borrowers. Such cancellation shall be without prejudice to obligations of the Obligors under Clause 18 (Costs and Expenses) to pay any costs, fees, expenses or taxes then due and payable provided for therein and the provisions of Clause 30 (Payment Mechanics) to Clause 33 (Calculations and Certificates) (inclusive), and Clause 34 (Partial Invalidity) to Clause 48 (USA Patriot Act) (inclusive, to the extent applicable) shall remain in force for such purpose.
5.UTILISATION
5.1Delivery of a Utilisation Request
A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
5.2Completion of a Utilisation Request
5.2.1Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
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5.2.1.1in respect of all Utilisation Requests delivered in respect of the first Utilisation of the Facility, such Utilisation Requests are accompanied by the Funds Flow Confirmation Letter;
5.2.1.2the proposed Utilisation Date is a Business Day within the Availability Period;
5.2.1.3the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount); and
5.2.1.4the proposed Interest Period complies with Clause 11 (Interest Periods).
5.2.2Only one Loan may be requested in each Utilisation Request.
5.3Currency and amount
5.3.1The currency specified in a Utilisation Request must be rand.
5.3.2The amount of the proposed Loan must be an amount which is not more than the Available Facility and;
5.3.2.1in respect of all Utilisation Requests delivered in respect of the first Utilisation of the Facility, the aggregate amount to be advanced pursuant to such Utilisation Requests is not less than the amount outstanding under the Existing Facility; and
5.3.2.2in respect of each subsequent Utilisation, is a minimum of ZAR50,000,000 (fifty million Rand) or, if less, the Available Facility, or in relation to any Loan advanced on the Accordion Increase Date in accordance with Clause 5.4.3, an amount equal to the minimum required for purposes of compliance with that Clause.
5.4Lenders’ participation
5.4.1If the conditions set out in this Agreement have been met and subject to Clause 6.1 (Repayment of Loans) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office by no later than 2:30 pm.
5.4.2The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
5.4.3The Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 30.1 (Payments to the Agent), in each case by the Specified Time.
5.4.4In relation to any increase in the Commitments pursuant to Clause 2.2 (Accordion option), the Borrower shall issue a Utilisation Request on an Accordion Increase Date requesting each Accordion Lender to advance a Loan 1 (one) Business Day following the Accordion Increase Date, in an amount required to put the Lenders in such a position that (after taking
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into account the advance of such Loans and any partial prepayment of the Original Lenders) each Lender’s Available Commitment bears the same proportion to the Available Facility as its Commitments bear to the Total Commitments and each Lender’s participation in all Loans is borne in those proportions contemplated in Clause 5.4.2 (Lenders Participation). The Agent shall notify each Accordion Lender of the amount of each Loan and the amount of its participation in that Loan required to be advanced in accordance with this Clause 5.4.4 by no later than the Accordion Increase Date.
5.5Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.
6.REPAYMENT AND EXTENSION OPTION
6.1Repayment of Loans
6.1.1Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.
6.1.2Without prejudice to each Borrower’s obligation under Clause 6.1.1 above, if:
6.1.2.1one or more Loans are to be made available to a Borrower:
6.1.2.1.1on the same day that a maturing Loan is due to be repaid by that Borrower; and
6.1.2.1.2in whole or in part for the purpose of refinancing the maturing Loan; and
6.1.2.2the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:
6.1.2.3if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
6.1.2.3.1the relevant Borrower will only be required to make a payment under Clause 30.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
6.1.2.3.2each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 30.1 (Payments to the Agent) in respect of its participation in the new Loans; and
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6.1.2.4if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
6.1.2.4.1the relevant Borrower will not be required to make a payment under Clause 30.1 (Payments to the Agent); and
6.1.2.4.2each Lender will be required to make a payment under Clause 30.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.
6.2Extension option
6.2.1The Company may, by notice to the Agent (the Initial Extension Request) not more than 90 (ninety) days and not less than 30 (thirty) days before the first anniversary of the Effective Date (the First Anniversary), request that the Termination Date of each Lender be extended for a further period of 1 (one) year. The Agent shall as soon as practically possible on or after the date falling 90 (ninety) days before the First Anniversary, notify the Company that the Company is entitled to exercise the extension option set out in this Clause 6.2.1.
6.2.2The Company may, by notice to the Agent (the Second Extension Request) not more than 90 (ninety) days and not less than 30 (thirty) days before the second anniversary of the Effective Date (the Second Anniversary), request that the Termination Date:
6.2.2.1with respect to Lenders who have agreed to the Initial Extension Request, be extended for a further period of 1 (one) year; and/or
6.2.2.2if no Initial Extension Request has been made, or with respect to Lenders who refused the Initial Extension Request, be extended for a period of 1 (one) year or 2 (two) years, as selected by the Company in the notice to the Agent.
6.2.3The Agent shall as soon as practically possible on or after the date falling 90 (ninety) days before the Second Anniversary, notify the Company that the Company is entitled to exercise the extension option set out in Clause 6.2.2.
6.2.4The Agent shall promptly notify the Lenders of any Initial Extension Request or Second Extension Request (an Extension Request).
6.2.5Each Lender may, in its sole discretion, accept or decline any Extension Request. Each Lender that wishes to accept an Extension Request shall deliver a duly completed Extension Confirmation to the Agent and the Company by the date falling 15 (fifteen) days before the relevant anniversary of the Effective Date confirming that it will extend its Commitment for a further period of 1 (one) year or 2 (two) years, as applicable, from its
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then current Termination Date and, subject to Clause 6.2.8 below, the Termination Date with respect to the Commitment of that Lender will be extended accordingly.
6.2.6If any Lender fails to deliver an Extension Confirmation in respect of an Extension Request in accordance with Clause 6.2.5 above on or before the date falling 15 (fifteen) days before the relevant anniversary of the Effective Date, it will be deemed to have refused that Extension Request and its Commitment will not be extended.
6.2.7Subject to Clause 6.2.8 below, each Extension Request is irrevocable.
6.2.8The Company may, on the basis that one or more of the Lenders have not agreed to the Extension Request and no later than the date falling five days before the relevant anniversary of the Effective Date, withdraw the request by notice to the Agent which will promptly notify the Lenders.
7.ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION
7.1Illegality
If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
7.1.1that Lender shall promptly notify the Agent upon becoming aware of that event;
7.1.2upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and
7.1.3to the extent that the relevant Lender’s participation has not been transferred pursuant to Clause 36.6 (Replacement of Lender), each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.
7.2Voluntary cancellation
The Company may, if it gives the Agent not less than 5 (five) Business Days’ prior notice, cancel the whole or any part (being a minimum amount of ZAR50,000,000 (fifty million Rand) and in integral multiples of ZAR10,000,000 (ten million Rand) of the Available Facility). Any cancellation under this Clause 7.2 (Voluntary Cancellation) shall reduce the Commitments of the Lenders rateably under the Facility.
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7.3Voluntary prepayment of Utilisations
A Borrower to which a Utilisation has been made may, if it or the Company gives the Agent not less than 5 (five) Business Days’ prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces the amount of the Utilisation by a minimum amount of ZAR50,000,000 (fifty million Rand) and in integral multiples of ZAR10,000,000 (ten million Rand)).
7.4Right of cancellation and repayment in relation to a single Lender
7.4.1If:
7.4.1.1any sum payable to any Lender by an Obligor is required to be increased under Clause 14.2 (Tax Gross-Up); or
7.4.1.2any Lender claims indemnification from the Company or an Obligor under Clause 14.3 (Tax Indemnity) or Clause 15.1 (Increased Costs),
the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.
7.4.2On receipt of a notice referred to in Clause 7.4.1 in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.
7.4.3On the last day of each Interest Period which ends after the Company has given notice under Clause 7.4.1 in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.
8.MANDATORY PREPAYMENT AND CANCELLATION
8.1Change of control
8.1.1If any person or group of persons acting in concert gains control of the Company then the procedure referred to in Clause 8.4 (General Procedure in respect of Specified Prepayment Events) shall be followed.
8.1.2For the purpose of Clause 8.1.1 above control means in relation to the Company:
8.1.2.1the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
8.1.2.1.1cast, or control the casting of, more than:
8.1.2.1.1.1if the shares are not listed, 50% (fifty percent); or
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8.1.2.1.1.2for so long as the shares are listed, unless another person or group of persons acting in concert has the power to cast or control the power of casting a higher percentage of such votes, 35% (thirty-five percent),
8.1.2.1.2of the maximum number of votes that might be cast at a general meeting of the Company; or
8.1.2.1.3appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or
8.1.2.2the holding beneficially and legally of more than 50% (fifty percent) of the issued ordinary share capital of the Company.
8.1.3For the purpose of Clause 8.1.1 acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.
8.2Non-Obligor Restricted Companies
8.2.1Cross Default
If:
8.2.1.1any Financial Indebtedness of a Non-Obligor Restricted Company is not paid when due, or where there is an applicable grace period, within the originally applicable grace period;
8.2.1.2any Financial Indebtedness of a Non-Obligor Restricted Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);
8.2.1.3any commitment for any Financial Indebtedness of a Non-Obligor Restricted Company is cancelled or suspended by a creditor of such Non-Obligor Restricted Company as a result of an event of default (however described); or
8.2.1.4any creditor of a Non-Obligor Restricted Company becomes entitled to declare any Financial Indebtedness of a Non-Obligor Restricted Company due and payable prior to its specified maturity as a result of an event of default (however described);
and the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness arising pursuant to Clauses 8.2.1.1 to 8.2.1.4 above exceeds an amount of US$15,000,000 (fifteen million Dollars) (or its equivalent in any other currency or currencies) then the Company shall comply with Clause 8.4 (General Procedure in respect of Specified Prepayment Events).
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8.2.2Insolvency
If:
8.2.2.1any Non-Obligor Restricted Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;
8.2.2.2the board of directors of a Non-Obligor Restricted Company adopts a resolution declaring that relevant Non-Obligor Restricted Company to be “financially distressed” (as defined in the Companies Act) or the board of that Non-Obligor Restricted Company has not timeously delivered the written notice required in terms of section 129(7) of the Companies Act; or
8.2.2.3a moratorium is declared or takes effect in respect of any indebtedness of any Non-Obligor Restricted Company;
8.2.3then the Company shall comply with the provisions of Clause 8.4 (General Procedure in respect of Specified Prepayment Events).
8.2.4Insolvency Proceedings
If:
8.2.4.1any corporate action, legal proceedings or other procedure or step is taken in relation to:
8.2.4.1.1the suspension of payments, the commencement of business rescue proceedings (whether by any Non-Obligor Restricted Company or by any other person under section 129 of the Companies Act or pursuant to an application by an “affected person” under section 131 of the Companies Act or by the court during any other proceedings in respect of any member of the Group), a moratorium of any Financial Indebtedness, liquidation, winding-up, dissolution, administration, judicial management, or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Non-Obligor Restricted Company;
8.2.4.1.2a composition, compromise, assignment or arrangement with any creditor of any Non-Obligor Restricted Company;
8.2.4.1.3the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, judicial manager, business rescue practitioner or other similar officer in respect of any Non-Obligor Restricted Company;
8.2.4.1.4enforcement of any Encumbrance over any assets of any Non-Obligor Restricted Company; or
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8.2.4.1.5any analogous procedure or step is taken in any jurisdiction,
8.2.4.2and any such procedure or proceedings are not contested in good faith or discharged within 30 (thirty) days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction);
8.2.4.3a resolution is passed by the board of directors of a Non-Obligor Restricted Company, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any Non-Obligor Restricted Company or any analogous procedure or step is taken in any jurisdiction, then the Company shall comply with the provisions of Clause 8.4 (General Procedure in respect of Specified Prepayment Events).
8.2.5Creditors’ Process
If the operation of an attachment, sequestration, distress or execution that affects a material part of the assets or revenues of a Non-Obligor Restricted Company arises and is not discharged within 21 (twenty one) days of such event occurring, then the Company shall comply with the provisions of Clause 8.4 (General Procedure in respect of Specified Prepayment Events).
8.3Guarantor Threshold Test
8.3.1If the Guarantor Threshold Test is not met on any Half-Yearly Measurement Date, and the Company has failed to procure that such number of Subsidiaries as is required to meet the Guarantor Threshold Test, have bound themselves as Additional Guarantors in accordance with the procedure set out in Clause 26.4 (Additional Guarantors) within 30 (thirty) days of the Compliance Certificate showing that the Guarantor Threshold Test has not been met, then the Company shall comply with the provisions of Clause 8.4 (General Procedure in respect of Specified Prepayment Events).
8.3.2For the purpose of this Clause 8.3, Guarantor Threshold Test means:
8.3.2.1the aggregate EBITDA of the Guarantors for the Measurement Period ending on each Half-Yearly Measurement Date; and
8.3.2.2the aggregate gross assets of the Guarantors on that Half-Yearly Measurement Date;
(in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) represents not less than 75% (seventy five percent) of the Consolidated EBITDA and 60% (sixty percent) of the consolidated gross assets (excluding goodwill) of the Group respectively.
8.3.3The Guarantor Threshold Test shall be determined on each Half-Yearly Measurement Date from and including the Half-Yearly Measurement Date falling on 31 December 2024.
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8.3.4For purposes of the Guarantor Threshold Test, the term “Group” shall exclude Project Finance Subsidiaries and the term “Half Yearly Measurement Date” shall mean the last day of each Financial Year of the Company and the last day of each of its Financial Half Years.
8.4General procedure in respect of Specified Prepayment Events
If any of the events specified in Clause 8.1 (Change of Control), Clause 8.2 (Non-Obligor Restricted Companies) or Clause 8.3 (Guarantor Threshold) occurs, then:
8.4.1the Company shall promptly notify the Agent upon becoming aware of that event;
8.4.2the Company shall enter into negotiations with the Lenders for a period of not more than 60 (sixty) days from the date of the notice referred to in Clause 8.4.1, with a view to agreeing terms and conditions acceptable to the Company and all of the Lenders for the continuation of the Facility;
8.4.3during the negotiation period referred to in Clause 8.4.2, a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and
8.4.4if an agreement is not reached during the negotiation period referred to in Clause 8.4.2, and if a Lender so requires and notifies the Agent after the negotiation period referred to in Clause 8.4.2 has ended, the Agent shall, by not less than 30 (thirty) days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents in respect of that Lender due and payable, in which case the Commitment of that Lender will be cancelled and that Lender’s participation in all such outstanding Loans together with accrued interest and all other amounts accrued under the Finance Documents will become due and payable on the date set out in the relevant notice.
8.5Sanctions
8.5.1If:
8.5.1.1a misrepresentation occurs in respect of the representations contained in Clause 20.17 (Anti-Corruption Law and Sanctions); or
8.5.1.2a breach of the undertakings contained in Clause 23.6 (Anti-corruption law and sanctions) occurs, each Obligor shall notify the Agent promptly upon becoming aware of that event (unless that Obligor is aware that a notification has already been provided by another Obligor).
8.5.2If any event contemplated by Clause 8.5.1 occurs, the following shall apply:
8.5.2.1upon the Agent receiving a notice from an Obligor under Clause 8.5.1 or a similar notice from any Finance Party, it shall notify the Lenders as soon as reasonably practicable;
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8.5.2.2a Lender shall not be obliged to fund any Utilisation; and
8.5.2.3if a Lender so requires and notifies the Agent, the Agent shall, by not less than 10 (ten) days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents in respect of that Lender due and payable, in which case the Commitment of that Lender will be cancelled and that Lender’s participation in all such outstanding Loans together with accrued interest and all other amounts accrued under the Finance Documents will become due and payable on the date set out in the relevant notice.
9.RESTRICTIONS
9.1Notices of cancellation or prepayment
Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or Clause 8 (Mandatory Prepayment and Cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
9.2Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
9.3Reborrowing of the Facility
Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement, other than in circumstances where the prepayment or repayment has been made pursuant to Clause 8 (Mandatory Prepayment and Cancellation), in which event the Commitments shall be reduced by the amount prepaid or repaid.
9.4Prepayment in accordance with Agreement
No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
9.5No reinstatement of Commitments
Subject to Clause 2.2 (Accordion option), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
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9.6Agent’s receipt of notices
If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or Clause 8 (Mandatory Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.
9.7Application of prepayments
Any prepayment of a Utilisation under Clause 7.3 (Voluntary Prepayment of Utilisations) shall be applied pro rata to each Lender’s participation in that Utilisation.
10.INTEREST
10.1Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
10.1.1the applicable Margin; and
10.1.2JIBAR.
10.2Payment of interest
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than 6 (six) Months, on the dates falling at 6 (six) monthly intervals after the first day of the Interest Period).
10.3Default interest
10.3.1If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 10.3.2 below is 2% (two percent) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.
10.3.2If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
10.3.2.1the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
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10.3.2.2the rate of interest applying to the overdue amount during that first Interest Period shall be 2% (two percent) per annum higher than the rate which would have applied if the overdue amount had not become due.
10.3.3Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
10.3.4If:
10.3.4.1.1any representation or statement made or deemed to be made by an Obligor in any Sustainability Performance Certificate or otherwise pursuant to Clause 20.25 (Sustainability-linked Provisions) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made (the Misrepresented KPI Information); and
10.3.4.1.2the application of the Margin Sustainability Adjustment definition would have resulted in:
10.3.4.1.2.1the effective Margin for the whole or part of an Interest Period being higher than the Margin that was actually applied for that Interest Period; and/or
10.3.4.1.2.2the effective commitment fee payable under Clause 13.1 (Commitment fee) being higher than the commitment fee that was actually applied for the relevant period,
10.3.4.1(i) the Sustainability Agent shall notify the Company (the Clawback Notice) and (ii) if such misrepresentation, if capable of remedy, is not remedied within 10 (ten) Business Days of the Clawback Notice, the Obligors shall within five (5) Business Days of a demand by the Sustainability Agent (together with supporting calculations setting out its calculation of the aggregate of all interest savings derived by a Borrower as a result of the downward adjustment to the Margin based on the performance achieved by that Borrower for the Sustainability KPI as a result of such Sustainability KPI being measured with reference to any Misrepresented KPI Information) make a payment to the Agent (for the benefit of the Lenders) in such amount as is necessary to:
10.3.4.1.1.1.1reflect the difference between the amount of interest that was actually paid for such Interest Period and the amount of interest that should have been paid for such Interest Period; and
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10.3.4.1.1.1.2reflect the difference between the commitment fee that was actually paid for the relevant period and the commitment fee that should have been paid for the relevant period,
10.3.4.2as a result of the application of the Margin Sustainability Adjustment definition.
10.4Notification of rates of interest
10.4.1The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.
10.4.2The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.
10.5Margin Adjustment
10.6If the Compliance Certificate received by the Agent which relates to the relevant Annual Financial Statements in relation to a Relevant Measurement Period shows that a higher or lower Margin should have applied, then the relevant Borrower shall promptly pay to the Agent any amounts, or the Agent shall adjust future payments of interest by amounts (as applicable, in each case necessary to put the Agent and the Lenders and the relevant Borrower in the position they would have been in had the appropriate rate of the Margin applied during such period). Any reduction in interest under this Clause 10.5 will only apply in relation to interest payable to each Lender that, on the date on which such reduced payment is made, retains its participation in the Loans made to the relevant Borrower in respect of which the lower Margin should have applied.
11.INTEREST PERIODS
11.1Selection of Interest Periods
11.1.1A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.
11.1.2Subject to this Clause 11, a Borrower (or the Company) may select an Interest Period of, 1 (one), 3 (three) or 6 (six) Months or any other period agreed between the Company, the Agent and all the Lenders.
11.1.3An Interest Period for a Loan shall not extend beyond the Termination Date.
11.1.4Each Interest Period for a Loan shall start on the Utilisation Date.
11.1.5A Loan has 1 (one) Interest Period only.
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11.2Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
12.CHANGES TO THE CALCULATION OF INTEREST
12.1Unavailability of Screen Rate
12.1.1Interpolated Screen Rate: If no Screen Rate is available for JIBAR for an Interest Period of a Loan, the applicable JIBAR shall be the Interpolated Screen Rate for a period equal in length to such Interest Period of that Loan.
12.1.2Reference Bank Rate: If no Screen Rate is available for JIBAR for (i) ZAR or (ii) an Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable JIBAR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to such Interest Period of that Loan.
12.1.3Cost of funds: If Clause 12.1.2 above applies but no Reference Bank Rate is available for ZAR or the relevant Interest Period there shall be no JIBAR for that Loan and Clause 12.5 (Cost of funds) shall apply to that Loan for that Interest Period.
12.2Calculation of Reference Bank Rate
12.2.1Subject to Clause 12.2.2 below, if JIBAR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.
12.2.2If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.
12.3Market disruption
If before close of business in Johannesburg on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 35% (thirty five percent) of the Loan) that:
12.3.1the cost to it or them of funding its participation in the Loan from whatever source it may reasonably select would be in excess of JIBAR; or
12.3.2the cost to it or them of obtaining matching deposits in the Relevant Market would be in excess of JIBAR for the relevant Interest Period, then Clause 12.5 (Cost of Funds) shall apply to the Loan for the relevant Interest Period.
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12.4Replacement of JIBAR
12.4.1If a JIBAR Replacement Event has occurred, any amendment or waiver which relates to providing for the use of a Replacement Benchmark in addition to or as substitute for JIBAR (or which relates to aligning any provision of a Finance Document to the use of that Replacement Benchmark) may be made with the prior written consent of the Agent (acting on the instructions of all the Lenders) and the Company.
12.4.2If, upon the occurrence of a JIBAR Replacement Event, this Agreement provides that the rate of interest for a Loan in ZAR is to be determined by reference to JIBAR, the Agent (acting on the instructions of all the Lenders) and the Company shall as soon as reasonably possible but no later than 15 (fifteen) days from the occurrence of such JIBAR Replacement Event enter into negotiations in good faith (for a period of no more than 10 (ten) Business days) with a view to agreeing the use of a Replacement Benchmark in place of JIBAR. Should the Agent (acting on the instructions of all the Lenders) and the Company fail to agree upon a Replacement Benchmark within 10 (ten) Business days after the commencement of such negotiations, the Agent (acting on the instructions of all the Lenders) shall determine the Replacement Benchmark, which determination shall be binding on all Parties.
12.5Cost of funds
12.5.1If this Clause 12.5 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
12.5.1.1the Margin; and
12.5.1.2the rate notified to the Company by the relevant Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source(s) it may reasonably select.
12.5.2If this Clause 12.5 applies and the Agent (or the relevant Lender) or the Company so requires, the Agent (or the relevant Lender) and the Company shall enter into negotiations (for a period of not more than 30 (thirty) days) with a view to agreeing a substitute basis for determining the rate of interest.
12.5.3Any alternative basis agreed pursuant to Clause 12.5.2 above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
12.5.4If the Lenders and the Company are unable to agree an alternative basis, pursuant to Clause 12.5.2 above, the Borrowers may prepay the Facility Outstandings, and cancel the Available Commitments, provided that no Prepayment Penalty shall be payable by the Borrowers to a Lender, where the Borrowers prepay the Facility Outstandings in accordance with this Clause 12.5.4.
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12.5.5If this Clause 12.5 applies but any Lender does not supply a quotation by the time specified in Clause 12.3.2, the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders (to the extent that there are any at the time in question).
12.6Break Costs
12.6.1Each Borrower shall, within 3 (three) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
12.6.2Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
13.FEES
13.1Commitment fee
13.1.1The Company shall pay, or shall procure that an Obligor shall pay to the Agent (for the account of each Lender) a fee computed at a rate per annum equal to 35% (thirty five percent) of the Margin on that Lender’s Available Commitment for the Availability Period (which Margin, for the avoidance of doubt, shall include, on and from the date of the Sustainability Trigger Event, the effect of any Margin Sustainability Adjustment).
13.1.2The accrued commitment fee is payable on the last day of each successive period of 3 (three) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
13.1.3No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day which that Lender is a Defaulting Lender.
13.1.4If the Margin is due to change following the receipt by the Agent of a Compliance Certificate, the commitment fee rate will change on the Business Day following the receipt by the Agent of the Compliance Certificate.
13.2Participation fee
The Company shall pay to the Agent (for the account of each Original Lender) a participation fee in the amount and at the times agreed in a Fee Letter.
13.3Agency fee
The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
13.4Coordination fee
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The Company shall pay to the Agent (for the account of each Sustainability Coordinator and Coordinator) a coordination fee in the amount and at the times agreed in a Fee Letter.
14.TAX GROSS UP AND INDEMNITIES
14.1Definitions
14.1.1In this Agreement:
14.1.1.1Finnish Qualifying Lender means a Lender which:
14.1.1.1.1is beneficially entitled to an interest payment under a Finance Document and which fulfils the conditions imposed by Finnish law in order for such interest payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or
14.1.1.1.2is a Finnish Treaty Lender;
14.1.1.2Finnish Treaty Lender means a Lender which:
14.1.1.2.1is treated as resident of a Finnish Treaty State for the purposes of the Finnish Treaty; or
14.1.1.2.2does not carry on business in Finland through a permanent establishment with which that Lender's participation in the Loan is effectively connected;
14.1.1.2.3is acting from a Facility Office situated in its jurisdiction of incorporation; and
14.1.1.2.4fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on all interest payments under the Finance Documents by Finland, subject to the completion of any necessary procedural formalities;
14.1.1.3Finnish Treaty State means a jurisdiction having a double taxation agreement with Finland (the Finnish Treaty), which makes provision for full exemption from Tax imposed by Finland on all interest payments under the Finance Documents;
14.1.1.4Income Tax Act means the Income Tax Act, 1962 of South Africa.
14.1.1.5Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
14.1.1.6Qualifying Lender means a Lender which is beneficially entitled to interest as defined in section 24J(1) of the Income Tax Act) payable to that Lender in respect of an advance under a Finance Document and is:
14.1.1.6.1a Lender which is tax resident in South Africa;
14.1.1.6.2a Lender which is not tax resident in South Africa if:
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14.1.1.6.2.1such advance in respect of which that interest is paid is effectively connected with or attributable to a permanent establishment of that Lender in South Africa;
14.1.1.6.2.2that Lender is registered as a taxpayer in terms of Chapter 3 of the Tax Administration Act, 2011 of South Africa; and
14.1.1.6.2.3that Lender has by the due date for payment of that interest submitted to the Borrower a declaration (a Tax Declaration) in such form as may be prescribed by the Commissioner for the South African Revenue Service pursuant to section 50E(2) of the Income Tax Act that that Lender is, in terms of section 50D(3) of the Income Tax Act, exempt from the withholding tax on interest in respect of that payment; or
14.1.1.6.2.4a Treaty Lender.
14.1.1.7Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
14.1.1.8Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
14.1.1.9Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).
14.1.1.10Treaty Lender means a Lender which:
14.1.1.10.1is treated as a resident of a Treaty State for the purposes of a Treaty;
14.1.1.10.2does not carry on a business in South Africa through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and
14.1.1.10.3otherwise qualifies under the terms of a Treaty for full exemption from tax imposed by South Africa on interest.
14.1.1.11Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with South Africa which makes provision for full exemption from Tax imposed by South Africa on interest.
14.1.2Unless a contrary indication appears, in this Clause 14 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
14.2Tax gross-up
14.2.1Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
14.2.2The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify
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the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.
14.2.3If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
14.2.4A payment shall not be increased under Clause 14.2.3 above by reason of a Tax Deduction on account of Tax imposed by South Africa, if on the date on which the payment falls due:
14.2.4.1the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
14.2.4.2the relevant Lender is a Qualifying Lender solely by virtue of Clause 14.1.1.6.2 of the definition of Qualifying Lender and the relevant Lender has not given a Tax Declaration to the Borrower by the due date for the relevant interest payment; or
14.2.4.3the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 14.2.9 below.
14.2.5A payment shall not be increased under Clause 14.2.3 above by reason of a Tax Deduction on account of Tax imposed by Finland, if on the date on which the payment falls due:
14.2.5.1the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Finnish Qualifying Lender, but on that date that Lender is not or has ceased to be a Finnish Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
14.2.5.2the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 14.2.9 below.
14.2.6A payment by an Obligor incorporated or formed under the laws of the United States, any state thereof or the District of Columbia or by any Agent incorporated or formed under the laws of the United States or that is otherwise treated as a “U.S. Payor” or a “U.S. middleman” as defined under Treas. Reg. Section 1.6049-5(c)(5) shall not be increased under Clause 14.2.3 above by reason of a Tax Deduction on account of Tax imposed by the United
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States, if on the date on which the payment falls due the relevant Lender has not complied with its obligations under Clause 14.10 (US Tax Forms).
14.2.7If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
14.2.8Within 30 (thirty) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
14.2.9A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.
14.3Tax indemnity
14.3.1The Company shall (within 3 (three) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
14.3.2Clause 14.3.1 above shall not apply:
14.3.2.1with respect to any Tax assessed on a Finance Party under the law of the jurisdiction in which:
14.3.2.1.1that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
14.3.2.1.2that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,
14.3.3if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
14.3.3.1to the extent a loss, liability or cost:
14.3.3.1.1is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or
14.3.3.1.2would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 14.2.4 or 14.2.5 of Clause 14.2 (Tax gross-up) applied; or
14.3.3.1.3relates to a FATCA Deduction required to be made by a Party.
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14.3.4A Protected Party making, or intending to make, a claim under Clause 14.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.
14.3.5A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.
14.4Tax Credit
14.4.1If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
14.4.1.1a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
14.4.1.2that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
14.4.2Each Finance Party and each of its affiliates have sole and absolute discretion as to how they organise their respective Tax affairs and none of them are under any obligation to utilise any amount of the Tax Payment as a Tax Credit.
14.4.3Each Finance Party and each of its affiliates have no obligation to disclose any information whatsoever regarding their Tax affairs to any other Party.
14.5Lender status confirmation
14.5.1Each Lender which becomes a Party to this Agreement after the Signature Date shall indicate, in the Transfer Certificate or Substitute Affiliate Lender Designation Notice which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
14.5.1.1not a Qualifying Lender;
14.5.1.2a Qualifying Lender (other than a Treaty Lender); or
14.5.1.3a Treaty Lender.
14.5.2Upon reasonable request of the Borrower or any other Obligor, each Lender agrees to provide the Borrower or Obligor with such information reasonably available to it, to afford the Borrower or other Obligor the opportunity to demonstrate in its taxation (i) that the Lender can be held comparable to a corporation (in Finnish: yhteisö) and (ii) that the Lender appropriately includes the interest income for the purpose of assessing a hybrid mismatch or a hybrid entity (as laid down by Council Directive (EU) 2017/952 of 29 May 2017
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amending Directive (EU) 2016/1164 and the Finnish hybrid act, in Finnish “Laki eräiden rajat ylittävien hybridijärjestelyjen verotuksesta”).
14.5.3If a New Lender, Replacement Lender or Substitute Affiliate Lender fails to indicate its status in accordance with this Clause 14.5 then such New Lender, Replacement Lender or Substitute Affiliate Lender (as the case may be) shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate or Substitute Affiliate Lender Designation Notice shall not be invalidated by any failure of a Lender to comply with this Clause 14.5.
14.6Stamp taxes
The Company shall pay and, within 3 (three) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
14.7VAT
14.7.1All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 14.7.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
14.7.2If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
14.7.2.1(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Clause 14.7.2.1 applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
14.7.2.2(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the
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extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
14.7.3Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
14.7.4In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
14.8FATCA Information
14.8.1Subject to Clause 14.8.3 below, each Party shall, within 10 (ten) Business Days of a reasonable request by another Party:
14.8.1.1confirm to that other Party whether it is:
14.8.1.1.1a FATCA Exempt Party; or
14.8.1.1.2not a FATCA Exempt Party;
14.8.1.2supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
14.8.1.3supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.
14.8.2If a Party confirms to another Party pursuant to Clause 14.8.1.1 above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
14.8.3Clause 14.8.1 above shall not oblige any Finance Party to do anything, and Clause 14.8.1.3 above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
14.8.3.1any law or regulation;
14.8.3.2any fiduciary duty; or
14.8.3.3any duty of confidentiality.
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14.8.4If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 14.8.1.1 or 14.8.1.2 above (including, for the avoidance of doubt, where Clause 14.8.3 above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
14.8.5If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 (ten) Business Days of:
14.8.5.1where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the Signature Date;
14.8.5.2where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;
14.8.5.3the date a new US Tax Obligor accedes as a Borrower; or
14.8.5.4where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
14.8.5.5a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
14.8.5.6any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
14.8.6The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 14.8.5 to the relevant Borrower.
14.8.7If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to Clause 14.8.5 is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.
14.8.8The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 14.8.5 or 14.8.7 without further verification. The Agent shall not be liable for any action taken by it under or in connection with Clauses 14.8.5, 14.8.6 or 14.8.7.
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14.9FATCA Deduction
14.9.1Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
14.9.2Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.
14.10US Tax Forms
14.10.1Upon request of the Borrower, a Lender or the Agent shall provide to the Borrower and Agent, as applicable, such properly completed and executed documentation, including (but not limited to) IRS Form W-8BEN-E, IRS Form W-8IMY (with appropriate attachments), IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-9 and/or other documents reasonably requested by the Borrower or the Agent as will permit such payments to be made without US withholding (including US backup withholding) or at a reduced rate of withholding, and shall update such form from time to time thereafter upon the reasonable request of such Borrower or the Agent, as applicable, or on or before the expiration, obsolescence or invalidity of any previously delivered US tax forms
15.INCREASED COSTS
15.1Increased costs
15.1.1Subject to Clause 15.3 (Exceptions) the Company shall, within 3 (three) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signature Date or (iii) the implementation or application or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
15.1.2In this Agreement Increased Costs means:
15.1.2.1a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
15.1.2.2an additional or increased cost; or
15.1.2.3a reduction of any amount due and payable under any Finance Document,
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which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
15.2Increased cost claims
15.2.1A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.
15.2.2Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
15.2.3Each Finance Party providing a certificate in terms of Clause 15.2.2, is not required to disclose any information it deems to be confidential or commercially sensitive.
15.3Exceptions
15.3.1Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:
15.3.1.1attributable to a Tax Deduction required by law to be made by an Obligor;
15.3.1.2attributable to a FATCA Deduction required to be made by a Party;
15.3.1.3compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 14.3.2 of Clause 14.3 (Tax indemnity) applied);
15.3.1.4attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or
15.3.1.5attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signature Date (but excluding any Increased Costs arising out of Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates)).
15.3.2In this Clause 15.3, a reference to:
15.3.2.1a Tax Deduction has the same meaning given to that term in Clause 14.1 (Definitions);
15.3.2.2Basel III means:
15.3.2.2.1the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement,
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standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
15.3.2.2.2the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
15.3.2.2.3any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.”
15.3.2.3CRD IV means:
15.3.2.3.1Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
15.3.2.3.2Directive 2013/36/EU of the European Parliament and the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
16.OTHER INDEMNITIES
16.1Currency indemnity
16.1.1If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
16.1.1.1making or filing a claim or proof against that Obligor;
16.1.1.2obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within 3 (three) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
16.1.2Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
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16.2Other indemnities
The Company shall (or shall procure that an Obligor will), within 3 (three) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
16.2.1the occurrence of any Event of Default;
16.2.2a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing Among Finance Parties);
16.2.3funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
16.2.4a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.
16.3Environmental Indemnity
16.3.1The Obligors agree to indemnify each Finance Party, each Affiliate of a Finance Party and their respective directors, officers and employees (together, the Indemnified Parties), within 3 (three) Business Days of demand, against any cost, loss, damages or liability (actual or contingent) suffered or incurred by that Indemnified Party (including all legal costs incurred by any Finance Party) (except to the extent solely caused by such Indemnified Party’s own gross negligence or wilful default) which arises, directly or indirectly, as a result of or in connection with:
16.3.1the provision by the Lenders of the financing provided pursuant to the Finance Documents and/or the purpose for which such financing was utilised;
16.3.2any litigation commenced against any Indemnified Party arising out of the execution or performance of, or enforcement by the Lenders of any rights under, any Finance Document;
16.3.3an Environmental Claim;
16.3.4any actual or alleged violation of any Environmental Laws resulting from, or in connection with, the assets or business of the Obligors and/or any transaction financed or to be financed with the proceeds of any advances made under the Finance Documents; or
16.3.5any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Environmental Claim and any other enquiry, investigation, subpoena (or similar order) or litigation in respect of any breach of any Environmental Law that has or is reasonably likely to give rise to a liability for any Finance Party,
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16.3.6which relates to the Group, any assets of the Group or the operation of all or part of the business of the Group (or, in each case, any member of the Group) and which would not have arisen if the Finance Documents or any of them had not been executed by that Finance Party. Any Indemnified Party may rely on this Clause 16.3 as a stipulation for its or his benefit.
16.4Indemnity to the Agent
The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
16.4.1investigating any event which it reasonably believes is a Default;
16.4.2acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately recognised; or
16.4.3instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
16.5Indemnity to the Sustainability Agent
The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Sustainability Agent (acting reasonably) as a result of:
16.5.1investigating any event which it reasonably believes is a Default;
16.5.2acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately recognised; or
16.5.3instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
16.6Indemnity to the Sustainability Coordinators
The Company shall promptly indemnify each Sustainability Coordinator against any cost, loss or liability incurred by that Sustainability Coordinator (acting reasonably) as a result of:
16.6.1investigating any event which it reasonably believes is a Default;
16.6.2acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately recognised; or
16.6.3instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
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17.MITIGATION BY THE LENDERS
17.1Mitigation
17.1.1Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
17.1.2Clause 17.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.
17.2Limitation of liability
17.2.1The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).
17.2.2A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18.COSTS AND EXPENSES
18.1Transaction expenses
The Company shall promptly on demand pay any Finance Party the amount of all costs and expenses (including legal fees subject to any agreed cap) reasonably incurred by such Finance Party in connection with the negotiation, preparation, printing, execution and syndication of:
18.1.1this Agreement and any other documents referred to in this Agreement; and
18.1.2any other Finance Documents executed after the Signature Date.
18.2Amendment costs
If:
18.2.1an Obligor requests an amendment, waiver or consent in respect of a Finance Document or any document referred to in this Agreement; or
18.2.2an amendment is required pursuant to Clause 30.10 (Change of currency), the Company shall, within 3 (three) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees, subject to any agreed cap) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.
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18.3Enforcement costs
The Company shall, within 3 (three) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
19.GUARANTEE AND INDEMNITY
19.1Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
19.1.1guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;
19.1.2undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
19.1.3agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.
19.2Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
19.3Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
19.4Waiver of defences
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The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:
19.4.1any time, waiver or consent granted to, or composition with, any Obligor or other person;
19.4.2the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
19.4.3the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
19.4.4any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
19.4.5any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
19.4.6any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
19.4.7any insolvency or similar proceedings.
19.5Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
19.6Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
19.6.1refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
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19.6.2hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.
19.7Deferral of Guarantors’ rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:
19.7.1to be indemnified by an Obligor;
19.7.2to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
19.7.3to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
19.7.4to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);
19.7.5to exercise any right of set-off against any Obligor; and/or
19.7.6to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or Distribution in relation to such rights it shall hold that benefit, payment or Distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment Mechanics).
19.8Release of Guarantors’ right of contribution
If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
19.8.1that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
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19.8.2each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
19.9Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
19.10US Guarantors
19.11Terms used in this Clause 19.10 are to be construed in accordance with any applicable fraudulent transfer laws.
19.11.1Each US Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents.
19.11.2Each Finance Party agrees that each US Guarantor’s liability under this Clause 19 is limited so that no obligation of, or transfer by, any US Guarantor under this Clause 19 is subject to avoidance and turnover under any fraudulent transfer law.
19.11.3Each US Guarantor represents and warrants to each Finance Party that:
19.11.3.1the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;
19.11.3.2its capital is not unreasonably small to carry on its business as it is being conducted;
19.11.3.3it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and
19.11.3.4it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.
19.11.4Each representation and warranty in this Clause 19.10:
19.11.4.1is made by Stillwater on the Signature Date;
19.11.4.2is deemed to be repeated by:
19.11.4.2.1each Additional Guarantor on the date that Additional Guarantor becomes a US Guarantor; and
19.11.4.2.2each US Guarantor on the date of each Utilisation Request and the first day of each Interest Period; and
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19.11.4.3is, when repeated, applied to the circumstances existing at the time of repetition.
19.12Finnish guarantee limitations
19.13Notwithstanding anything to the contrary in any of the Finance Documents, the guarantee and indemnity obligations provided under this Clause 19 by any Finnish Guarantor from time to time shall be limited if and to the extent (and only to the extent) required by the application of the mandatory provisions of the Finnish Companies Act regulating: (i) unlawful financial assistance, as provided in Chapter 13, Section 10 of the Finnish Companies Act, and (ii) unlawful distribution of assets, as provided in Chapter 13, Section 1 of the Finnish Companies Act, or other applicable mandatory provisions of the Finnish Companies Act.
20.REPRESENTATIONS
Each Obligor makes the representations and warranties in respect of itself and, where expressly provided, each Restricted Company or Subsidiary (as the case may be), set out in this Clause 20 to each Finance Party on the Signature Date, save for the representations and warranties set out in Clause 20.25 (Sustainability-linked Provisions) which are deemed to be made by each Obligor on the date of the Sustainability Trigger Event and shall not be made or deemed to be made by any Obligor prior to the date of the Sustainability Trigger Event.
20.1Status
20.1.1Each Restricted Company is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
20.1.2Each Restricted Company has the power to own its assets and carry on its business as it is being conducted.
20.2Binding obligations
The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.
20.3Non-conflict with other obligations
The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:
20.3.1any law or regulation applicable to it;
20.3.2its constitutional documents; or
20.3.3any material agreement or instrument binding upon it or any of its assets.
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20.4Power and authority
Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
20.5Validity and admissibility in evidence
All Authorisations required:
20.5.1to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
20.5.2for the validity or enforceability of any Finance Document to which each Obligor is a party or to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect including, without limitation, any authorisation required from the South African Reserve Bank.
20.6Governing law and enforcement
20.6.1Subject to the Legal Reservations, the choice of law specified as the governing law of the Finance Documents to which each Obligor is a party will be recognised and enforced in its jurisdiction of incorporation.
20.6.2Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.
20.7Insolvency
20.7.1No Restricted Company has taken any corporate action, nor have any legal proceedings or creditors’ process been started or (to the best of its knowledge and belief) threatened in writing against it, for its winding-up, dissolution or business rescue, or for the appointment of a liquidator, business rescue practitioner or similar officer of it or of its assets.
20.7.2No Restricted Company is “financially distressed” (as defined in the Companies Act), to the extent that Applicable Inter-company Loans are excluded from the calculation of the fair value of such Restricted Company’s liabilities.
20.8No filing or stamp taxes
Except to the extent set out in any legal opinion provided pursuant to the Finance Documents, under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.
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20.9No deduction of Tax
As at the Signature Date, it is not required to make any deduction for or on account of tax from any payment it may make under any Finance Document to which it is a party, other than (i) the withholding tax on interest income required to be withheld from interest income payable by South African tax residents to non-Qualifying Lenders; (ii) the withholding tax on interest income required to be withheld from interest income payable by a Finnish Obligor to a Lender that is not a Finnish Qualifying Lender; or (iii) if the relevant Lender has not complied with its obligations under Clause 14.10 (US Tax Forms).
20.10No default
20.10.1As at the Signature Date, the Effective Date and the first Utilisation Date, no Default is continuing or might reasonably be expected to result from the entry into of, or the performance of any transaction contemplated by, the Finance Documents or from its making use of any Utilisation.
20.10.2As at any date falling after the first Utilisation Date, no Event of Default is continuing or might reasonably be expected to result from the entry into of, or the performance of any transaction contemplated by, the Finance Documents or from it making use of any Utilisation.
20.10.3No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which could reasonably be expected to have a Material Adverse Effect.
20.11No misleading information
20.11.1Any information provided in writing to the Finance Parties in connection with the Finance Documents, was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.
20.11.2Any financial projections provided to the Finance Parties in connection with the Finance Documents have been prepared on the basis of recent historical information and is believed in good faith to be based on reasonable assumptions (at the time provided).
20.11.3No information provided to the Finance Parties in connection with the Finance Documents omits as at the date provided any information which, if disclosed, would reasonably be expected to materially and adversely affect the decision of the Lenders in considering whether or not to provide finance to the Borrowers under this Agreement.
20.11.4Nothing has occurred since the date of the provision of information to the Finance Parties in connection with the Finance Documents which, if disclosed, would reasonably be expected to materially and adversely affect the decision of the Lenders in considering whether or not to provide finance to the Borrowers under this Agreement.
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20.12Financial statements
20.12.1In relation to the Company, its latest Annual Financial Statements were prepared in accordance with IFRS and fairly represent the Group’s financial condition and operations during the relevant financial period (on a consolidated basis, where applicable).
20.12.2In relation to Stillwater, the latest Annual Financial Statements of Thor US Holdco were prepared in accordance with US GAAP or IFRS and fairly represent its financial condition and operations during the relevant financial period (on a consolidated basis).
20.12.3In relation to any Obligor other than the Company, Stillwater or, if applicable, any US Debtor, its latest Annual Financial Statements were prepared in accordance with IFRS and fairly represent its financial condition and operations during the relevant financial period (on a consolidated basis, where applicable).
20.12.4In relation to any US Debtor (after it has become an Obligor), its latest Annual Financial Statements were prepared in accordance with US GAAP or IFRS and fairly represent its financial condition and operations during the relevant financial period (on a consolidated basis, where applicable).
20.13No proceedings pending or threatened
20.14Other than as disclosed:
20.14.1in its Financial Statements most recently delivered to the Agent; or
20.14.2to the Finance Parties prior to the date of this Agreement
20.15no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of its knowledge and belief, after due enquiry) threatened in writing against it which are reasonably expected to have a Material Adverse Effect.
20.16No breach of laws
20.16.1No Restricted Company is, nor is it likely to be as a result of entering into and performing its obligations under the Finance Documents to which it is a party, in violation of any law or in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which would be reasonably expected to have a Material Adverse Effect.
20.16.2No Restricted Company has breached any law or regulation (including Environmental Laws) which breach has or would be reasonably expected to have a Material Adverse Effect.
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20.17Environmental laws
20.17.1Each Restricted Company is in compliance with the undertakings given in Clause 23.3 (Environmental compliance) and Clause 23.5 (Environmental information and undertakings) regarding Environmental compliance and Environmental Claims, save to the extent that such non-compliance would not be reasonably expected to have a Material Adverse Effect and (to the best of its knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would be reasonably expected to have a Material Adverse Effect.
20.17.2Each Restricted Company has adopted and complies with an environmental policy which requires monitoring of, and all applicable Environmental Laws and Environmental Permits applicable to it from time to time, unless non-compliance with such policy would not be reasonably expected to cause a Material Adverse Effect.
20.17.3No Environmental Claim has commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened in writing against any member of the Group where that claim has or would reasonably be expected if adversely determined to have a Material Adverse Effect.
20.18Taxation
20.18.1Each Restricted Company has duly and punctually paid and discharged all taxes imposed upon it or its assets within the time period allowed without incurring penalties, except to the extent that:
20.18.1.1payment is being contested in good faith;
20.18.1.2it has maintained adequate reserves for those taxes; and
20.18.1.3payment can be lawfully withheld.
20.18.2The representation in Clause 20.16.1 shall not apply where the representation or statement relates to taxes, which do not in aggregate exceed US$15,000,000 (fifteen million Dollars) (or its equivalent in any other currency or currencies) in any Financial Year.
20.19Anti-corruption law and sanctions
20.19.1It and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption and anti-money laundering laws and regulations and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and regulations.
20.19.2None of the Company or any of its Subsidiaries or any of their respective directors:
20.19.2.1is a Person that is, or is owned or controlled by Persons that are, the subject of any Sanctions; or
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20.19.2.2is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria.
20.19.3For the purpose of this Clause 20.17 (Anti-corruption law and sanctions) and Clause 23.6 (Anti-corruption law and sanctions):
20.19.3.1Governmental Authority means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
20.19.3.2OFAC means the Office of Foreign Assets Control of the US Department of the Treasury.
20.19.3.3Person means an individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership.
20.19.3.4Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.
20.19.3.5Sanctions Authorities means:
20.19.3.5.1the United States government;
20.19.3.5.2the United Nations;
20.19.3.5.3the European Union;
20.19.3.5.4the United Kingdom; or
20.19.3.5.5the respective Governmental Authorities of any of the foregoing, including without limitation, OFAC, the US Department of State and His Majesty’s Treasury of the United Kingdom.
20.20Security and Financial Indebtedness
20.20.1No Encumbrance exists over all or any Restricted Company’s assets except for Permitted Encumbrances.
20.20.2No member of the Group other than an Obligor or a Project Finance Subsidiary has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.
20.21Pari passu ranking
Each Obligor’s payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in the jurisdiction of its incorporation.
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20.22Good title to assets
Each Restricted Company has good title to or valid leases or licences of, all of the assets necessary to carry on its business as presently conducted, the absence of which would reasonably be expected to have a Material Adverse Effect.
20.23Intellectual property
No Restricted Company is aware of any adverse circumstances relating to any intellectual property required for use in its business which has or would be reasonably expected to have a Material Adverse Effect.
20.24Accounting reference date
The accounting reference date of each member of the Group is 31 December, provided that the accounting reference date of WPL or any person that has become a member of the Group after the Signature Date, shall be changed to 31 December within 1 (one) financial year of it becoming a member of the Group.
20.25No Material Adverse Effect
There has been no material adverse change in the business, operations, properties or financial condition of the Group taken as a whole, in respect of the representations made on the Signature Date, since the date of the Original Financial Statements of the Company and, in respect of each representation made after the Signature Date, since the date of the most recent Annual Financial Statements of the Company.
20.26US Regulations
20.27It is not:
20.27.1a public utility (as such term is used in the United States Federal Power Act of 1920) or subject to regulation under the United States Federal Power Act of 1920);
20.27.2required to be registered as an investment company (as such term is used in the United States Investment Company Act of 1940) or subject to regulation under the United States Investment Company Act of 1940; or
20.27.3subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.
20.28Sustainability-linked Provisions
20.28.1Any calculations set out in the most recently delivered Sustainability Performance Certificate in respect of Sustainability KPIs and Sustainability Performance Targets were prepared in good faith and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.
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20.28.2Any factual written information provided by or on behalf of any member of the Group to the Sustainability Verification Provider (or any Finance Party) for the purposes of preparing the most recently delivered Sustainability Report or Limited Assurance Statement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated and was not misleading in any material respect as at the date it was provided or as at the date (if any) at which it was stated.
20.28.3Notwithstanding any other provision of any Finance Document, if any representation or statement made in this Clause 20.25 is or proves to have been incorrect or misleading, this shall not result in a Default or Event of Default and the only effect of such circumstances shall be as set out in the definition of “Margin Sustainability Adjustment”.
20.29Repetition
20.29.1All the representations and warranties in this Clause are made by the Obligors on the Signature Date and the Effective Date.
20.29.2The Repeating Representations are deemed to be made by the Company and each Obligor in respect of itself, and where expressly stated, in respect of each Restricted Company, by reference to the facts and circumstances then existing on:
20.29.2.1the date of each Utilisation Request and the first day of each Interest Period; and
20.29.2.2in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.
20.29.3The representations in Clause 20.25 (Sustainability-linked Provisions) are deemed to be made by the Company by reference to the facts and circumstances then existing on each date that it delivers a Sustainability Performance Certificate and in respect of such Sustainability Performance Certificate.
21.INFORMATION UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
21.1Financial statements
The Company shall supply to the Agent in sufficient copies for all the Lenders:
21.1.1as soon as the same become available, but in any event within 120 (one hundred and twenty) days after the end of each of its Financial Years:
21.1.1.1its audited consolidated financial statements for that Financial Year;
21.1.1.2in relation to Stillwater, the audited consolidated financial statements of Thor US Holdco for that Financial Year; and
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21.1.1.3the audited financial statements of each Obligor (other than the Company and Stillwater) for that Financial Year; and
21.1.2as soon as the same become available, but in any event within 60 (sixty) days after the end of each of its Financial Half Years:
21.1.2.1its unaudited condensed consolidated financial statements for that Financial Half Year;
21.1.2.2the unaudited management accounts of each Obligor for that Financial Half Year; and
21.1.3as soon as they become available, but in any event within 60 (sixty) days of the end of each Financial Quarter ending on 31 March or 30 September:
21.1.3.1 its unaudited management accounts for that Financial Quarter; and
21.1.3.2the unaudited management accounts of each Obligor for that Financial Quarter;
21.2Compliance Certificate
21.2.1The Company shall supply to the Agent a Compliance Certificate:
21.2.1.1with each set of Financial Statements delivered pursuant to Clauses 21.1.1.1, 21.1.2.1 and 21.1.3.1, setting out (in reasonable detail), computations as to compliance with Clause 22 (Financial Covenants) and specify each Material Company as at the date as at which those Financial Statements were drawn up; and
21.2.1.2with each set of Financial Statements delivered pursuant to Clause 21.1.1.1 setting out (in reasonable detail) (i) the aggregate market value of the product delivered to non-Restricted Companies pursuant to the Streaming Transactions permitted under the definition of Permitted Disposal during the relevant Financial Year and (ii) the total market value of inventory and commodities delivered pursuant to Permitted Inventory Transactions during the relevant Financial Year and the total book value of receivables disposed of pursuant to such transactions during that Financial Year,
21.2.2and which shall include, in each instance, a reconciliation between the numbers set out in the relevant financial statements and the numbers used to calculate compliance with Clause 22 (Financial Covenants), the Guarantor Threshold Test (in the case of Half-Yearly Measurement Date) and the determination of Material Companies, including all balance sheet, cashflow and income statement adjustments, under IFRS applicable to the Group (applied taking into account IFRS prior to 1 January 2019 and as at the date of the relevant calculation).
21.2.3Each Compliance Certificate shall be signed by two directors of the Company, one of which shall be the chief financial officer of the Company.
21.3Requirements as to financial statements
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21.3.1Each set of Financial Statements delivered by the Company pursuant to Clause 21.1 (Financial Statements) shall be certified by a director of the relevant company as fairly representing its financial condition (or, if applicable, its consolidated financial condition) as at the date as at which those Financial Statements were drawn up.
21.3.2The Company shall procure that each set of Financial Statements delivered pursuant to Clause 21.1 (Financial Statements) is prepared using the Accounting Principles (or, if delivered in respect of a US Debtor, the Accounting Principles or US GAAP).
21.3.3The Company shall procure that each set of Financial Statements of an Obligor delivered pursuant to Clause 21.1 (Financial Statements) is prepared using the Accounting Principles (or, if delivered in respect of a US Debtor, the Accounting Principles or US GAAP), accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of Financial Statements, it notifies the Agent that there has been a change in IFRS (or, if delivered in respect of a US Debtor, IFRS or US GAAP), the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:
21.3.3.1a description of any change necessary for those Financial Statements to reflect the IFRS or US GAAP, as applicable, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and
21.3.3.2sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those Financial Statements and that Obligor’s Original Financial Statements, provided that no such notification shall be required to be provided by the Company to the Agent if the matters referred to in Clauses 21.3.3.1 and 21.3.3.2 are adequately disclosed in those financial statements.
21.3.4Any reference in this Agreement to those Financial Statements shall be construed as a reference to those Financial Statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
21.3.5The accounting reference date referred to in Clause 20.22 (Accounting Reference Date), shall not be changed.
21.4Information: Keliber Companies, Rhyolite Ridge and 2026 Notes
21.5The Company shall supply to the Agent:
21.5.1promptly, but in any case by no later than 30 (thirty) days prior to the proposed date for the finalisation thereof, a summary of the agreed financing plans for the development of each
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Keliber Company and Rhyolite Ridge, including but not limited to, details of any recourse that the financiers or lenders of each Keliber Company and Rhyolite Ridge are proposed to have against any member of the Group;
21.5.2promptly but in any case by no later than 31 May 2026, the updated liquidity plan for the Group which shall reflect the refinancing plan in respect of the Financial Indebtedness arising pursuant to the 4.000% US$675,000,000 senior notes due 16 November 2026, issued under the indenture dated 16 November 2021 and the USD RCF Agreement.
21.6Information: miscellaneous
The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
21.6.1if requested by the Agent, a report issued by the Company’s auditors confirming the arithmetic computations and the proper extraction of figures applied in determining which members of the Group are Material Companies and that the Guarantor Threshold Test has been met;
21.6.2all documents dispatched by the Company to its shareholders (or any class of them) or by the Company or any other Obligors to its creditors generally (or any class of them);
21.6.3promptly upon becoming aware of them, details and copies of any changes proposed to be or made to its constitutional documents or the constitutional documents of it or any other Obligor, including the filing of any Memorandum of Incorporation under the Companies Act;
21.6.4promptly, notice of any change in authorised signatories of it or any other Obligor signed by a director or company secretary of it or such other Obligor (as the case may be) accompanied by specimen signatures of any new authorised signatories;
21.6.5promptly, upon request by the Agent, such additional information or documentation as the Agent may reasonably require in order to verify that any signatory referred to in Clause 21.5.4 has been duly authorised;
21.6.6promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings, winding-up applications, liquidation applications or business rescue applications which are reasonably likely to be adversely determined and, if so determined, would be reasonably likely to have a Material Adverse Effect;
21.6.7promptly upon it becoming aware of it, of any breach of the terms and conditions of a Streaming Transaction which (a) is reasonably likely to result in a liability for damages or other claim(s) in respect of such breach being imposed on members of the Group in excess of US$50,000,000 (fifty million Dollars) (in aggregate) or (b) otherwise has or is reasonably likely to have a Material Adverse Effect;
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21.6.8promptly such further information requested by the Agent relating to any acquisition of shares in DRDGold and any Streaming Transaction; and
21.6.9promptly such further information regarding the financial condition, business and operations of the Group and/or any member of the Group as any Finance Party (through the Agent) may reasonably request.
21.7Notification of default
21.7.1The Company shall promptly notify the Agent of any Default (and the steps, if any, being taken to remedy it) upon becoming aware of its occurrence.
21.7.2Promptly upon request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing), specifying the Default and the steps, if any, being taken to remedy it.
21.8Use of websites
21.8.1The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the Designated Website) if:
21.8.1.1the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
21.8.1.2both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
21.8.1.3the information is in a format previously agreed between the Company and the Agent.
21.8.2If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.
21.8.3The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.
21.8.4The Company shall promptly upon becoming aware of its occurrence notify the Agent if:
21.8.4.1the Designated Website cannot be accessed due to technical failure;
21.8.4.2the password specifications for the Designated Website change;
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21.8.4.3any new information which is required to be provided under this Agreement is posted onto the Designated Website;
21.8.4.4any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
21.8.4.5the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
21.8.5If the Company notifies the Agent under Clause 21.7.4.1 or Clause 21.7.4.5 above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
21.8.6Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 (ten) Business Days.
21.9“Know your customer” checks
21.9.1If:
21.9.1.1the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signature Date;
21.9.1.2any change in the status of or shareholders of an Obligor (other than the Company) after the Signature Date; or
21.9.1.3a proposed transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such transfer, obliges the Agent or any Lender (or, in the case of Clause 21.8.1.3 above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 21.8.1.3 above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 21.8.1.3 above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
21.9.2Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary
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“know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
21.9.3The Company shall, by not less than 10 (ten) Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 26 (Change of Obligors).
21.9.4Following the giving of any notice pursuant to Clause 21.8.3 above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.
21.10Sustainability Performance Certificate
21.10.1For each Sustainability Performance Period, commencing with (and including) the Sustainability Performance Period in which the Sustainability Trigger Event occurs, the Company shall deliver to the Sustainability Agent a Sustainability Performance Certificate (each such period, the Relevant Sustainability Performance Period) within 120 (one hundred and twenty) days of the end of the Relevant Sustainability Performance Period.
21.10.2The Company shall procure that each Sustainability Performance Certificate shall:
21.10.2.1be signed by an authorised signatory of the Company;
21.10.2.2detail the performance of the Group with respect to each Sustainability Performance Target against each of the Baseline Performance Figures on a like-for-like basis; and
21.10.2.3attach a Sustainability Report (including a Limited Assurance Statement contained therein) in respect of the Relevant Sustainability Performance Period.
21.10.3The Company shall promptly upon becoming aware, notify the Sustainability Agent if any information contained in the Sustainability Performance Certificate is incorrect or misleading in any material respect in respect of the Relevant Sustainability Performance Period to which it relates.
21.10.4Any failure to comply with the provisions of this Clause 21.9 will not constitute a Default or an Event of Default.
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21.11Sustainability Review Event Consultation
21.11.1If a Sustainability Review Event occurs, the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinators (in consultation with the Sustainability Verification Provider or any third party reviewer appointed by the Sustainability Coordinator (at the cost of the Company), if applicable) will consult for a period of up to 30 (thirty) Business Days (a Sustainability Review Event Consultation Period) to determine if amendments are to be made to the Sustainability Performance Targets, to the Sustainability KPIs or the relevant methods of calculation.
21.11.2If any relevant amendments are agreed between the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinators, they shall take effect and be binding on each of the Parties in accordance with their terms.
21.11.3If any relevant amendments cannot be agreed between the Company, the Sustainability Agent (acting on the instructions of the Majority Lenders) and the Sustainability Coordinators by the end of the Sustainability Review Event Consultation Period:
21.11.3.1the Sustainability Agent (acting on the instructions of the Majority Lenders) or the Company may within 30 (thirty) Business Days after the end of the Sustainability Review Event Consultation Period give written notice to the other Parties that on and from the first day of the next Interest Period for each Loan the Margin Sustainability Adjustments shall not apply for that Loan and the Margin Sustainability Adjustments for that Loan shall cease to apply from that date; and
21.11.3.2following the date on which the Company or the Agent (as applicable) is notified pursuant to Clause 21.10.3.1 above:
21.11.3.2.1the Facility will no longer be classified as a sustainability linked facility; and
21.11.3.2.2the Company shall (and shall procure that each Group Company shall) immediately cease representing in all external communications, marketing or publications (including on any Group Company’s website) that the Facility is a sustainability linked facility and shall ensure that all material, publications and information published by any member of the Group thereafter relating to the Facility or any Loan no longer refers to it as a sustainability linked facility or, as the case may be, a sustainability linked loan.
21.11.4The occurrence of a Sustainability Review Event or any failure to comply with the provisions of this Clause 21.10 will not constitute a Default or an Event of Default.
21.12Sustainability Memorandum
21.12.1The Company shall, as soon as it is possible to do so, deliver to the Sustainability Agent a Sustainability Memorandum that details the Sustainability Definitions and any other relevant
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information agreed between the Obligors and the Lenders in respect of the Sustainability-linked Provisions.
21.12.2A Sustainability Memorandum shall describe the contents described in clause 21.11.1 above in sufficient detail to enable each Lender, the Sustainability Agent and each Sustainability Coordinator to measure the performance of the Group with respect to each Sustainability Performance Target in terms of the Sustainability-linked Provisions.
22.FINANCIAL COVENANTS
22.1Financial Definitions
All accounting expressions which are not otherwise defined in this Agreement shall be construed in accordance with the Accounting Principles and, unless the context dictates otherwise, the accounting expressions set forth below shall bear the following meanings:
22.1.1Consolidated EBITDA means, in respect of any Measurement Period, the consolidated net income of the Group (less the net income of any Project Finance Subsidiaries but including any dividends received in cash by any member of the Group (other than a Project Finance Subsidiary) from a Project Finance Subsidiary), before, without duplication and all as calculated in accordance with IFRS (but adjusted on a pro forma basis to reflect acquisitions and disposals):
22.1.1.1any provision on account of normal, deferred and royalty taxation;
22.1.1.2any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of indebtedness;
22.1.1.3any other interest received or receivable by any member of the Group on any deposit or bank account;
22.1.1.4any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;
22.1.1.5any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;
22.1.1.6any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;
22.1.1.7any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;
22.1.1.8any gains or losses recognised on the attributable share of results of associates after tax, but including any dividends received in cash by any member of the Group from such an associate;
22.1.1.9any share-based payments;
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22.1.1.10any other extraordinary or exceptional items;
22.1.1.11any other material non-cash gain or loss that needs to be accounted for under IFRS, and
22.1.2after deducting operating lease expenses relating to a lease or hire purchase contract that would have been treated as an operating lease in accordance with the Accounting Principles in force prior to 1 January 2019 (namely before the implementation of IFRS 16).
22.1.3Consolidated Net Borrowings means at any time, the aggregate amount of all Indebtedness for Borrowed Money of the members of the Group, other than Project Finance Subsidiaries (but including, for the avoidance of doubt, any Indebtedness for Borrowed Money of any other member of the Group in respect of the obligations of a Project Finance Subsidiary), but excluding any Indebtedness for Borrowed Money owing to any member of the Group (other than a Project Finance Subsidiary), adjusted to take into account the aggregate amount of freely available cash and cash equivalents held by any member of the Group, other than Project Finance Subsidiaries, and so that no amount shall be included or excluded more than once.
22.1.4Consolidated Net Finance Charges means, in respect of any Measurement Period, the aggregate amount of the interest (including the interest element of any Finance Lease, commission, fees, discounts and other finance payments payable by any member of the Group, other than Project Finance Subsidiaries, (including any commission, fees, discounts and other finance payment payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group (other than a Project Finance Subsidiary) under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group, other than Project Finance Subsidiaries, on any deposit or bank account.
22.1.5Consolidated Tangible Net Worth means, at any time, the “Total Equity” as reported in the “Consolidated Statement of Changes in Equity” less goodwill and intangibles in the latest Annual Financial Statements of the Company delivered to the Agent pursuant to Clause 21.1 (Financial Statements).
22.1.6EBITDA means, in respect of any member of the Group, in respect of any Measurement Period, the net income of that member of the Group before, without duplication and all as calculated in accordance with the Accounting Principles (but adjusted on a pro forma basis to reflect acquisitions and disposals):
22.1.6.1any provision on account of normal, deferred and royalty taxation;
22.1.6.2any interest, commission, discounts or other fees incurred or payable, received or receivable by that member of the Group in respect of indebtedness;
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22.1.6.3any other interest received or receivable by that member of the Group on any deposit or bank account;
22.1.6.4any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;
22.1.6.5any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;
22.1.6.6any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;
22.1.6.7any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;
22.1.6.8any gains or losses recognised on the attributable share of results of associates after tax, but including any dividends received in cash by any member of the Group from such an associate;
22.1.6.9any share-based payments;
22.1.6.10any other extraordinary or exceptional items;
22.1.6.11any other material non-cash gain or loss that needs to be accounted for under IFRS, and
22.1.7after deducting operating lease expenses relating to a lease or hire purchase contract that would have been treated as an operating lease in accordance with the Accounting Principles in force prior to 1 January 2019 (namely before the implementation of IFRS 16).
22.1.8Financial Half Year means the period commencing on the day after the end of a Financial Year and ending on the next Half Year Date.
22.1.9Financial Quarter means the period of 3 (three) months ending on each of 31 March, 30 June, 30 September and 31 December of each calendar year.
22.1.10Financial Year means the annual accounting period of the Obligors ending on 31 December in each year.
22.1.11Half Year Date means 30 June of each calendar year.
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22.1.12Indebtedness for Borrowed Money means Financial Indebtedness save for any indebtedness for or in respect of:
22.1.12.1Clauses 1.1.63.9 and 1.1.63.10 of the definition of “Financial Indebtedness”, or in respect of any guarantee or indemnity of such indebtedness if and to the extent only 1.1.63.9 and 1.1.63.10 are not closed-out and/or called and consequently constitute Financial Indebtedness;
22.1.12.2any Power Purchase Agreement; and
22.1.12.3any Parent Company Guarantee.
22.1.13Measurement Date means the last day of each of the Company’s Financial Years, the last day of each of the Company’s Financial Half Years and the last day of each Financial Quarter.
22.1.14Measurement Period means each period of 12 (twelve) months ending on each Measurement Date.
22.2General Financial Conditions
The Obligors shall ensure that, for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, on each Measurement Date:
22.2.1the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Measurement Period specified in column 1 shall be equal to or exceed the ratio set out in column 2 below opposite that Measurement Period;
22.2.2the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of any Measurement Period specified in column 1 shall not exceed the ratio set out in column 3 below opposite that Measurement Period:

1.1.1Column 1	1.1.1Column 2	1.1.1Column 3
1.1.1Measurement Period	1.1.1Consolidated EBITDA to Consolidated Net Finance Charges	1.1.1Consolidated Net Borrowings to Consolidated EBITDA
1.1.1Measurement Period commencing on 30 June 2024 up to and including 30 June 2025	1.1.13.00:1	1.1.13.50:1
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1.1.1Measurement Period commencing on 1 July 2025 up to and including 31 December 2025	1.1.13.50:1	1.1.13.00:1
1.1.1Measurement Period commencing on 1 January 2026 up to and including the Termination Date	1.1.14.00:1	1.1.12.50:1
22.3General
22.3.1The financial covenants contained in Clause 22.2 (General Financial Conditions) and Clause 8.3 (Guarantor Threshold Test) shall be calculated and tested by reference to each set of the Financial Statements delivered pursuant to Clauses 21.1.1 and 21.1.2 of Clause 21.1 (Financial Statements).
22.3.2For purpose of determining a Material Company and performing the Guarantor Threshold Test in Clause 8.3 (Guarantor Threshold Test), “assets” shall be calculated and tested by reference to each set of the Financial Statements delivered pursuant to Clauses 21.1.1 and 21.1.2 of Clause 21.1 (Financial Statements) save that the reference to “assets” in those provisions shall be determined so as to eliminate the effect of changes in IFRS or US GAAP, as the case may be, since the date of the Original Financial Statements as a result of the introduction of the IFRS16 accounting standard and its equivalent under US GAAP.
23.GENERAL UNDERTAKINGS
The undertakings in this Clause 23 are given by each Obligor in respect of itself and, where expressly provided, each Restricted Company or members of the Group or Subsidiary (as the case may be), and remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
23.1Authorisations
Each Obligor shall promptly:
23.1.1obtain, comply with and do all that is necessary to maintain in full force and effect; and
23.1.2upon written request by the Agent, supply certified copies to the Agent of, any Authorisation required under any applicable law to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party.
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23.2Compliance with laws
Each Obligor shall comply in all respects with all laws and regulations to which it may be subject (including, but not limited to, Environmental Law), if failure so to comply would materially impair the ability of the Obligors together to perform their obligations under the Finance Documents to which they are respectively a party.
23.3Environmental compliance
Each Restricted Company shall comply with all Environmental Laws and obtain and maintain any Environmental Permits, take all reasonable steps in anticipation of known or expected future changes to or obligations under the Environmental Law or Environmental Permits, and implement procedures to monitor compliance with and to prevent liability under any Environmental Laws, to the extent required by applicable law if, in each case, failure to do so has or would be reasonably expected to have a Material Adverse Effect.
23.4Environmental claims
Each Restricted Company shall, promptly upon becoming aware of the same, inform the Agent in writing of:
23.4.1any Environmental Claim (not of a frivolous or vexatious nature) against it or any other member of the Group which is current, pending or (to the best of its knowledge and belief, after having made due enquiry) threatened in writing; and
23.4.2any facts or circumstances which are reasonably likely to result in any Environmental Claim (not of a frivolous or vexatious nature) being commenced or threatened in writing against it, where the Environmental Claim, is reasonably likely to be adversely determined and, if so determined, has or would reasonably be expected to have a Material Adverse Effect.
23.5Environmental information and undertakings
23.5.1The Company shall, promptly upon becoming aware of the same, inform the Agent in writing of any change to the environmental condition of:
23.5.1.1any mine that it owns, operates or holds a 50% (fifty percent) or more beneficial or legal interest in from time to time; and
23.5.1.2its contiguous properties,
which has or would reasonably be expected to have a Material Adverse Effect.
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23.5.2The Company shall not change the use of the properties on which any mine that it owns, operates or holds a beneficial or legal interest in (or may in the future own, operate or hold a beneficial or legal interest in) such that the change would increase the risk of release of hazardous substances or cause environmental contamination that exceeds regulatory limitations to an extent which has or would be reasonably expected to have a Material Adverse Effect.
23.6Anti-corruption law and sanctions
23.6.1It and its Subsidiaries will conduct their businesses in compliance with applicable anti-corruption and anti-money laundering laws and regulations and have instituted and will maintain and enforce policies and procedures designed to promote and achieve compliance with such laws and regulations.
23.6.2No Restricted Company will directly or indirectly, use all or any of the proceeds of the Facility or lend, contribute, or otherwise make available such proceeds in violation of the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-money laundering laws or regulations.
23.6.3None of the Company or any of its Subsidiaries or any of their directors:
23.6.3.1is a Person that is, or is owned or controlled by Persons that are, the subject of any Sanctions; or
23.6.3.2is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria.
23.6.4No Restricted Company will directly or indirectly use the proceeds of the Facility, or lend, contribute or otherwise make available all or any part of the proceeds of the Facility, to or for the benefit of, any Person:
23.6.4.1for the purpose of financing any activities or business of or other transactions with or investments in:
23.6.4.1.1any Person that is, or is owned or controlled by Persons that are, the subject of Sanctions; or
23.6.4.1.2any Person that is located, organised or resident in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria); or
23.6.4.2in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).
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23.6.5No Restricted Company will fund all or part of any payment in connection with a Finance Document out of proceeds derived from any action which is in breach of any Sanctions.
23.7Taxation
23.7.1Each Restricted Company will duly and punctually pay and discharge all taxes imposed upon it or its assets within the time period allowed without incurring penalties save where:
23.7.1.1payment is being contested in good faith;
23.7.1.2adequate reserves are being maintained for those taxes; and
23.7.1.3payment can be lawfully withheld.
23.8Listing
23.8.1The entire issued share capital of the Company shall remain listed on the JSE, NYSE, Toronto Stock Exchange and/or London Stock Exchange.
23.8.2The Company shall comply in all material respects with the JSE Listing Requirements and/or any other listing requirements applicable to the listing of its shares.
23.9Restrictions on disposals
No Restricted Company shall enter into a single transaction or series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset except for a Permitted Disposal.
23.10Restrictions on merger
No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction (as defined in the Companies Act) except for:
23.10.1any solvent amalgamation, demerger, merger or corporate reconstruction of, or between, members of the Group and where such transaction involves an Obligor merging with another entity provided that:
23.10.1.1the Finance Documents are preserved as binding upon the surviving entity as a Borrower and/or Guarantor as applicable in place of the merged Obligor;
23.10.1.2the surviving entity is a member of the Group;
23.10.1.3the surviving entity is incorporated in the same jurisdiction as the merged Obligor; and
23.10.1.4such transaction will not have a Material Adverse Effect;
23.10.2the implementation of the SRPM Transaction and the WPL Transaction, provided the requirements of Clauses 23.10.1.1 to 23.10.1.4 are complied with; or
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23.10.3any amalgamation, demerger, merger or corporate reconstruction concluded with the prior written consent of the Majority Lenders.
23.10.4The Company shall deliver to the Agent an updated Group Structure Chart as soon as reasonably possible following the implementation of each transaction permitted by this Clause 23.10.
23.11No change of business
Each Obligor shall ensure that no substantial change is made to the general nature of the business of the Group being that of a mining business.
23.12Restriction on acquisitions
No member of the Group shall acquire any company or shares or securities or a business, assets or undertaking, other than:
23.12.1pursuant to a Permitted Acquisition; or
23.12.2with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).
23.13Pari passu ranking
Each Obligor will ensure that at all times the claims of the Finance Parties against it under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application in its jurisdiction of incorporation.
23.14Negative pledge
No Restricted Company shall create or permit to subsist any Encumbrance or Quasi-Encumbrance over any of its assets other than for a Permitted Encumbrance.
23.15Arm’s length basis dealings
23.15.1Except as permitted by Clause 23.15.2 below, no Restricted Company shall enter into any transaction with any person except on arm’s length terms and for full market value.
23.15.2The following transactions shall not be a breach of Clause 23.15.1:
23.15.2.1intra-Group loans which constitute Permitted Financial Indebtedness;
23.15.2.2any transactions required to be entered into by the Company to ensure a certain black economic empowerment rating necessary for its business where:
23.15.2.2.1it is not possible to enter into such transaction on an arm’s length basis; and
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23.15.2.2.2failure to enter in such transaction would result in a Material Adverse Effect; and
23.15.2.3fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Agent or as otherwise agreed by the Agent.
23.16Restriction on Financial Indebtedness
No member of the Group (other than an Obligor or a Project Finance Subsidiary) shall incur, create or permit to subsist or have outstanding any Financial Indebtedness other than Permitted Financial Indebtedness.
23.17Insurance
Each Restricted Company will maintain insurances on and in relation to its business, properties and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.
23.18Access
If a Default is continuing or the Agent reasonably suspects a Default is continuing, each Restricted Company shall, and the Company shall ensure that each member of the Group will, permit the Agent and/or accountants or other professional advisers and contractors of the Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Restricted Company or the Company to:
23.18.1the premises, assets, books, accounts and records of each member of the Group; and
23.18.2meet and discuss matters with senior management.
23.19Intellectual property
Each Restricted Company shall maintain its intellectual property where a failure to do so has or would reasonably be expected to have a Material Adverse Effect.
23.20US regulations
23.20.1With respect to any Plan (other than a Multiemployer Plan), no Reportable Event has occurred or is reasonably expected to occur where such event, individually or in the aggregate, would have a Material Adverse Effect.
23.20.2Each Plan (other than a Multiemployer Plan) complies in form and operation with ERISA, the Code and all other applicable laws and regulations except where failure to do so would not reasonably be likely to have a Material Adverse Effect.
23.20.3Each Obligor shall promptly and in any event within 15 (fifteen) days upon becoming aware of it notify the Agent of any Reportable Event.
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24.EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.18 (Acceleration)).
24.1Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
24.1.1its failure to pay is caused by:
24.1.1.1administrative or technical error; or
24.1.1.2a Disruption Event; and
24.1.2 payment is made within 5 (five) Business Days of its due date.
24.2Financial covenants
Any requirement of Clause 22 (Financial Covenants) is not satisfied.
24.3Other obligations
24.3.1An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.9 (Sustainability Performance Certificate), Clause 21.10 (Sustainability Review Event Consultation), Clause 24.1 (Non-Payment) and Clause 24.2 (Financial Covenants)).
24.3.2No Event of Default under Clause 24.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 10 (ten) Business Days of the earlier of
24.3.2.1the Agent giving notice to the Company; and
24.3.2.2the Obligor becoming aware of the failure to comply.
24.4Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in relation to the Finance Documents or any other document or statement delivered by or on behalf of any Obligor under or in connection with any Finance Document (other than a representation or statement made under Clause 20.25 (Sustainability-linked provisions), in a Sustainability Performance Certificate or Sustainability Report or otherwise in connection with the Sustainability-Linked Provisions) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, provided that:
24.4.1if it is capable of remedy, no Event of Default will occur if the same is remedied within 10 (ten) Business Days from the earlier of:
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24.4.1.1the Agent giving notice to the Company; and
24.4.1.2any Obligor becoming aware of such incorrect or misleading representation or statement; or
24.4.2if the representation or statement relates to taxes and the amount of such taxes is equal to or less than an amount of US$15,000,000 (fifteen million Dollars) (or its equivalent in any other currency or currencies), no Event of Default shall occur.
24.5Cross default
24.5.1Any Financial Indebtedness of an Obligor (but excluding Financial Indebtedness of a Project Finance Subsidiary other than the Keliber Companies or Rhyolite Ridge) is not paid when due nor within any originally applicable grace period.
24.5.2Any Financial Indebtedness of an Obligor (but excluding Financial Indebtedness of a Project Finance Subsidiary other than the Keliber Companies or Rhyolite Ridge) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
24.5.3Any commitment for any Financial Indebtedness of an Obligor, the Keliber Companies or Rhyolite Ridge is cancelled or suspended by a creditor of such Obligor, the Keliber Companies or Rhyolite Ridge as a result of an event of default (however described).
24.5.4Any creditor of an Obligor, a Keliber Company or Rhyolite Ridge becomes entitled to declare any Financial Indebtedness of that Obligor, a Keliber Company or Rhyolite Ridge due and payable prior to its specified maturity as a result of an event of default (however described).
24.5.5No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 24.5.1 to 24.5.4 above is less than US$15,000,000 (fifteen million Dollars) (or its equivalent in any other currency or currencies).
24.6Insolvency
24.6.1An Obligor:
24.6.1.1is unable or admits inability to pay its debts as they fall due;
24.6.1.2suspends making payments on any of its debts; or
24.6.1.3by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
24.6.2The board of directors of an Obligor adopts a resolution declaring the relevant Obligor to be “financially distressed” (as defined in the Companies Act) or the board of that Obligor
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has not timeously delivered the written notice required in terms of section 129(7) of the Companies Act.
24.6.3A moratorium is declared in respect of any indebtedness of any Obligor.
24.7Insolvency proceedings
24.7.1Any corporate action, legal proceedings or other procedure or step is taken in relation to:
24.7.1.1the suspension of payments, the commencement of business rescue proceedings (whether by any Obligor or by any other person under section 129 of the Companies Act or pursuant to an application by an “affected person” under section 131 of the Companies Act or by the court during any other proceedings in respect of any member of the Group), a moratorium of any Financial Indebtedness, liquidation, winding-up, dissolution, administration, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;
24.7.1.2a composition, compromise, assignment or arrangement with any creditor of any Obligor;
24.7.1.3the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, judicial manager, business rescue practitioner or other similar officer in respect of any Obligor;
24.7.1.4enforcement of any Encumbrance over any assets of any Obligor; or
24.7.1.5any analogous procedure or step is taken in any jurisdiction,
24.7.2and any such procedure or proceedings are not contested in good faith nor discharged within 30 (thirty) days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction).
24.7.3A resolution is passed by the board of directors of an Obligor, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any Obligor or any analogous procedure or step is taken in any jurisdiction.
24.7.4Any of the following occurs in respect of a US Debtor:
24.7.4.1it commences a voluntary case or proceeding under any US Bankruptcy Law; or
24.7.4.2an involuntary case under any US Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 (sixty) days after commencement of the case; or
24.7.4.3an order for relief or other order approving any case or proceeding is entered under any US Bankruptcy Law.
24.8Creditors’ process
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Any attachment, sequestration, distress or execution that affects a material part of the assets or revenues of an Obligor occurs and is not discharged within 21 (twenty one) days of such event occurring.
24.9Unlawfulness and invalidity
24.9.1It is or becomes unlawful in any applicable jurisdiction for an Obligor to perform any of its obligations under the Finance Documents.
24.9.2Any Finance Document ceases to be in full force and effect.
24.9.3Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable obligations subject to Legal Reservations.
24.10Failure to comply with final judgment
24.10.1Any Restricted Company fails within 5 (five) Business Days of the due date to comply with or pay any sum due from it under any material final judgment or any final order (being a judgment or order which is not subject to any rescission or appeal and/or capable of being subject to any such rescission or appeal) made or given by any court of competent jurisdiction.
24.10.2For purposes of this Clause 24.10 (Failure to Comply with Final Judgment) a “material final judgement or final order” shall be any judgement or order for the payment of an amount of money in excess of US$15,000,000 (fifteen million Dollars) (or its equivalent in any other currency or currencies).
24.11Cessation of business
Any Restricted Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a part of its business constituting a material part of the Group’s business as whole, provided that, in the case of a Restricted Company (other than an Obligor) such suspension or termination shall only be an Event of Default if such suspension or termination would reasonably be expected to have a Material Adverse Effect.
24.12Audit Qualification
The Company’s auditors qualify the audited annual consolidated financial statements of the Company in any material respect.
24.13Expropriation
24.13.1The management of any Restricted Company is wholly or partially replaced by any governmental authority; or
24.13.2All or a majority of the shares of any Restricted Company or a material part of the assets or revenues of any Restricted Company is seized, nationalised, expropriated or compulsorily acquired by any governmental authority, provided that the seizure, nationalisation,
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expropriation or compulsory acquisition of all or a majority of the shares of any Restricted Company (other than an Obligor) or a material part of the assets or revenues of any Restricted Company (other than an Obligor) shall only constitute an Event of Default if such seizure, nationalisation, expropriation or compulsory acquisition could be reasonably expected to have a Material Adverse Effect.
24.14Repudiation and rescission of agreements
An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document to which it is a party or evidences an intention to rescind or repudiate a Finance Document to which it is a party.
24.15Litigation
24.15.1Any litigation, arbitration, administrative or regulatory proceedings or disputes are commenced or threatened in writing in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Restricted Company or its assets which is reasonably likely to be adversely determined and, if so determined, could be expected to have a Material Adverse Effect.
24.15.2This Clause will not apply in respect of any litigation, arbitration, administrative or regulatory proceedings that are disclosed in the Financial Statements of the Company delivered to the Agent as a condition precedent before the Signature Date or Schedule 15 (Litigation).
24.16Material adverse change
Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.
24.17Loss of Mining Rights
Any loss of a mining right for any reason whatsoever that affects any material part of the assets or revenues of the Group as a whole is not reinstated within 30 (thirty) days of such loss.
24.18Acceleration
24.18.1On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:
24.18.1.1cancel all or any part of the Total Commitments whereupon they shall immediately be cancelled;
24.18.1.2declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or
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24.18.1.3declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
25.CHANGES TO THE LENDERS
25.1Transfers by the Lenders
25.1.1Subject to this Clause 25 (Changes to the Lenders), a Lender (the Existing Lender) may:
25.1.1.1cede any of its rights; and/or
25.1.1.2transfer by cession and delegation any of its rights and obligations, under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).
25.1.2No member of the Group is permitted to take:
25.1.2.1a cession of any Lender’s rights; or
25.1.2.2a transfer by cession and delegation of any Lender’s rights and obligations,
25.1.3under the Finance Documents.
25.2Conditions of transfer
25.2.1A Transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for Transfer) is followed.
25.2.2If:
25.2.2.1a Lender cedes and delegates, or transfers any of its rights or obligations under the Finance Documents, or changes its Facility Office; and
25.2.2.2as a result of circumstances existing at the date the cession, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs),
then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred.
25.2.3Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in
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accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
25.3Cession or transfer fee
The New Lender shall, on the date upon which a cession or transfer takes effect, pay to the Agent (for its own account) a fee of ZAR25,000 (twenty five thousand Rand).
25.4Limitation of responsibility of Existing Lenders
25.4.1Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
25.4.1.1the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
25.4.1.2the financial condition of any Obligor;
25.4.1.3the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
25.4.1.4the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
25.4.2Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
25.4.2.1has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
25.4.2.2will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
25.4.3Nothing in any Finance Document obliges an Existing Lender to:
25.4.3.1accept a re-transfer or re-cession and re-delegation from a New Lender of any of the rights and obligations ceded and delegated or transferred under this Clause 25 (Changes to the Lenders); or
25.4.3.2support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
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25.5Procedure for transfer
25.5.1Subject to the conditions set out in Clause 25.2 (Conditions of transfer) a transfer is effected in accordance with Clause 25.5.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 25.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
25.5.2The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
25.5.3Subject to Clause 25.8 (Pro rata interest settlement), on the Transfer Date:
25.5.3.1to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by cession its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);
25.5.3.2each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
25.5.3.3the Agent, the Sustainability Coordinators, the Sustainability Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Sustainability Coordinators, the Sustainability Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
25.5.3.4the New Lender shall become a Party as a “Lender”.
25.6Copy of Transfer Certificate or Accordion Increase Confirmation to Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Accordion Increase Confirmation, send to the Company a copy of that Transfer Certificate or Accordion Increase Confirmation.
25.7Security over Lenders’ rights
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In addition to the other rights provided to Lenders under this Clause 25.7, each Lender may without consulting with or obtaining consent from any Obligor, at any time cede, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
25.7.1any cession, pledge or other Security to secure obligations to a federal reserve or central bank; and
25.7.2in the case of any Lender which is a fund, any cession, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such cession, pledge or Security shall:
25.7.2.1release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant cession, pledge or Security for the Lender as a party to any of the Finance Documents; or
25.7.2.2require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
25.8Pro rata interest settlement
25.8.1If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.5 (Procedure for Transfer), the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
25.8.1.1any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than 6 (six) Months, on the next of the dates which falls at 6 (six) Monthly intervals after the first day of that Interest Period); and
25.8.1.2the rights ceded or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
25.8.1.2.1when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
25.8.1.2.2the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.8, have been payable to it on that date, but after deduction of the Accrued Amounts.
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25.8.2In this Clause 25.8 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
25.9Lender Affiliates and Facility Office
25.9.1In respect of a Loan or Loans to a particular Borrower (Designated Loans) a Lender (a Designating Lender) may at any time and from time to time designate (by written notice to the Agent):
25.9.1.1a substitute Facility Office from which it will make Designated Loans (a Substitute Facility Office); or
25.9.1.2nominate an Affiliate to act as the Lender of Designated Loans (a Substitute Affiliate Lender).
25.9.2A notice to nominate a Substitute Affiliate Lender must be in the form set out in Schedule 5 (Form of Substitute Affiliate Lender Designation Notice) and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loans in respect of which it acts as Lender.
25.9.3The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Agent, and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the Facility Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents.
25.9.4Save as mentioned in Clause 25.9.3, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.
25.9.5A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.
25.9.6If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this Clause:
25.9.6.1any Substitute Affiliate Lender shall be treated for the purposes of Clause 14.5 (Lender Status Confirmation) as having become a Lender on the date of its designation as such in terms of this Clause 25.9 (Lender Affiliates and Facility Office); and
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25.9.6.2the provisions of Clauses 25.2.2.1 and 25.2.2.2 of Clause 25.2 (Conditions of Transfer) shall not apply to or in respect of the transfer of rights and obligations of the Designating Lender to the or Substitute Affiliate Lender.
25.9.7Each Substitute Affiliate Lender, by countersigning the relevant Substitute Affiliate Lender Designation Notice, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Designating Lender in accordance with this Agreement on or prior to the date on which the designation becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Designating Lender would have been had it remained a Lender in respect of the Designated Loans.
25.9.8The Agent shall, as soon as reasonably practicable after it has received a Substitute Affiliate Lender Designation Notice, send the Company a copy of that Substitute Affiliate Lender Designation Notice.
25.10Register
25.11The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Transfer Certificate, Substitute Affiliate Lender Designation Notice or Accordion Increase Confirmation delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the Register). The entries in the Register shall be conclusive absent manifest error, and the Obligors, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Obligor and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
26.CHANGE OF OBLIGORS
26.1Cession and delegation by Obligors
No Obligor may cede, delegate, assign or transfer any of its rights or obligations under the Finance Documents.
26.2Additional Borrowers
26.2.1Subject to compliance with the provisions of Clause 21.8.3 and Clause 21.8.4 (“Know your customer” Checks), the Company may request that any of its Subsidiaries (other than a Subsidiary that is incorporated in or organized under the laws of the United States or any state of the United States (including the District of Columbia)) becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:
26.2.1.1the Company has nominated the Subsidiary to become an Additional Borrower;
26.2.1.2the Subsidiary is:
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26.2.1.2.1incorporated in the same jurisdiction as an existing Borrower; or
26.2.1.2.2approved by all the Lenders (if incorporated in any other jurisdiction);
26.2.1.3the Company delivers to the Agent a duly completed and executed Accession Letter;
26.2.1.4the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;
26.2.1.5the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent; and
26.2.1.6the Additional Borrower also becomes an Additional Guarantor in accordance with the procedure set out in Clause 26.4 (Additional Guarantors).
26.2.2No Subsidiary of the Company that is incorporated or organized under the laws of the United States or any state of the United States (including the District of Columbia) may become an Additional Borrower.
26.2.3The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).
26.2.4Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 26.2.3 above the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
26.3Resignation of a Borrower
26.3.1The Company may request that a Borrower (other than Sibanye Stillwater) ceases to be a Borrower by delivering to the Agent a Resignation Letter.
26.3.2The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:
26.3.2.1no Default or Event of Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and
26.3.2.2the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.
26.4Additional Guarantors
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26.4.1Subject to compliance with the provisions of Clause 21.8.3 and Clause 21.8.4 (“Know your customer” Checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:
26.4.1.1the Company delivers to the Agent a duly completed and executed Accession Letter; and
26.4.1.2the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
26.4.2The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).
26.4.3Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 26.4.2 above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
26.5Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.
26.6Resignation of a Guarantor
26.6.1The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.
26.6.2The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case).
27.ROLE OF THE AGENT, THE ARRANGERS, THE SUSTAINABILITY COORDINATORS AND THE SUSTAINABILITY AGENT
27.1Appointment of the Agent
27.1.1Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
27.1.2Each of the Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions
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specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
27.2Instructions
27.2.1The Agent and the Sustainability Agent shall:
27.2.1.1unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Sustainability Agent, as applicable, in accordance with any instructions given to it by:
27.2.1.1.1all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
27.2.1.1.2in all other cases, the Majority Lenders; and
27.2.1.2not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 27.2.1.1 above.
27.2.2The Agent and the Sustainability Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent or the Sustainability Agent, as applicable, may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
27.2.3Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or the Sustainability Agent, as applicable, by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
27.2.4The Agent and the Sustainability Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
27.2.5In the absence of instructions, the Agent and the Sustainability Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
27.2.6Neither the Agent nor the Sustainability Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
27.3Duties of the Agent and Sustainability Agent
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27.3.1The Agent and the Sustainability Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
27.3.2Subject to Clause 27.3.3 below, the Agent and the Sustainability Agent, as applicable, shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent and the Sustainability Agent for that Party by any other Party.
27.3.3Without prejudice to Clause 25.6 (Copy of Transfer Certificate or Accordion Increase Confirmation to Company), Clause 27.3.2 above shall not apply to any Transfer Certificate, Accordion Increase Confirmation or any Substitute Affiliate Lender Designation Notice.
27.3.4Except where a Finance Document specifically provides otherwise, neither the Agent nor the Sustainability Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
27.3.5If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
27.3.6If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Sustainability Agent, the Sustainability Coordinators or the Arrangers) under this Agreement, it shall promptly notify the other Finance Parties.
27.3.7The Agent shall provide to the Company, within 5 (five) Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and email address(and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.
27.3.8The Agent and the Sustainability Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
27.4Appointment of the Sustainability Agent
27.4.1With effect from the Signature Date, each other Finance Party:
27.4.1.1appoints the Sustainability Agent to act as its agent under this Agreement and in connection with the Sustainability-Linked Provisions contained herein; and
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27.4.1.2authorises the Sustainability Agent to perform the duties, obligations and responsibilities and exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents, together with any other incidental rights, powers, authorities and discretions.
27.5Appointment of the Sustainability Coordinator
27.5.1With effect from the Signature Date, each other Finance Party:
27.5.1.1appoints the Sustainability Coordinators to act as coordinators under this Agreement in connection with the Sustainability-Linked Provisions contained herein; and
27.5.1.2authorises the Sustainability Coordinators to perform the duties, obligations and responsibilities and exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents, together with any other incidental rights, powers, authorities and discretions.
27.6Role of the Arrangers
Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.
27.7Role of the Sustainability Coordinators
27.8Except as specifically provided in the Finance Documents, the Sustainability Coordinators have no obligations of any kind to any other Party under or in connection with any Finance Document.
27.9Role of the Sustainability Agent
27.10Except as specifically provided in the Finance Documents, the Sustainability Agent has no obligations of any kind to any other Party under or in connection with any Finance Document.
27.11No fiduciary duties
27.11.1Nothing in any Finance Document constitutes the Agent, the Arrangers, the Sustainability Agent or the Sustainability Coordinators as a trustee or fiduciary of any other person.
27.11.2Neither the Agent, the Arrangers, the Sustainability Agent nor the Sustainability Coordinators shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
27.12Business with the Group
The Agent, the Arrangers, the Sustainability Agent and the Sustainability Coordinators may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
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27.13Rights and discretions
27.13.1The Agent and the Sustainability Agent may:
27.13.1.1rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
27.13.1.2assume that:
27.13.1.2.1any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
27.13.1.2.2unless it has received notice of revocation, that those instructions have not been revoked; and
27.13.1.3rely on a certificate from any person;
27.13.1.3.1as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
27.13.1.3.2to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of Clause 27.11.1.3.1 above, may assume the truth and accuracy of that certificate.
27.13.2The Agent and Sustainability Agent, as applicable, may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
27.13.2.1no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-Payment));
27.13.2.2any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
27.13.2.3any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
27.13.3The Agent and Sustainability Agent, as applicable, may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
27.13.4Without prejudice to the generality of Clause 27.11.3 above or Clause 27.11.5 below, the Agent or Sustainability Agent, as applicable, may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or Sustainability Agent (as applicable and so separate from any lawyers instructed by the Lenders) if the Agent or Sustainability Agent, as applicable, in its reasonable opinion deems this to be necessary.
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27.13.5The Agent and Sustainability Agent, as applicable, may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent Sustainability Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
27.13.6The Agent and Sustainability Agent, as applicable, may act in relation to the Finance Documents through its officers, employees and agents.
27.13.7Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
27.13.8Without prejudice to the generality of Clause 27.7.7, the Agent:
27.13.8.1may disclose; and
27.13.8.2on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,
27.13.8.3the identity of a Defaulting Lender to the Company and to the other Finance Parties.
27.13.9Notwithstanding any other provision of any Finance Document to the contrary none of the Agent, the Sustainability Agent, the Sustainability Coordinators or the Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
27.13.10Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Sustainability Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
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27.14Responsibility for documentation
Neither the Agent, the Sustainability Agent, the Sustainability Coordinators nor any of the Arrangers is responsible or liable for:
27.14.1the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Sustainability Agent, the Sustainability Coordinators, any of the Arrangers, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
27.14.2the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
27.14.3any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
27.15No duty to monitor
The Agent shall not be bound to enquire:
27.15.1whether or not any Default has occurred;
27.15.2as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
27.15.3whether any other event specified in any Finance Document has occurred.
27.16Exclusion of liability
27.16.1Without limiting Clause 27.14.2 below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Sustainability Agent or the Sustainability Coordinators) none of the Agent, the Sustainability Agent or the Sustainability Coordinators will be liable for:
27.16.1.1any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;
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27.16.1.2exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or
27.16.1.3without prejudice to the generality of Clauses 27.14.1.1 and 27.14.1.2 above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:
27.16.1.3.1any act, event or circumstance not reasonably within its control; or
27.16.1.3.2the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
27.16.2No Party (other than the Agent or the Sustainability Agent) may take any proceedings against any officer, employee or agent of the Agent or the Sustainability Agent in respect of any claim it might have against the Agent or the Sustainability Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Sustainability Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights).
27.16.3The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
27.16.4Nothing in this Agreement shall oblige the Agent, the Sustainability Coordinators, the Sustainability Agent or any of the Arrangers to carry out:
27.16.4.1any “know your customer” or other checks in relation to any person; or
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27.16.4.2any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent, the Sustainability Coordinators, the Sustainability Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Sustainability Coordinators, the Sustainability Agent or the Arrangers.
27.16.5Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
27.17Lenders’ indemnity to the Agent and the Sustainability Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent or the Sustainability Agent (as applicable), within 3 (three) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or the Sustainability Agent (as applicable) (otherwise than by reason of the Agent or the Sustainability Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.11 (Disruption to payment systems, etc), notwithstanding the Agent or the Sustainability Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Sustainability Agent) in acting as Agent or the Sustainability Agent (as applicable) under the Finance Documents (unless the Agent or the Sustainability Agent (as applicable) has been reimbursed by an Obligor pursuant to a Finance Document).
27.18Resignation of the Agent or the Sustainability Agent
27.18.1The Agent or the Sustainability Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.
27.18.2Alternatively, the Agent or the Sustainability Agent (as applicable) may resign by giving 30 (thirty) days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.
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27.18.3If the Majority Lenders have not appointed a successor Agent or Sustainability Agent (as applicable) in accordance with Clause 27.16.2 above within 20 (twenty) days after notice of resignation was given, the retiring Agent or Sustainability Agent (after consultation with the Company) may appoint a successor Agent or Sustainability Agent.
27.18.4If the Agent or the Sustainability Agent (as applicable) wishes to resign because it has concluded that it is no longer appropriate for it to remain as Agent or Sustainability Agent (as applicable) and it is entitled to appoint a successor Agent or Sustainability Agent under Clause 27.16.3, the Agent or Sustainability Agent (as applicable) may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or Sustainability Agent to become a party to this Agreement as Agent or Sustainability Agent) agree with the proposed successor Agent or Sustainability Agent (as applicable) amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent or Sustainability Agent (as applicable) consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent or Sustainability Agent’s normal fee rates and those amendments will bind the Parties.
27.18.5Each retiring Agent or Sustainability Agent shall make available to the successor Agent or Sustainability Agent such documents and records and provide such assistance as the successor Agent or Sustainability Agent may reasonably request for the purposes of performing its functions as Agent or Sustainability Agent under the Finance Documents. The Company shall, within 3 (three) Business Days of demand, reimburse the retiring Agent or Sustainability Agent (as applicable) for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
27.18.6The Agent or the Sustainability Agent’s resignation notice shall only take effect upon the appointment of a successor.
27.18.7Upon the appointment of a successor, the retiring Agent or Sustainability Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 27.16.5 above) but shall remain entitled to the benefit of Clause 16.4 (Indemnity to the Agent), Clause 16.5 (Indemnity to the Sustainability Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent or Sustainability Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
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27.18.8The Agent shall resign in accordance with Clause 27.16.2 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 27.16.3 above) if on or after the date which is 3 (three) Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
27.18.8.1the Agent fails to respond to a request under Clause 14.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
27.18.8.2the information supplied by the Agent pursuant to Clause 14.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
27.18.8.3the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.
27.19Replacement of the Agent or Sustainability Agent
27.19.1After consultation with the Company, the Majority Lenders may, by giving 30 (thirty) days’ notice to:
27.19.1.1the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent; or
27.19.1.2the Sustainability Agent (or, at any time the Sustainability Agent is an Impaired Sustainability Agent, by giving any shorter notice determined by the Majority Lenders) replace the Sustainability Agent by appointing a successor Sustainability Agent.
27.19.2The retiring Agent or Sustainability Agent shall (at its own cost if it is an Impaired Agent or Impaired Sustainability Agent, as the case may be, and otherwise at the expense of the Lenders) make available to the successor Agent or Sustainability Agent such documents and records and provide such assistance as the successor Agent or Sustainability Agent may reasonably request for the purposes of performing its functions as Agent or Sustainability Agent under the Finance Documents.
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27.19.3The appointment of the successor Agent or Sustainability Agent (as applicable) shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent or Sustainability Agent. As from this date, the retiring Agent or Sustainability Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 27.17.2 above) but shall remain entitled to the benefit of Clause 16.4 (Indemnity to the Agent), Clause 16.5 (Indemnity to the Sustainability Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent or Sustainability Agent shall cease to accrue from (and shall be payable on) that date).
27.19.4Any successor Agent or Sustainability Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
27.20Confidentiality
27.20.1In acting as agent for the Finance Parties, the Agent and the Sustainability Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
27.20.2If information is received by another division or department of the Agent or the Sustainability Agent, it may be treated as confidential to that division or department and the Agent or the Sustainability Agent, as applicable, shall not be deemed to have notice of it.
27.20.3Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Sustainability Coordinators, the Sustainability Agent nor any of the Arrangers is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.
27.21Relationship with the Lenders
27.21.1Subject to Clause 25.8 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
27.21.1.1entitled to or liable for any payment due under any Finance Document on that day; and
27.21.1.2entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than 5 (five) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
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27.21.2Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, and (where communication by electronic mail or other electronic means is permitted under Clause 32.7 (Electronic Communication) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and Clause 32.7.1.3 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
27.22Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Sustainability Coordinators, the Sustainability Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
27.22.1the financial condition, status and nature of each member of the Group;
27.22.2the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
27.22.3whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
27.22.4the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
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27.23Agent’s management time
Any amount payable to the Agent under Clause 16.4 (Indemnity to the Agent), Clause 18 (Costs and Expenses) and Clause 27.15 (Lenders’ Indemnity to the Agent and the Sustainability Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).
27.24Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent or the Sustainability Agent under the Finance Documents the Agent or Sustainability Agent (as applicable) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or Sustainability Agent (as applicable) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
27.25Resignation of the Sustainability Coordinators
27.25.1Subject to Clause 27.23.2 below, if both Sustainability Coordinators wish to retire, they may appoint a successor Sustainability Coordinator by notice to the other Parties.
27.25.2The prior consent of the Majority Lenders (in consultation with the Company) is required for the appointment of a successor Sustainability Coordinator unless the successor Sustainability Coordinator is another Lender or an Affiliate of any Lender.
27.25.3The retiring Sustainability Coordinator shall, at its own cost, make available to the successor Sustainability Coordinator such documents and records and provide such assistance as the successor Sustainability Coordinator may reasonably request for the purposes of performing its functions as Sustainability Coordinator under the Finance Documents.
27.25.4The appointment of the successor Sustainability Coordinator shall take effect on the date specified in the notice in accordance with Clause 27.23.1 above. As from this date, the retiring Sustainability Coordinators shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 27.23.3 above).
27.25.5Any successor Sustainability Coordinator and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
27.26Role of Reference Banks
27.26.1No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
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27.26.2No Reference Bank will be liable for any action taken by it (in its capacity as a Reference Bank) under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or willful misconduct.
27.26.3No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 27.24 subject to Clause 1.5 (Third Party Rights).
27.27Third party Reference Banks
A Reference Bank which is not a Party may rely on Clause 27.24 (Role of the Reference Banks), Clause 36.3 (Other Exceptions) and Clause 38 (Confidentiality of Funding Rates and Reference Bank Quotation) subject to Clause 1.5 (Third Party Rights).
28.CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
28.1interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
28.2oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
28.3oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
29.SHARING AMONG THE FINANCE PARTIES
29.1Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:
29.1.1the Recovering Finance Party shall, within 3 (three) Business Days, notify details of the receipt or recovery to the Agent;
29.1.2the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
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29.1.3the Recovering Finance Party shall, within 3 (three) Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial Payments).
29.2Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 30.6 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.
29.3Recovering Finance Party’s rights
On a distribution by the Agent under Clause 29.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
29.4Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
29.4.1each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and
29.4.2as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
29.5Exceptions
29.5.1This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
29.5.2A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
29.5.2.1it notified that other Finance Party of the legal or arbitration proceedings; and
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29.5.2.2that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
30.PAYMENT MECHANICS
30.1Payments to the Agent
30.1.1On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent for value on the due date at the time and in such funds specified by the Agent (unless a contrary indication appears in a Finance Document) as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
30.1.2Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.
30.2Distributions by the Agent
30.3Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback and Pre-Funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 (five) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.
30.4Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
30.5Clawback and pre-funding
30.5.1Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
30.5.2Unless Clause 30.4.3 below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
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30.5.3If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:
30.5.3.1the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
30.5.3.2the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
30.6Impaired Agent
30.6.1If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) may instead either:
30.6.1.1pay that amount direct to the required recipient(s); or
30.6.1.2if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).
30.6.2In each case such payments must be made on the due date for payment under the Finance Documents.
30.6.3All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
30.6.4A Party which has made a payment in accordance with this Clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
30.6.5Promptly upon the appointment of a successor Agent in accordance with Clause 27.17 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to Clause 30.5.6 below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any
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accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 30.2 (Distributions by the Agent).
30.6.6A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
30.6.6.1that it has not given an instruction pursuant to Clause 30.5.5; and
30.6.6.2that it has been provided with the necessary information by that Recipient Party,
30.6.7give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
30.7Partial payments
30.7.1If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
30.7.1.1first, in or towards payment pro rata of any unpaid amount owing to the Agent (acting in its capacity as such) under the Finance Documents;
30.7.1.2secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
30.7.1.3thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
30.7.1.4fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
30.7.2The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 30.6.1.1 to 30.6.1.4 above.
30.7.3Clauses 30.6.1 and 30.6.2 above will override any appropriation made by an Obligor.
30.8No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
30.9Business Days
30.9.1Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
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30.9.2During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
30.10Currency of account
30.10.1Subject to Clauses 30.9.2 and 30.9.3 below, Rand is the currency of account and payment for any sum due from an Obligor under any Finance Document.
30.10.2Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
30.10.3Any amount expressed to be payable in a currency other than Rand shall be paid in that other currency.
30.11Change of currency
30.11.1Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
30.11.1.1any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and
30.11.1.2any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
30.11.2If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
30.12Disruption to payment systems, etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:
30.12.1the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;
30.12.2the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in Clause 30.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
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30.12.3the Agent shall consult with the Finance Parties in relation to any changes mentioned in Clause 30.11.1;
30.12.4any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);
30.12.5the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.11; and
30.12.6the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 30.11.4 above.
31.SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
32.NOTICES
32.1Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic communication or letter.
32.2Addresses
The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
32.2.1in the case of the Company (for itself and as Obligors’ Agent):
Bridgeview House (Building 11)
Constantia Office Park
Cnr 14th Avenue and Hendrik Potgieter Road
Weltevreden Park
1709
South Africa

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Attention:     Charl Keyter
Email:         charl.keyter@sibanyestillwater.com
32.2.2in the case of the Agent:
3rd floor, Block F
135 Rivonia Road
Sandown
Sandton
2196
South Africa

Attention:    Head of Agency
Email:        AgencyNedbank@Nedbank.co.za
32.2.3in the case of the Sustainability Agent:
3rd floor, Block F
135 Rivonia Road
Sandown
Sandton
2196
South Africa

Attention:    Head of Agency
Email:        AgencyNedbank@Nedbank.co.za
32.2.4in the case of FirstRand Bank Limited (acting through its Rand Merchant Bank division) in its capacity as Sustainability Coordinator, Coordinator, Bookrunner, Mandated Lead Arranger and Original Lender:
14th Floor
1 Merchant Place
Corner Fredman Drive and Rivonia Road
Sandton
2196

Attention:    Head of Transaction Management – Investment Banking Division
Email:        DLRMBIBDSupportDTSandRSS@rmb.co.za
            Paul.Ronquest@rmb.co.za
            Shandu.Nefolovhodwe@rmb.co.za
32.2.5in the case of Nedbank Limited (acting through its Nedbank Corporate and Investment Banking division) in its capacity as Global Coordinator, Sustainability Coordinator, Bookrunner, Mandated Lead Arranger and Original Lender:
3rd floor, F Block
Nedbank 135 Rivonia Campus
135 Rivonia Road
Sandown
2196

Attention:    Jeanita Gouveia / Rivashni Naidoo
Email:        MiningFinance1@Nedbank.co.za / RivashniN@Nedbank.co.za

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32.2.6in the case of The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking division) in its capacity as Original Lender and Mandated Lead Arranger:
3rd Floor, East Wing
30 Baker Street
Rosebank
2196

Attention:    Kesh Ramlakun
            Khanyisile Moshoeshoe

32.2.7Email:        kesh.ramlakun@standardbank.co.za
32.2.8            Khanyisile.moshoeshoe@standardbank.co.za
32.2.9            cfstransactionmanagement@standardbank.co.za
32.2.10in the case of Absa Bank Limited (acting through its Corporate and Investment Banking division) in its capacity as Original Lender and Mandated Lead Arranger:
15 Alice Lane
Sandown
Sandton
2196

Attention:    Transaction Management
32.2.11Email:        assetmanagement449@absa.africa
32.2.12in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
or any substitute address or email address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 5 (five) Business Days’ notice.
32.3Domicilia
32.3.1Each of the Parties chooses its physical address provided under or in connection with Clause 32.2 (Addresses) as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement or any other Finance Document may be served.
32.3.2Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa, provided that any such change shall only be effective on the 14th (fourteenth) day after deemed receipt of the notice by the other Parties pursuant to Clause 32.4 (Delivery).
32.4Delivery
32.4.1Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
32.4.1.1if by way of electronic mail address, when received in legible form; or
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32.4.1.2if by way of letter, when it has been left at the relevant address or 5 (five) Business Days after being delivered to or collected by a professional courier in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.
32.4.2Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).
32.4.3All notices from or to an Obligor shall be sent through the Agent.
32.4.4Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
32.4.5Any communication or document which becomes effective, in accordance with Clauses 32.4.1 to 32.4.4 above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
32.5Notification of address and electronic mail address
Promptly upon changing its address or electronic mail address, the Agent shall notify the other Parties.
32.6Communication when Agent is Impaired Agent or when the Sustainability Agent is an Impaired Sustainability Agent
32.6.1If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.
32.6.2If the Sustainability Agent is an Impaired Sustainability Agent the Parties may, instead of communicating with each other through the Sustainability Agent, communicate with each other directly and (while the Sustainability Agent is an Impaired Sustainability Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Sustainability Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Sustainability Agent has been appointed.
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32.7Electronic communication
32.7.1Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
32.7.1.1agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
32.7.1.2notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
32.7.1.3notify each other of any change to their address or any other such information supplied by them by not less than 5 (five) Business Days’ notice.
32.7.2Any such electronic communication as specified in Clause 32.7.1 above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.
32.7.3Any such electronic communication as specified in Clause 32.7.1 above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
32.7.4Any electronic communication which becomes effective, in accordance with Clause 32.7.3 above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
32.7.5Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 32.7.
32.8English language
32.8.1Any notice given under or in connection with any Finance Document must be in English.
32.8.2All other documents provided under or in connection with any Finance Document must be:
32.8.2.1in English; or
32.8.2.2if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
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33.CALCULATIONS AND CERTIFICATES
33.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
33.2Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.
33.3Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.
34.PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. The term inoperable in this Clause 34 shall include, without limitation, inoperable by way of suspension or cancellation.
35.REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document or other document or other indulgence shall operate as a waiver nor shall any single or partial exercise of any right or remedy otherwise affect any of that Party’s rights in terms of or arising from any Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of any Finance Document. No consent to any waiver or novation of a Party’s rights in terms of or arising from any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
36.AMENDMENTS AND WAIVERS
36.1Required consents
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36.1.1Subject to Clause 36.2 (All Lender matters) and Clause 36.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
36.1.2The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.
36.2All Lender matters
Subject to Clause 36.4 (Replacement of Screen Rate) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:
36.2.1the definition of “Majority Lenders” in Clause 1.1 (Definitions);
36.2.2an extension to the date of payment of any amount under the Finance Documents;
36.2.3a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable provided that the coming into effect of the Sustainability-Linked Provisions on the date of the Sustainability Trigger Event in accordance with Clause 2.1.2 shall not constitute such an amendment or waiver;
36.2.4an increase in any Commitment, an extension of the Availability Period (other than pursuant to Clause 6.2 (Extension option) or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
36.2.5a change to the Borrowers or Guarantors other than in accordance with Clause 26 (Change of Obligors);
36.2.6any provision which expressly requires the consent of all the Lenders;
36.2.7Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 25 (Changes to the Lender), Clause 29 (Sharing among the Finance Parties), this Clause 36, Clause 45 (Governing Law) or Clause 46.1 (Jurisdiction); or
36.2.8the nature or scope of the guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity), shall not be made without the prior consent of all the Lenders.
36.3Other exceptions
An amendment or waiver which relates to the rights or obligations of the Agent, the Sustainability Coordinators, the Sustainability Agent or any of the Arrangers (each in their capacity as such) may not be effected without the consent of the Agent, the Sustainability Coordinators, the Sustainability Agent or that Arranger, as the case may be.
36.4Replacement of Screen Rate
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36.5Subject to Clause 36.3 (Other exceptions), if the Screen Rate is not available for ZAR, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to ZAR in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that benchmark rate) may be made with the consent of all of the Lenders and the Company.
36.6Excluded Commitments
36.7If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 (fifteen) Business Days of that request being made (unless, the Company and the Agent agree to a longer time period in relation to any request):
36.7.1its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and
36.7.2its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
36.8Replacement of Lender
36.8.1If:
36.8.1.1any Lender becomes a Non-Consenting Lender (as defined in Clause 36.6.4 below); or
36.8.1.2an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 14.2 (Tax Gross-Up), Clause 14.3 (Tax Indemnity) or Clause 15 (Increased Costs) to any Lender,
36.8.2then the Company may, on 10 (ten) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Change to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company, which is acceptable to the Agent and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.8 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents. Such transfer shall be deemed (subject to satisfaction of Clause 25.5.2 (Procedure for transfer)) to have been completed 10 (ten) Business Days after the transferee concerned
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delivers a Transfer Certificate executed by it to the Lender concerned and pays the relevant amount to the Agent.
36.8.3The replacement of a Lender pursuant to this Clause 36.6 shall be subject to the following conditions:
36.8.3.1the Company shall have no right to replace the Agent;
36.8.3.2neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;
36.8.3.3in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 (thirty) days after the date on which that Lender is deemed a Non-Consenting Lender;
36.8.3.4in no event shall the Lender replaced under this Clause 36.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and
36.8.3.5the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 36.6.1 above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.
36.8.4A Lender shall perform the checks described in Clause 36.6.2.5 above as soon as reasonably practicable following delivery of a notice referred to in Clause 36.6.1 above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.
36.8.5In the event that:
36.8.5.1the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;
36.8.5.2the consent, waiver or amendment in question requires the approval of all the Lenders; and
36.8.5.3the Majority Lenders have consented or agreed to such waiver or amendment,
36.8.6then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.
36.9Disenfranchisement of a Defaulting Lender
36.9.1For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
36.9.1.1the Majority Lenders; or
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36.9.1.2whether:
36.9.1.2.1any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or
36.9.1.2.2the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,
36.9.2that Defaulting Lender's Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of Clause 36.7.1.1) and 36.7.1.2.
36.9.3For the purposes of this Clause 36.7 the Agent may assume that the following Lenders are Defaulting Lenders:
36.9.3.1any Lender which has notified the Agent that it has become a Defaulting Lender;
36.9.3.2any Lender in relation to which it is aware that any of the events or circumstances referred to in Clauses 1.1.32.1, 1.1.32.2, 1.1.32.3 of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
36.10Right of cancellation in relation to a Defaulting Lender
36.10.1If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 (five) Business Days' notice of cancellation of the Available Commitment of that Lender.
36.10.2On the notice referred to in Clause 36.7.1 becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
36.10.3The Agent shall as soon as practicable after receipt of a notice referred to in Clause 36.7.1, notify all the Lenders.
36.11Replacement of a Defaulting Lender
36.11.1The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 (ten) Business Days’ prior written notice to the Agent and such Lender:
36.11.1.1replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;
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36.11.1.2require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or
36.11.1.3require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility,
36.11.1.4to a Replacement Lender selected by the Company, which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:
36.11.1.4.1in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.8 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents; or
36.11.1.4.2in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in Clause 36.9.1.3.1.
36.11.2Such transfer shall be deemed (subject to satisfaction of Clause 25.2 (Conditions of Transfer) to have been completed 10 (ten) Business Days after the transferee concerned delivers a Transfer Certificate executed by it to the Lender concerned and pays the relevant amount to the Agent.
36.11.3Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 36.7 shall be subject to the following conditions:
36.11.3.1the Company shall have no right to replace the Agent;
36.11.3.2neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;
36.11.3.3the transfer must take place no later than 10 (ten) Business Days after the notice referred to in Clause 36.9.1;
36.11.3.4in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
36.11.3.5the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 36.9.1 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.
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36.11.4The Defaulting Lender shall perform the checks described in Clause 36.9.3.5 as soon as reasonably practicable following delivery of a notice referred to in Clause 36.9.1 and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.
37.CONFIDENTIAL INFORMATION
37.1Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to Numbering Service Providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
37.2Disclosure of Confidential Information
Any Finance Party may disclose:
37.2.1to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 37.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
37.2.2to any person:
37.2.2.1to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
37.2.2.2with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
37.2.2.3appointed by any Finance Party or by a person to whom Clause 37.2.2.1 or 37.2.2.2 applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 27.19.2;
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37.2.2.4who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 37.2.2.1 or 37.2.2.2;
37.2.2.5to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
37.2.2.6to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
37.2.2.7to whom or for whose benefit that Finance Party cedes, pledges or otherwise creates Security (or may do so) pursuant to Clause 25.7 (Security over Lenders’ Rights);
37.2.2.8who is a Party; or
37.2.2.9with the consent of the Company;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
37.2.2.9.1in relation to Clauses 37.2.2.2 and 37.2.2.3, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
37.2.2.9.2in relation to Clause 37.2.2.4, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and
37.2.2.9.3in relation to Clauses 37.2.2.5, 37.2.2.6 and 37.2.2.7, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
37.2.3to any person appointed by that Finance Party or by a person to whom Clause 37.2.2.1 or 37.2.2.2 applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 37.2.3 if the service provider to whom the Confidential Information
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is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and
37.2.4to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
37.3Disclosure to numbering service providers
37.3.1Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
37.3.1.1names of Obligors;
37.3.1.2country of domicile of Obligors;
37.3.1.3place of incorporation of Obligors;
37.3.1.4the Signature Date;
37.3.1.5Clause 45 (Governing Law);
37.3.1.6the names of the Agent, the Sustainability Agent, the Sustainability Coordinators and the Arrangers;
37.3.1.7date of each amendment and restatement of this Agreement;
37.3.1.8amounts of, and names of, the Facility (and any tranches);
37.3.1.9amount of Total Commitments;
37.3.1.10currency of the Facility;
37.3.1.11type of the Facility;
37.3.1.12ranking of the Facility;
37.3.1.13Termination Date;
37.3.1.14changes to any of the information previously supplied pursuant to Clauses 37.3.1.1 to 37.3.1.13 above; and
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37.3.1.15such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
37.3.2The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
37.3.3The Company represents that none of the information set out in Clauses 37.3.1.1 to 37.3.1.15 is, nor will at any time be, unpublished price-sensitive information.
37.3.4The Agent shall notify the Company and the other Finance Parties of:
37.3.4.1the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
37.3.4.2the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
37.4Disclosure of sustainability-linked terms
Neither the Finance Parties nor any Obligor shall (and each Obligor shall procure that no member of the Group shall) represent in any external communication, marketing or publication (including on any website) that the Facility is, or has been classified as, a sustainability linked facility unless and until the Sustainability Trigger Event has occurred or if the Facility ceases to be classified as a sustainability linked facility.
37.5Entire agreement
This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
37.6Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
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37.7Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:
37.7.1of the circumstances of any disclosure of Confidential Information made pursuant to Clause 37.2.2.5 except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and
37.7.2upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37.
37.8Continuing obligations
The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 (twelve) months from the earlier of:
37.8.1the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
37.8.2the date on which such Finance Party otherwise ceases to be a Finance Party.
38.CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATION
38.1Confidentiality and disclosure
38.1.1The Agent and each Obligor agree to keep each Funding Rate and, in the case of the Agent, each Reference Bank Quotation confidential and not to disclose it to anyone, save to the extent permitted by Clauses 38.1.2 and 38.1.3 below.
38.1.2The Agent may disclose:
38.1.2.1any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 10.4 (Notification of rates of interest); and
38.1.2.2any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank.
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38.1.3The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
38.1.3.1any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this Clause 38.1.3.1 is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;
38.1.3.2any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
38.1.3.3any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
38.1.3.4any person with the consent of the relevant Lender or Reference Bank, as the case may be.
38.1.4The Agent's obligations in this Clause 38 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 10.4 (Notification of rates of interest) provided that (other than pursuant to Clause 38.1.2) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.
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38.2Related obligations
38.2.1The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.
38.2.2The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
38.2.2.1of the circumstances of any disclosure made pursuant to Clause 38.1.3.2 except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and
38.2.2.2upon becoming aware that any information has been disclosed in breach of this Clause 38.
38.3No Event of Default
No Event of Default will occur under Clause 24.3 (Other Obligations) by reason only of an Obligor’s failure to comply with this Clause 38.
39.WAIVER OF IMMUNITY
Each Obligor irrevocably and unconditionally waives any right it may have to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.
40.SOLE AGREEMENT
The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.
41.RENUNCIATION OF BENEFITS
Each Obligor renounces, to the extent permitted under applicable law, the benefits of each of the legal exceptions of excussion, division, revision of accounts, no value received, errore calculi, non causa debiti, non numeratae pecuniae and cession of actions, and declares that it understands the meaning of each such legal exception and the effect of such renunciation.
42.NO IMPLIED TERM
No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in any Finance Document in regard to the subject matter thereof.
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43.INDEPENDENT ADVICE
Each Obligor acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Finance Documents and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, each of the Obligors acknowledges that all of the provisions of each Finance Document and the restrictions therein contained are part of the overall intention of the Parties in connection with the Finance Documents.
44.COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
45.GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by South African law.
46.ENFORCEMENT
46.1Jurisdiction
46.1.1The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg (or any successor to that division) (the High Court) in regard to all matters arising from the Finance Documents (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).
46.1.2The Parties agree that the High Court is the most appropriate and convenient court to settle Disputes and accordingly no Party will argue to the contrary.
46.1.3This Clause 46.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
47.WAIVER OF TRIAL BY JURY
Each Party waives any right it may have to a jury trial of any claim or cause of action in connection with any Finance Document or any transaction contemplated by any Finance Document. This Agreement may be filed as a written consent to trial by the court.
48.USA PATRIOT ACT
Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and
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record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow that Finance Party to identify the Obligors in accordance with the USA Patriot Act. Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for that Finance Party to satisfy the requirements of the USA Patriot Act.
- SIGNATURES TO FOLLOW -

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SIGNED at __Fairland_______________ on this the __15_______ day of ______August_______________ 2024.

For and on behalf of
SIBANYE STILLWATER LIMITED (AS ORIGINAL BORROWER AND AN ORIGINAL GUARANTOR)

/s/ Charl Keyter____________________________
Signatory: Charl Keyter
Capacity: CFO
Who warrants his authority hereto

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SIGNED at ___Fairland______________ on this the ___15______ day of ______August_______________ 2024.

For and on behalf of
SIBANYE GOLD PROPRIETARY LIMITED (AS ORIGINAL BORROWER AND AN ORIGINAL GUARANTOR)

/s/ Charl Keyter____________________________
Signatory: Charl Keyter
Capacity: CFO
Who warrants his authority hereto

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SIGNED at __Fairland_______________ on this the __15_______ day of ____August___________________ 2024.

For and on behalf of
SIBANYE RUSTENBURG PLATINUM MINES PROPRIETARY LIMITED (AS ORIGINAL BORROWER AND AN ORIGINAL GUARANTOR)

/s/ Charl Keyter____________________________
Signatory: Charl Keyter
Capacity: CFO
Who warrants his authority hereto

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SIGNED at ____Fairland_____________ on this the __15_______ day of ___August_____________________ 2024.

For and on behalf of
KROONDAL OPERATIONS PROPRIETARY LIMITED
(AS ORIGINAL BORROWER AND AN ORIGINAL GUARANTOR)

/s/ Charl Keyter____________________________
Signatory: Charl Keyter
Capacity: CFO
Who warrants his authority hereto

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SIGNED at __Fairland_______________ on this the __15_______ day of ____August___________________ 2024.

For and on behalf of STILLWATER MINING COMPANY (AS ORIGINAL GUARANTOR) /s/ Charl Keyter____________________________ Signatory: Charl Keyter Capacity: CFO Who warrants his authority hereto

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SIGNED at __Fairland_______________ on this the __15_______ day of ____August__________________ 2024.

For and on behalf of
WESTERN PLATINUM PROPRIETARY LIMITED
(AS ORIGINAL BORROWER AND AN ORIGINAL GUARANTOR)

/s/ Charl Keyter____________________________
Signatory: Charl Keyter
Capacity: CFO
Who warrants his authority hereto

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SIGNED at __Fairland_______________ on this the __15_______ day of __August___________2024.

For and on behalf of
EASTERN PLATINUM PROPRIETARY LIMITED
(AS ORIGINAL BORROWER AND AN ORIGINAL GUARANTOR)

/s/ Charl Keyter____________________________
Signatory: Charl Keyter
Capacity: CFO
Who warrants his authority hereto

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SIGNED at _Helsinki________________ on this the __16_______ day of ____August__________________ 2024.

For and on behalf of KELIBER OY (AS ORIGINAL GUARANTOR) /s/ Mika Seitovirta____________________________ Signatory: Mika Seitovirta Capacity: Chairman Who warrants his authority hereto

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SIGNED at __Helsinki_______________ on this the __16_______ day of ____August__________________ 2024.

For and on behalf of KELIBER TECHNOLOGY OY (AS ORIGINAL GUARANTOR) /s/ Mika Seitovirta____________________________ Signatory: Mika Seitovirta Capacity: Chair of the Board Who warrants his authority hereto

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SIGNED at __Sandton_______________ on this the __14_______ day of ____August__________________ 2024.

For and on behalf of
NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION)
(AS GLOBAL COORDINATOR, SUSTAINABILITY COORDINATOR, BOOKRUNNER, MANDATED LEAD ARRANGER AND ORIGINAL LENDER)

/s/ Gregory Webber____________________________
Signatory: Gregory Webber
Capacity: Authorised Signatory
Who warrants his authority hereto

/s/ Nivaash Singh____________________________
Signatory: Nivaash Singh
Capacity: Authorised Signatory
Who warrants his authority hereto

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SIGNED at __Sandton_______________ on this the ___14______ day of ____August__________________ 2024.

For and on behalf of
FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION) (AS GLOBAL COORDINATOR, SUSTAINABILITY COORDINATOR, BOOKRUNNER, MANDATED LEAD ARRANGER AND ORIGINAL LENDER)

/s/ Werner Joubert____________________________
Signatory: Werner Joubert
Capacity: Authorised Signatory
Who warrants his authority hereto

/s/ Paul Ronquest____________________________
Signatory: Paul Ronquest
Capacity: Authorised Signatory
Who warrants his authority hereto

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SIGNED at ____Sandton_____________ on this the __14_____ day of ____August__________________ 2024.

For and on behalf of
NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION)
(AS AGENT)

/s/ Cathy Booth____________________________
Signatory: Cathy Booth
Capacity: Authorised Signatory
Who warrants his authority hereto

/s/ Jeanita Gouveia____________________________
Signatory: Jeanita Gouveia
Capacity: Authorised Signatory
Who warrants his authority hereto

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SIGNED at __Sandton_______________ on this the __14_______ day of ___August___________________ 2024.

For and on behalf of
NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION)
(AS SUSTAINABILITY AGENT)

/s/ Jeanita Gouveia____________________________
Signatory: Jeanita Gouveia
Capacity: Authorised Signatory
Who warrants his authority hereto

/s/ Cathy Booth____________________________
Signatory: Cathy Booth
Capacity: Authorised Signatory
Who warrants his authority hereto

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SIGNED at __Rosebank_______________ on this the _15________ day of ____August__________________ 2024.

For and on behalf of
THE STANDARD BANK OF SOUTH AFRICA LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)
(AS ORIGINAL LENDER AND MANDATED LEAD ARRANGER)

/s/ Khanyisile Moshoeshoe____________________________
Signatory: Khanyisile Moshoeshoe
Capacity: Authorised signatory
Who warrants his authority hereto

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SIGNED at _Sandton________________ on this the __14_______ day of ____August__________________ 2024.

For and on behalf of
ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)
(AS ORIGINAL LENDER AND MANDATED LEAD ARRANGER)

/s/ Chetan Jeeva____________________________
Signatory: Chetan Jeeva
Capacity: Authorised Signatory
Who warrants his authority hereto

/s/ Mahlatse Moropane____________________________
Signatory: Mahlatse Moropane
Capacity: Authorised Signatory
Who warrants his authority hereto

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49.SCHEDULE 1
THE ORIGINAL PARTIES

PART 1
ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any)
Sibanye Stillwater Limited	2014/243852/06
Sibanye Gold Proprietary Limited	2002/031431/07
Sibanye Rustenburg Platinum Mines Proprietary Limited	2015/305479/07
Kroondal Operations Proprietary Limited	2000/000341/07
Western Platinum Proprietary Limited	1963/003589/07
Eastern Platinum Proprietary Limited	1987/070294/07

Name of Original Guarantor	Registration number (or equivalent, if any)
Sibanye Stillwater Limited	2014/243852/06
Sibanye Gold Proprietary Limited	2002/031431/06
Sibanye Rustenburg Platinum Mines Proprietary Limited	2015/305479/07
Kroondal Operations Proprietary Limited	2000/000341/07
Western Platinum Proprietary Limited	1963/003589/07
Eastern Platinum Proprietary Limited	1987/070294/07
Stillwater Mining Company	2317621 (incorporated in the State of Delaware, United States of America)
Keliber Oy	0752546-7 (incorporated in Finland)
Keliber Technology Oy	2914395-3 (incorporated in Finland)

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PART 2
ORIGINAL LENDERS

Name of Original Lender	Commitment
Nedbank Limited (acting through its Nedbank Corporate and Investment Banking division)	ZAR1,200,000,000
FirstRand Bank Limited (acting through its Rand Merchant Bank division)	ZAR1,400,000,000
The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking division)	ZAR1,900,000,000
Absa Bank Limited (acting through its Corporate and Investment Banking division)	ZAR1,500,000,000
ZAR6,000,000,000

50.
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51.SCHEDULE 2
CONDITIONS PRECEDENT
PART 1
1.Original Obligors
1.1A copy of the constitutional documents of each Original Obligor.
1.2A copy of a resolution of the board of directors (or other relevant corporate body) of each Original Obligor:
1.2.1approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
1.2.2in the case of each Original Guarantor incorporated in South Africa and to the extent applicable
1.2.2.1complying with the requirements of section 45(3)(b) and section 45(4) of the Companies Act in connection with any financial assistance to be granted by that Original Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party; and
1.2.2.2complying with the requirements of section 46 of the Companies Act in connection with any “distribution” (as defined in the Companies Act) that may arise as a result of its entry into the Finance Documents to which it is a party;
1.2.3authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
1.2.4other than in relation to the Company, authorising the appointment of the Company as Obligors’ Agent; and
1.2.5authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
1.3A specimen of the signature of each person authorised by the resolution referred to in Clause 1.2 above.
1.4To the extent required by the Companies Act, any other applicable law or the constitutional documents of an Original Obligor, a copy of a resolution duly passed by the holders of the issued shares of that Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Obligor is a party.
1.5A copy of a special resolution of the shareholders of each Original Guarantor incorporated in South Africa approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any
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financial assistance to be granted by that Original Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party.
1.6A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.
1.7A certificate of the Company (signed by a director) confirming as at the Signature Date that:
1.7.1no Default has occurred or is continuing or will result from the execution of the Finance Documents or, if a Default has occurred and is continuing describing that Default and the steps being taken to remedy it; and
1.7.2the representations given by it under the Finance Documents are correct in all respects or, if any such representation is not correct in all respects, describing the relevant misrepresentation and the steps being taken to remedy it.
1.8A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signature Date.
1.9In respect of Stillwater:
1.9.1a good standing certificate dated not earlier than 10 (ten) days prior to the Signature Date; and
1.9.2a certificate of the chief financial officer certifying as to the solvency of the company after the consummation of the transactions contemplated by the Finance Documents.
2.Finance Documents
A duly executed original of each of the following Finance Documents:
2.1this Agreement;
2.2the Funds Flow Confirmation Letter; and
2.3the Fee Letters.
3.Legal opinions
3.1A legal opinion of Bowman Gilfillan Inc., legal advisers to the Finance Parties in South Africa, substantially in the form distributed to the Agent prior to signing this Agreement.
3.2A legal opinion of Webber Wentzel, legal advisers to the Obligors in South Africa, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
3.3A legal opinion of Linklaters LLP, legal advisers to the Obligors in the United States of America, substantially in the form distributed to the Agent prior to signing this Agreement.
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3.4A legal opinion of Hannes Snellman Attorneys Ltd, legal advisers to the Obligors in Finland, substantially in the form distributed to the Agent prior to signing this Agreement.
4.Other documents and evidence
4.1A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.
4.2The Original Financial Statements of each Original Obligor.
4.3Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 13 (Fees) and Clause 18 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.
4.4The Group Structure Chart.
4.5A certificate of the Company to the satisfaction of the Agent confirming the arithmetic computations and the proper extraction of figures applied in determining which members of the Group are Material Companies and that the Guarantor Threshold Test has been met.
4.6Such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any other Finance Party) in order for the Agent and each other Finance Party to carry out and be satisfied it has complied with all necessary "know your customer" or similar identification procedures under applicable laws and regulations (including the Financial Intelligence Centre Act, 2001) pursuant to the transactions contemplated in the Finance Documents.
4.7A copy of any other document, authorisation, opinion or assurance specified by the Agent.
4.8Evidence that the Company has given notice of the voluntary prepayment and cancellation of the Existing Facility.

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PART 2
CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR
1.An Accession Letter, duly executed by the Additional Obligor and the Company.
2.A copy of the constitutional documents of the Additional Obligor.
3.A copy of a resolution of the board of directors (or other relevant corporate body) of the Additional Obligor:
3.1approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;
3.2in the case of an Additional Guarantor incorporated in South Africa and to the extent applicable:
3.2.1complying with the requirements of section 45(3)(b) and section 45(4) of the Companies Act in connection with any financial assistance to be granted by that Additional Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party; and
3.2.2complying with the requirements of section 46 of the Companies Act in connection with any “distribution” (as defined in the Companies Act) that may arise as a result of its entry into the Finance Documents to which it is a party;
3.3authorising a specified person or persons to execute the Accession Letter on its behalf; and
3.4authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.
4.Each Guarantor incorporated in South Africa as at the date on which each Additional Obligor accedes to the Agreement in accordance with Clause 26 (Change of Obligors) is required to deliver the following documents to the Agent in a form and substance acceptable to the Agent:
4.1a resolution of the board of directors (or other relevant corporate body) of such Guarantor;
4.1.1complying with the requirements of section 45(3)(b) and section 45(4) of the Companies Act in connection with any financial assistance to be granted by that Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party;
4.1.2complying with the requirements of section 46 of the Companies Act in connection with any “distribution” (as defined in the Companies Act) that may arise as a result of its entry into the Finance Documents to which it is a party;
4.2to the extent required by the Companies Act, any other applicable law or the constitutional documents of the Guarantor, a copy of a resolution duly passed by the holders of the issued
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shares of that Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Guarantor is a party; and
4.3a copy of a special resolution of the shareholders of each Original Guarantor incorporated in South Africa approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by that Original Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party.
5.A specimen of the signature of each person authorised by the resolution referred to in Clause 3 above.
6.To the extent required by the Companies Act, any other applicable law or the constitutional documents of an Additional Guarantor, a copy of a resolution duly passed by the holders of the issued shares of that Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Additional Guarantor is a party.
7.If applicable, in the case of an Additional Guarantor incorporated in South Africa, a copy of a special resolution of the shareholders of the Additional Guarantor approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by the Additional Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party.
8.A certificate of the Additional Obligor (signed by a director or an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.
9.A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 in respect of that Additional Obligor is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.
10.Such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any other Finance Party) in order for the Agent and each other Finance Party to carry out and be satisfied it has complied with all necessary "know your customer" or similar identification procedures under applicable laws and regulations (including the Financial Intelligence Centre Act, 2001) pursuant to the transactions contemplated in the Finance Documents.
11.A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.
12.If available, the latest audited Financial Statements of the Additional Obligor.
13.The following legal opinions, each addressed to the Agent and the Lenders:
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13.1a legal opinion of the legal advisers to the Agent in South Africa;
13.2if the Additional Obligor is incorporated in South Africa, a legal opinion of the legal advisers to the Additional Obligor in South Africa;
13.3if required by the Agent, a legal opinion of the legal advisers to the Agent in the jurisdiction of incorporation of the Additional Guarantor; and
13.4a legal opinion of the legal advisers to the Obligors in the jurisdiction of incorporation of the Additional Guarantor.
14.If the proposed Additional Obligor is incorporated in or organised under a state of the United States of America or in the District of Columbia:
14.1a good standing certificate of that Additional Obligor from its jurisdiction of incorporation or organisation, dated not earlier than 10 (ten) Business Days prior to the date of the relevant Accession Letter; and
14.2a certificate of the chief financial officer, treasurer or assistant treasurer or, if there is no chief financial officer, treasurer or assistant treasurer, the president of that Additional Obligor certifying as to the solvency of the company after the consummation of the transactions contemplated by the Finance Documents.

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52.SCHEDULE 3
UTILISATION REQUEST
From:    [Borrower]
To:    [Agent]
Dated:
Dear Sirs
Sibanye Stillwater Limited – ZAR6,000,000,000 Revolving Credit Facility Agreement
dated [●] 2024 (the Agreement)
1.We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.We wish to borrow a Loan on the following terms:
Proposed Utilisation Date:        [] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:            Rand
Amount:                [] or, if less, the Available Facility
Interest Period:            []
3.We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.The proceeds of this Loan should be credited to the following bank account (the Account):

Account Name:	[]
Bank:	[]
Account Number:	[]
Branch:	[]
Branch Code:	[]
5.
6.This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

53.SCHEDULE 4
FORM OF TRANSFER CERTIFICATE
To:    [] as Agent
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From:    [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:
Sibanye Stillwater Limited – ZAR6,000,000,000 Revolving Credit Facility Agreement
dated [●] (the Agreement)
1.We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.We refer to Clause 25.5 (Procedure for Transfer):
2.1The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by cession and delegation, and in accordance with Clause 25.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.
2.2The proposed Transfer Date is [•].
2.3The Facility Office and address, email address and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.
3.The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 25.4.3 (Limitation of Responsibility of Existing Lenders).
4.The New Lender agrees that it shall assume the same obligations towards each other Finance Party under the Finance Documents as if it had been an original party to the relevant Finance Document.
5.The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender]1.
6.This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
7.This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by South African law.
8.This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.
THE SCHEDULE
Commitment/rights and obligations to be transferred

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[insert relevant details]
[Facility Office address, email address and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [●].
[Agent]
By:

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54.SCHEDULE 5
FORM OF SUBSTITUTE AFFILIATE LENDER DESIGNATION NOTICE
To:    [] (as Agent) for itself and each of the other parties to the Facility Agreement (as defined below).
From:    [Designating Lender] (the Designating Lender)
Dated:
Dear Sirs
9.Sibanye Stillwater Limited – ZAR6,000,000,000 Revolving Credit Facility Agreement
dated [●] 2024 (the Agreement)
1.We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Substitute Affiliate Lender Designation Notice.
2.We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any Loans required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction etc] (Designated Loans).
3.The details of the Substitute Affiliate Lender are as follows:
Name:
Facility Office:
Email Address:
Attention:
Jurisdiction of Incorporation:
4.By countersigning this notice below the Substitute Affiliate Lender agrees to become a Substitute Affiliate Lender in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Agreement accordingly.
5.The Substitute Affiliate Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender]2.
6.This Substitute Affiliate Lender Designation Notice and any non-contractual obligations arising out of or in connection with it are governed by South African law.

………………………………………………

149
Sibanye - ZAR RCF Agreement 2024_Execution(5630326.1)

For and on behalf of
[Designating Lender]
We acknowledge and agree to the terms of the above.

………………………………………………
For and on behalf of
[Substitute Affiliate Lender]

We acknowledge the terms of the above.

………………………………………………
For and on behalf of
The Agent
Dated

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55.SCHEDULE 6
FORM OF ACCESSION LETTER
To:    [•] as Agent
From:    [Subsidiary] and [insert name of the Company at the time]
Dated:
Dear Sirs
Sibanye Stillwater Limited – ZAR6,000,000,000 Revolving Credit Facility Agreement
dated [●] 2024 (the Agreement)
1.We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2.[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [26.2 (Additional Borrowers)]/[Clause 26.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].
3.[The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.].
4.[Subsidiary’s] administrative details are as follows:
Address:
Email Address:
Attention:
5.This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by South African law.

[insert name of the Company at the time]            [Subsidiary]
56.
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57.SCHEDULE 7
FORM OF RESIGNATION LETTER
To:    [•] as Agent
From:    [resigning Obligor] and [insert name of the Company at the time]
Dated:
Dear Sirs
Sibanye Stillwater Limited – ZAR6,000,000,000 Revolving Credit Facility Agreement
dated [●] 2024 (the Agreement)
1.We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.Pursuant to [Clause 26.3 (Resignation of a Borrower)]/[Clause 26.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.
3.[We confirm that:
3.1no Default is continuing or would result from the acceptance of this request;
3.2the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents.]3
4.[We confirm that no Default is continuing or would result from the acceptance of this request.]4
5.This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by South African law.
6.
[insert name of the Company at the time]        [Subsidiary]
By:                        By:
58.
3 For resigning Borrower
4 For resigning Guarantor
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59.SCHEDULE 8
FORM OF COMPLIANCE CERTIFICATE
To:    [•] as Agent
From:    [Company]
Dated:
Dear Sirs
Sibanye Stillwater Limited – ZAR6,000,000,000 Revolving Credit Facility Agreement
dated [●] 2024 (the Agreement)
1.We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.We confirm that: [Insert details of covenants to be certified]
3.We confirm that the following are Material Companies [•].
4.[We confirm that no Default is continuing.]5
5.[The aggregate market value of the product delivered to non-Restricted Companies pursuant to the Streaming Transactions permitted under the definition of Permitted Disposal during the relevant Financial Year is [●].]**
6.[The total market value of inventory and commodities delivered pursuant to Permitted Inventory Transactions during the relevant Financial Year and the total book value of receivables disposed of pursuant to such transactions during that Financial Year is [●].]**

Signed:
	Director (Chief Financial Officer)	Director
	of	of
	[insert name of the Company at the time]	[insert name of the Company at the time]

[insert applicable certification language]

for and on behalf of
*     If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
**    To be included with the Annual Financial Statements only.
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[insert name of the Company at the time]

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60.SCHEDULE 9
LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Arranger]
To:

[insert name of Potential Lender]

Re:    The Facility

Company: Sibanye Stillwater Limited (the “Company”) Date: Amount: Agent: [•] as Agent

Dear Sirs
We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information with the knowledge and approval of the Company, by your signature of a copy of this letter you agree as follows:
(A)CONFIDENTIALITY
1.CONFIDENTIALITY UNDERTAKING
You undertake:
1.1to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph (A)2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;
1.2to keep confidential and not disclose to anyone except as provided for by paragraph (A)2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;
1.3to use the Confidential Information only for the Permitted Purpose; and
1.4to use all reasonable endeavours to ensure that any person to whom you disclose any information in accordance with paragraph 2 below (unless disclosed under paragraph 2.2) acknowledges and complies with the provisions of this letter as if that person were also party to it.
2.PERMITTED DISCLOSURE
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We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph (A)1.2 above as you shall consider appropriate:
2.1to your Affiliates and their officers, directors, employees, professional advisers and auditors if any person to whom the Confidential Information is to be given pursuant to this paragraph (A)2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
2.2to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and
2.3with the prior written consent of us and the Company.
3.NOTIFICATION OF DISCLOSURE
You agree (to the extent permitted by law and regulation) to inform us:
3.1of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (A)2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
3.2upon becoming aware that Confidential Information has been disclosed in breach of this letter.
4.RETURN OF COPIES
If you do not participate in the Facility and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph (A)2.2 above.
5.CONTINUING OBLIGATIONS
The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in Part A of this letter shall cease on the earlier of (a) the date on which you become a
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party to the Facility Agreement or (b) the date falling twelve months after the date of your final receipt (in whatever manner) of any Confidential Information.
6.NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC
You acknowledge and agree that:
6.1neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and
6.2we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.
7.ENTIRE AGREEMENT; No Waiver; Amendments, etc
7.1This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
7.2No failure to exercise, nor any delay in exercising any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.
7.3The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.
8.INSIDE INFORMATION
You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.
9.NATURE OF UNDERTAKINGS
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The undertakings given by you under Part A of this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group.
(B)MISCELLANEOUS
1.THIRD PARTY RIGHTS
1.1Subject to this paragraph (B)1 and to paragraphs (A)6 and (A)9, a person who is not a party to this letter has no right to enforce or to enjoy the benefit of any term of this letter.
1.2The Relevant Persons and each member of the Group may enjoy the benefit of the terms of paragraphs (A)6 and (A)9 subject to and in accordance with this paragraph (B)1.
1.3Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.
2.GOVERNING LAW AND JURISDICTION
2.1This letter and the agreement constituted by your acknowledgement of its terms (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by South African law.
2.2The parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg (or any successor to that division) in regard to any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).
3.DEFINITIONS
In this letter (including the acknowledgement set out below):
3.1“Affiliate” means each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 71 of 2008).
3.2“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents and/or the Facility which is provided to you in relation to the Finance Documents or Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
3.2.1is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or
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3.2.2is identified in writing at the time of delivery as non-confidential by us or our advisers; or
3.2.3is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
3.3“Facility Agreement” means the facility agreement entered into or to be entered into in relation to the Facility.
3.4“Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facility, whether as initial lender or by way of cession, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.
3.5“Finance Documents” means the documents defined in the Facility Agreement as Finance Documents.
3.6“Group” means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2008).
3.7“Obligor” means a borrower or a guarantor under the Facility Agreement.
3.8“Permitted Purpose” means considering and evaluating whether to enter into the Facility.
3.9Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

…................................
For and on behalf of
[Arranger]

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To:    [Arranger]
The Company and each other member of the Group
We acknowledge and agree to the above:
…................................
For and on behalf of
[Potential Lender]

61.
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62.SCHEDULE 10
TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9:30am
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ Participation)	U-3 noon
JIBAR is fixed	Quotation Day 11.00 a.m.
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 12.1 (Unavailability of Screen Rate)	Noon in Johannesburg on the Quotation Day in respect of JIBAR

“U”    =    the date of the proposed Utilisation.

63.
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64. SCHEDULE 11
FORM OF ACCORDION INCREASE REQUEST
From:    [Company]
To:    [Agent]
Dated:
Dear Sirs
Sibanye Stillwater Limited – ZAR6,000,000,000 Revolving Credit Facility Agreement
dated [●] (the Agreement)
1.We refer to the Agreement. This is an Accordion Increase Request. Terms defined in the Agreement have the same meaning in this Accordion Increase Request unless given a different meaning in this Accordion Increase Request.
2.We wish to request an increase of the Total Commitments on the following terms:

1.Proposed Accordion Increase Date:	1.[] (or, if that is not a Business Day, the next Business Day)
1.Accordion Increase Amount:	1.ZAR[]
1.Total Commitments following increase:	1.ZAR[]

3.The Accordion Increase Amount will be met by the following Accordion Increase Lenders increasing their Facility and/or acceding to the Agreement in respect of those Commitments (as applicable) set out below:

Accordion Increase Lender	Current Commitment (if applicable)	Commitment after increase
[]	[]	[]
[]	[]	[]
4.This Accordion Increase Request is irrevocable.
Yours faithfully

authorised signatory for
[Company]
65.
167167
Sibanye ZAR RCF

66.SCHEDULE 12
FORM OF ACCORDION INCREASE CONFIRMATION

To:    [] as Agent and [] as Company
From:    [the Accordion Increase Lender] (the Accordion Increase Lender)
Dated:

Sibanye Stillwater Limited – ZAR6,000,000,000 Revolving Credit Facility Agreement
dated [●] (the Agreement)
1.We refer to the Agreement. This is an Accordion Increase Confirmation. Terms defined in the Agreement have the same meaning in this Accordion Increase Confirmation unless given a different meaning in this Accordion Increase Confirmation.
2.We refer to Clause 2.2 (Accordion option) of the Agreement.
3.The Accordion Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.
4.The proposed date on which the increase in relation to the Accordion Increase Lender and the Relevant Commitment is to take effect (the Accordion Increase Date) is [].
5.On the Accordion Increase Date, the Accordion Increase Lender becomes party to the relevant Finance Documents as a Lender. The New Lender agrees that it shall assume the same obligations towards each other Finance Party under the Finance Documents as if it had been an original party to the relevant Finance Document.
6.[The Facility Office and address, email address and attention details for notices to the Accordion Increase Lender for the purposes of Clause 32.2 (Addresses) of the Agreement are set out in the Schedule hereto.]
7.[The Accordion Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that is [a Qualifying Lender (other than a Treaty Lender)]/[a Treaty Lender]/[not a Qualifying Lender].
8.The Accordion Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in Clause 2.2.10 (Accordion option) of the Agreement.
9.This Accordion Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
168168
Sibanye ZAR RCF

10.This Accordion Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by South African law.
THE SCHEDULE
Relevant commitment/rights and obligations to be assumed by the accordion increase lender
[insert relevant details]
[facility office address, email address and attention details for notices and account details for payments]

[Accordion Increase Lender]
By: This Accordion Increase Confirmation is accepted as an Accordion Increase Confirmation for the purposes of the Agreement by the Agent and the Accordion Increase Date is confirmed as [].

Agent
By:
67.
169169
Sibanye ZAR RCF

68.SCHEDULE 13
FORM OF EXTENSION CONFIRMATION
To: [●] as Agent and [●] as Company
From: [insert name of Lender agreeing to Extension Request]
Dated:
Dear Sirs
Sibanye Stillwater Limited – ZAR6,000,000,000 Revolving Credit Facility Agreement
dated [●] (as amended and restated) (the Agreement)
1.We refer to the Agreement and the Extension Request from the Company dated [●]. This is an Extension Confirmation. Terms defined in the Agreement have the same meaning in this Extension Confirmation unless given a different meaning in this Extension Confirmation.
2.We confirm our approval of the Extension Request and accordingly the Termination Date with respect to our Commitment shall be extended to [●] unless the Company elects to withdraw the Extension Request in accordance with Clause 6.2.8 (Extension option) of the Agreement.

[insert name of the Lender]

69.
170170
Sibanye ZAR RCF

70.SCHEDULE 14
FORM OF SUSTAINABILITY PERFORMANCE CERTIFICATE
To: [] as Sustainability Agent
From: [] as Company
Dated:
Dear Sirs
Sibanye Stillwater Limited – ZAR6,000,000,000 Revolving Credit Facility Agreement dated [●] (as amended and restated) (the Agreement)
1.We refer to the Agreement. Unless stated otherwise, capitalised terms used herein, shall have the same meaning as ascribed to the term in the Agreement.
2.This is a Sustainability Performance Certificate.
3.We have monitored and reported on our performance in relation to the Sustainability Performance Targets of the Group and set out the performance with respect to each of the Sustainability KPIs below.
4.We confirm that for the period from [] to [] (the Relevant Sustainability Performance Period) the performance of the Group with respect to each of the Sustainability KPIs is as follows:
4.1Performance with respect to Sustainability KPI 1: []
4.2Performance with respect to Sustainability KPI 2: []
4.3[Performance with respect to Sustainability KPI 3: []]
5.Further detail on the Group's performance with respect to the Sustainability KPIs can be found in the attached Sustainability Report (including the Limited Assurance Statement contained therein) and is summarised as follows:
5.1Sustainability KPI 1 and related Sustainability Performance Target has been met for the Relevant Sustainability Performance Period: [Yes/No]
5.2Sustainability KPI 2 and related Sustainability Performance Target has been met for the Relevant Sustainability Performance Period: [Yes/No]
5.3[Sustainability KPI 3 and related Sustainability Performance Target has been met for the Relevant Sustainability Performance Period: [Yes/No]]
6.On the basis of paragraph 5 above [insert number] Sustainability Performance Targets in respect of the Sustainability KPIs in respect of the Relevant Sustainability Performance Period have been met, and therefore the aggregate Margin Sustainability Adjustment for the first Sustainability Margin Adjustment Period commencing after the Relevant Sustainability Performance Period is [].
171171
Sibanye ZAR RCF

……………………………………………
Director
for and on behalf of []
By:

……………………………………………
Director
for and on behalf of []
By:
Attachments:
Sustainability Report (including the Limited Assurance Statement)

172172
Sibanye ZAR RCF

71.SCHEDULE 15
LITIGATION
7.Notice from Appian Capital to commence legal proceedings
1.On 26 October 2021, the Company entered into share purchase agreements to acquire the Santa Rita nickel mine and Serrote copper mine (the Atlantic Nickel SPA and the MVV SPA, respectively) from affiliates of Appian Capital Advisory LLP (Appian). Subsequent to signing the agreements, Appian informed the Company that a geotechnical event had occurred at the Santa Rita open pit operation.
2.After becoming aware of the geotechnical event, the Company assessed the event and its effect and concluded that the event was and was reasonably expected to be material and adverse to the business, financial condition, results of operations, the properties, assets, liabilities or operations of Santa Rita. Accordingly, pursuant to the terms of the Atlantic Nickel SPA, on 24 January 2022, the Company gave notice of termination of the Atlantic Nickel SPA. As the MVV SPA was conditional on the closing of the Atlantic Nickel SPA, which had become impossible to satisfy, on the same date Company also gave notice of termination of the MVV SPA.
3.On 27 May 2022, Appian initiated legal proceedings before the High Court of England and Wales against the Company. On 3 August 2022, the Company filed its defence. The Company’s view is that the Atlantic Nickel SPA and the MVV SPA were rightfully terminated and the Company is confident that the claim will be defended successfully. The proceedings are in early stages and additional information and estimates of potential outcomes are unavailable.
173173
Sibanye ZAR RCF